Exhibit 99.1

THIS IS AN IMPORTANT DOCUMENT THAT REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to how to deal with this document, you should consult your financial or other professional adviser as soon as possible. BIDDER’S STATEMENT OUTBACK SHALE HUNTER PTY LTD ACN 169 963 820 (Outback Shale Hunter) a wholly owned subsidiary of MAGNUM HUNTER RESOURCES CORPORATION a Delaware corporation (Magnum Hunter) to acquire all of your ordinary shares in AMBASSADOR OIL AND GAS LIMITED ACN 152 595 429 (Ambassador) An unconditional offer of 1 share of Magnum Hunter common stock for every 23.6 Ambassador Shares that you hold AUSTRALIAN LEGAL ADVISER US LEGAL ADVISER

MAGNUM HUNTER RESOURCES CORPORATION

BIDDER’S STATEMENT OUTBACK SHALE HUNTER

TABLE OF CONTENTS

1	Important Information	3
2	Chairman’s Letter	8
3	Investment overview	10
4	Summary of the Offer and How to Accept	18
5	Reasons to accept the Offer	21
6	Risk factors	24
7	Magnum Hunter and Outback Shale Hunter	37
8	Magnum Hunter’s Projects and Interests	47
9	Magnum Hunter Financial Information	61
10	Ambassador	68
11	Magnum Hunter’s Intentions for Ambassador	71
12	Securities in Ambassador	73
13	Information on Magnum Hunter Stock	74
14	Taxation considerations	81
15	Terms of the Offer	89
16	Other material information	99
17	Definitions and Interpretation	110
18	Approval of Bidder’s Statement	116
19	Definitions:	129
20	Conditions:	130
Annexure A — Trading Your Consideration Stock		117
Annexure B — Comparison of relevant companies and securities laws and listing rules applying to Magnum Hunter in the United States and Australia		119
Annexure C — Announcements in relation to the Offer		125
Annexure D — Ambassador Announcements since 23 May 2014		136

Notice to U.S. Shareholders. The Offer described in this Bidder’s Statement is for the securities of a non-U.S. company. The Offer is subject to disclosure requirements of a country that are different from those of the United States. Some of the financial statements included in this Bidder’s Statement have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies. You should be aware that Magnum Hunter may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

Corporate Directory

OUTBACK SHALE HUNTER PTY LTD

c/o Norton Rose Fulbright Australia

Level 18

Grosvenor Place

225 George Street

Sydney NSW 2000

Australia

DIRECTORS OF OUTBACK SHALE HUNTER

Gary C. Evans

Jeff Swanson

Barry J. Casson

COMPANY SECRETARY OF OUTBACK SHALE HUNTER

Barry J. Casson

MAGNUM HUNTER RESOURCES CORPORATION

777 Post Oak Blvd., Suite 650
Houston, Texas, USA 77056

DIRECTORS OF MAGNUM HUNTER

Gary C. Evans (Chairman and Chief Executive Officer)

J. Raleigh Bailes

Victor Carrillo

Rocky L. Duckworth

Stephen C. Hurley

Joe L. McClaugherty

Jeff Swanson

AUDITORS OF MAGNUM HUNTER GROUP

BDO USA, LLP

700 N. Pearl Street

Dallas, Texas, USA 75201

AUSTRALIAN LEGAL ADVISER IN RELATION TO THE OFFER

Norton Rose Fulbright Australia

Level 18

Grosvenor Place

225 George Street

Sydney NSW 2000

Australia

US LEGAL ADVISER IN RELATION TO THE OFFER

Bracewell & Giuliani LLP

711 Louisiana Street

Suite 2300

Houston, Texas USA 77002-2770

OFFER REGISTRY

Link Market Services Limited

Level 12, 680 George Street

Sydney NSW 2000

1                                        Important Information

1.1                              Important Dates

Date of announcement of Takeover Bid	10 June 2014

Date of Bidder’s Statement and lodgement with ASIC	20 June 2014

Opening date of Offer	23 June 2014

Closing date of Offer (unless extended)	23 July 2014

1.2                              Important Contacts

Offer Registry

Link Market Services Limited

Level 12, 680 George Street

Sydney NSW 2000

Australia

1.3                              Role of ASIC

This Bidder’s Statement is dated 20 June 2014 and is given by Outback Shale Hunter (a wholly owned subsidiary of Magnum Hunter) to Ambassador under Part 6.5 of the Corporations Act.  It was lodged with ASIC on the same date.  ASIC takes no responsibility for the content of this Bidder’s Statement.

1.4                              Investment Decisions

This Bidder’s Statement does not take into account your individual investment objectives, financial situation or particular needs.  You may wish to obtain professional investment, financial and taxation advice before deciding whether or not to accept the Offer.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial or professional adviser.

It should be remembered that the price of securities and the income from them can go down as well as up.

1.5                              Available Information on Magnum Hunter

Magnum Hunter regularly publishes information relevant to stockholders on its website www.magnumhunterresources.com. Additionally, Magnum Hunter is subject to the information reporting requirements of the US securities laws. Magnum Hunter files reports, proxy statements and other information with the SEC. Such information is available free of charge at www.sec.gov.

This Bidder’s Statement may not contain all of the information that may be important to you. Before deciding whether or not to accept the Offer, you should carefully read this Bidder’s Statement together with Magnum Hunter’s Annual Report on Form 10-K for the year ended 31 December 2013, its Quarterly Report on Form 10-Q for the quarter ended 31 March 2014, and its Current Reports on Form 8-K that have been filed since the filing of Magnum Hunter’s Form 10-K on 25 February 2014.

1.6                              SEC and New York Stock Exchange Matters

After the Bidder’s Statement is lodged with ASIC, Magnum Hunter will file a copy of the Bidder’s Statement with the SEC and post a copy of the SEC filing on Magnum Hunter’s website (www.magnumhunterresources.com). It is expected that a copy of this Bidder’s Statement will be posted to Ambassador Shareholders forthwith.  Following the date of this Bidder’s Statement, Magnum Hunter will make an application to the NYSE for the Consideration Stock to be listed on the NYSE. If granted, the approval of the NYSE for the listing of the Consideration Stock is not to be taken as an indication of the merits of the Offer, Magnum Hunter or its Subsidiaries (including Outback Shale Hunter) or the Consideration Stock. None of the SEC, the NYSE nor any regulatory information service shall assume any responsibility for the correctness of any of the statements made, reports contained/referred to, or opinions expressed in this Bidder’s Statement.

1.7                              Responsibility for Information in this Bidder’s Statement

Outback Shale Hunter is responsible for the contents of the Bidder’s Statement.

The information set out in this Bidder’s Statement in relation to Ambassador has been prepared by Magnum Hunter and Outback Shale Hunter using publicly available information, which has not been independently verified.  Accordingly, Magnum Hunter and Outback Shale Hunter do not, subject to the Corporations Act, make any representations or warranties, express or implied, as to the accuracy or completeness of such information.

To the extent that it incorporates or reflects information on Ambassador, the information on the merged Magnum Hunter and Ambassador group in this Bidder’s Statement has been prepared by Magnum Hunter and Outback Shale Hunter using publicly available information.  Accordingly, information on the merged Magnum Hunter and Ambassador group is subject to the foregoing disclaimer to that extent.

Further information relating to Ambassador’s business will be included in the Target’s Statement.

1.8                              Historical Financial Information

The historical financial information in Section 9 of this Bidder’s Statement has been prepared and presented in accordance with US GAAP and is presented in US dollars.

1.9                              Reserve Information

The estimates of Magnum Hunter’s oil and natural gas reserves included in this Bidder’s Statement are based on many assumptions that may turn out to be inaccurate. Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development, prices of oil and natural gas and other factors. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of Magnum Hunter’s estimated reserves. Please refer to Section 8 for further information on this and other risks associated with an investment in Magnum Hunter. All references to reserves should be read in conjunction with the Independent Engineer Reserve Report for the year ended 31 December 2013 prepared by CG&A filed as Exhibit 99.1 to Magnum Hunter’s 2013 Annual Report on Form 10-K filed with the SEC on 25 February 2014.

The technical persons responsible for preparing Magnum Hunter’s proved reserves estimates meet the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and have sufficient experience that is relevant to Magnum Hunter’s reserves to qualify as a Reserves and Resources Evaluator as defined in the ASX Listing Rules. All of Magnum Hunter’s reserve estimates are reviewed and approved by Magnum Hunter’s vice president of reservoir engineering. Reserve estimates for each of Magnum Hunter’s divisions are also reviewed and approved by the president of that division. Information of a scientific or technical nature in relation to Magnum Hunter in this Bidder’s Statement was prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers, SPE-PRMS and the Guidelines for Application of the Petroleum Resources Management System (November 2011 edition).

Information of a scientific or technical nature in this Bidder’s Statement in respect of Ambassador has been extracted without material adjustment from information which Ambassador has publicly stated has been verified by and prepared by Mr Guistino Guglielmo BEng (mech) MSPE FIEAust,  in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and SPE-PRMS and the Guidelines for Application of the Petroleum Resources Management System (November 2011 edition). See Ambassador’s Quarterly Report ASX release dated 28 April 2014 for detailed information relating to PEL 570, including all material assumptions and technical parameters underpinning such resource estimates.

1.10                       Forward Looking Statements

This Bidder’s Statement contains forward looking statements which are not based solely on historical facts but are based on current expectations about future events and results. These forward looking statements are subject to inherent risks and uncertainties. Such risks and uncertainties include factors and risks specific to the industries in which the Magnum Hunter Group and Ambassador operate, as well as general economic conditions, prevailing exchange rates and interest rates, conditions in financial markets, government policies and regulation, competitive pressures and changes in technology. Actual events or results may differ materially from the expectations expressed or implied in such forward looking statements.

None of Outback Shale Hunter, the other members of the Magnum Hunter Group or their respective directors, officers, employees or advisers makes any representation or warranty (express or implied) as to the accuracy or likelihood of fulfillment of any forward looking statement, or any events or results expressed or implied in any forward looking statement, except to the extent required by law.

Outback Shale Hunter has no intention to update or revise forward looking statements or to publish prospective financial information in the future, regardless of whether new information, future events or any other factors affect the information contained in this Bidder’s Statement, except to the extent required by law.

Accordingly, you are cautioned about relying on forward looking statements contained in this Bidder’s Statement.

1.11                       Foreign Shareholders

The distribution of this Bidder’s Statement in jurisdictions outside Australia may be restricted by law and persons who come into possession of this Bidder’s Statement should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of applicable securities laws.

This Bidder’s Statement does not constitute an Offer to acquire Ambassador Shares from any Ambassador Shareholder in any jurisdiction in which to do so would be illegal. Where any holder is acting as a nominee for a foreign person, that holder, in dealing with its beneficiary, will need to assess whether indirect participation by the beneficiary in the Offer is permitted by applicable foreign laws.

In particular, the Consideration Stock will not be registered under the US Securities Act and may not be re-offered or re-sold in the United States unless the Consideration Stock is registered under the US Securities Act, or an exemption from the registration requirements of the US Securities Act is available.

This Bidder’s Statement has been prepared having regard to Australian disclosure requirements. These disclosure requirements may be different from those in other countries. If you are not an Australian resident taxpayer or are liable for tax outside Australia, it is important that you seek specific tax advice in relation to the Australian and overseas tax consequences of the Offer.

U.S. shareholders should refer to the Notice to U.S. shareholders on page 1 of this Bidder’s Statement. Refer to Section 15.8 for information about the issue of Consideration Stock to foreign persons.

1.12                       Photographs and Diagrams

Maps, photographs and diagrams used in this Bidder’s Statement that do not have descriptions are illustrative only and should not be interpreted to mean that any person shown in them endorses this Bidder’s Statement or its contents or that the assets shown in them are owned by Magnum Hunter. Diagrams used in this Bidder’s Statement are illustrative only and may not be drawn to scale.  Unless otherwise stated, all data in graphs, tables and diagrams is based on information available at the date of this Bidder’s Statement.

1.13                       Currency

Unless otherwise stated, the exchange rate used in this Bidder’s Statement is the 4pm (Australian Eastern Standard Time) fixing published on the website of ACI Australia (http://aciaustralia.com.au/) on the last practicable day before the date of the Bidder’s Statement, being 1 Australian Dollar per 0.9337 US Dollar and being 18 June 2014.  The financial amounts in this Bidder’s Statement are expressed in Australian dollars unless stated otherwise.

1.14                       Effect of Rounding

A number of figures, amounts, percentages or estimates and calculations of value in the Bidder’s Statement may be subject to the effect of rounding.

1.15                       Privacy

If you accept the Offer you will provide personal information to Magnum Hunter, the Offer Registry and the Share Registry. This enables your Acceptance Form to be processed, you to be registered as a holder of Magnum Hunter Stock, and to enable Magnum Hunter to contact you. Magnum Hunter may from time to time be required to disclose your personal information to regulators, such as ASIC, the SEC, or the NYSE, where necessary for the purposes of the Offer or as required by law. Magnum Hunter, the Offer Registry and the Share Registry may disclose your personal information to its agents and service providers as authorised by the Privacy Act 1988 (Cth) and U.S. federal and state laws and regulations governing privacy or for purposes required by the SEC or NYSE rules. You may access your personal information by contacting the Offer Registry or Share Registry and may request corrections to such personal information.

1.16                       Risks

It is important that you read this Bidder’s Statement carefully and in full before deciding whether to accept the Offer. In particular, in considering the prospects of Magnum Hunter, you should consider the risk factors that could affect the financial performance of Magnum Hunter. You should carefully consider these factors in light of your investment objectives, financial situation and particular needs (including financial and taxation issues) and seek professional advice from your accountant, financial adviser, broker, lawyer or other professional adviser before deciding whether to accept the Offer. Some of the risk factors that should be considered by prospective investors are set out in Section 6. There may be risk factors in addition to these that should be considered in light of your personal circumstances.

1.17                       No Guarantees or Representations

No person named in this Bidder’s Statement, including Magnum Hunter and Outback Shale Hunter, nor any other person, guarantees the performance of Magnum Hunter, the repayment of capital by Magnum Hunter, the market price of Magnum Hunter Stock or the payment of a return on the Consideration Stock.

No person is authorised to give any information or make any representation in connection with the Offer which is not contained in this Bidder’s Statement. Any information or representation not so contained may not be relied on as having been authorised by Magnum Hunter, the Magnum Hunter Directors, Outback Shale Hunter or the Outback Shale Hunter Directors.

1.18                       Glossary

Please refer to the glossary in Section 17 for terms and abbreviations used in this Bidder’s Statement.

2                                        Chairman’s Letter

A MESSAGE FROM THE CHAIRMAN OF MAGNUM HUNTER AND OUTBACK SHALE HUNTER

Dear Ambassador Shareholder,

Unconditional Offer for Your Ambassador Shares

Outback Shale Hunter, a wholly owned subsidiary of Magnum Hunter, is offering 1 Share of Magnum Hunter common stock for every 23.6 Ambassador Shares that you own. I would like to outline the reasons why we believe you should accept this Offer:

•                                         The Offer represents an attractive premium of 91% to Ambassador’s closing Share price of A$0.195 per Share on 23 May 2014, the day prior to Ambassador entering a trading halt in relation to the Drillsearch Offer, and a 15% premium over the value of the Drillsearch Offer as of 18 June 2014.

•                                         Magnum Hunter’s management team has extensive experience in the exploration, appraisal and development of shale resources, with a track record of delivering reserves and production growth significantly above the industry norm.

•                                         It is our belief that the combination of Magnum Hunter’s shale expertise, which includes horizontal drilling and fracture stimulation technology, and Ambassador’s attractive asset base provide a compelling value creation opportunity for both Magnum Hunter and Ambassador Shareholders.

•                                         Ambassador Shareholders have the opportunity to benefit from exposure to Magnum Hunter’s significant portfolio of US upstream and midstream assets, and the opportunity to participate in the upside potential of Magnum Hunter’s premier asset base.

•                                         We will appoint an international brokerage firm with the capability to sell Magnum Hunter Stock to assist those Ambassador Shareholders who wish to sell the Magnum Hunter Stock they receive as consideration for their Ambassador Shares. This sale process will be undertaken on a best endeavours basis.(1)

Magnum Hunter believes its common stock represents a more attractive investment than Drillsearch ordinary shares. In particular:

•                  Magnum Hunter’s average daily production rate for the quarter ended 31 March 2014 was 86% higher than that of Drillsearch. Magnum Hunter’s production rate is estimated to double again within the next six months;

•                  Current market capitalization of Magnum Hunter is more than two-and-a-half times greater than that of Drillsearch;

•                  Enterprise value of Magnum Hunter as of 31 March 2014 is over four times greater than that of Drillsearch;

•                  Diversified asset base at Magnum Hunter in three of the most prolific shale resource basins in the United States compared to Drillsearch’s geographically concentrated single-basin asset portfolio; and

•                  2014 year-to-date average daily trading volume of Magnum Hunter Stock is approximately twice that of Drillsearch in terms of volume, and eleven times larger in terms of dollar value.

(1)  The international brokerage firm will offer and sell the Magnum Hunter Stock only outside the United States to non-U.S. persons in compliance with Regulation S under the US Securities Act. The ultimate price achieved for each Share of Magnum Hunter common stock through this process will vary, and may reflect a discount to market prices as a result of transfer restrictions on the Magnum Hunter Stock sold pursuant to the Sale Facility imposed by US securities laws and regulations. See Section 15.9 of this Bidder’s Statement for further details on the Sale Facility.

There are also some potential risks associated with the Offer and becoming a holder of Magnum Hunter Stock. A summary of these risks are set out in Section 6 of this Bidder’s Statement.

The Magnum Hunter and the Outback Shale Hunter Boards believe that this Offer presents a compelling opportunity for Ambassador Shareholders not only to retain an interest in Ambassador’s projects but also to gain exposure to the Magnum Hunter business.

As I mentioned in the announcement of our intention to make a takeover bid on 10 June 2014:

“The Board of Directors and management team of Magnum Hunter recently made a decision to increase our exposure to a very specific region in Australia where we have already established a presence.  Our decision was made based upon a combination of factors, which include the following:  (i) geological interpretation; (ii) substantial land position (shale scale); (iii) existing infrastructure; (iv) gas price and immediate exposure to international takeaway markets; (v) and most importantly, significant upside potential for our shareholders.  We are not budgeting any cash expenditures on behalf of Magnum Hunter surrounding this investment in Australia for calendar year 2014.  We believe that the knowledge we have gained over the past five years in successfully exploring the Eagle Ford, Bakken, Marcellus and Utica Shale Plays is transferrable to the Cooper Basin of Australia.  As we have learned from our exposure to shale plays in the United States, early movers have the greatest opportunity for eventual success.”

I encourage you to carefully read this Bidder’s Statement and to accept the Offer without delay.  Our Offer will be open for acceptance from 23 June 2014 until 7:00pm (Sydney time) on 23 July 2014 (unless extended). If you have any questions regarding the Offer, you should call the Offer Information Line on 1300 553 490.

We look forward to receiving your acceptance and welcoming you as a stockholder in Magnum Hunter.

Yours sincerely,

Gary C. Evans
Chairman and Chief Executive Officer
Magnum Hunter
Outback Shale Hunter

3                                        Investment overview

3.1                              Summary of the Offer

What is the Offer?	Outback Shale Hunter, a wholly owned subsidiary of Magnum Hunter, is offering to acquire your Ambassador Shares, on the terms of the Offer.	See Section 15 for details of the Offer.

What consideration will I receive if I accept the Offer?

If you accept the Offer, you will be issued 1 Share of Magnum Hunter common stock for every 23.6 Ambassador Shares you own, rounded to the nearest whole share of Magnum Hunter common stock.

You can elect to participate in the Sale Facility, under which your Consideration Stock will be issued to the Sale Facility Agent to sell and the proceeds (net of any costs and expenses) will be remitted to you.

See Section 15.2 for details of the consideration and section 15.9 for details of the Sale Facility.

Who is Magnum Hunter and what does it do?

Magnum Hunter is a US, publicly traded independent oil and gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. It is presently active in what it believes to be three of the most prolific unconventional shale resource plays in the United States, specifically, the Marcellus Shale in West Virginia and Ohio; the Utica Shale in southeastern Ohio and western West Virginia; and the Williston Basin/Bakken Shale in North Dakota. It is also engaged in midstream and oilfield services operations, primarily in West Virginia and Ohio.

Magnum Hunter regularly publishes information relevant to stockholders on its website www.magnumhunterresources.com. Additionally, Magnum Hunter is subject to the information reporting requirements of the US securities laws. Magnum Hunter files reports, proxy statements and other information with the SEC. Such information is available free of charge at www.sec.gov.

See Section 7 for details regarding Magnum Hunter.

What is the value of the Offer?

If you accept the Offer, the value of the consideration you will receive under the Offer will depend on the price of Magnum Hunter Stock at the time the Consideration Stock is allotted and issued to you under the Offer.

For example, based on the exchange rate of 1 Australian Dollar per 0.9337 US Dollars and using a closing price of US$8.21 of Magnum Hunter Stock traded on the NYSE on 18 June 2014, which is the latest practicable date before the date of this Bidder’s Statement, this results in an implied value under the Offer of A$0.373  per Ambassador Share.  However, the implied value of the Offer may change as a result of changes in the market price of Magnum Hunter Stock and fluctuations in the Australian dollar and US dollar exchange rates.

If you are an Ineligible Foreign Shareholder, or elect

to participate in the Sale Facility, the amount of cash you are paid for your Consideration Stock will depend on the price received for the Consideration Stock when it is sold by the Sale Facility Agent and the prevailing currency exchange rate. There is no certainty as to what that price and exchange rate may be and this will affect the amount that you will be paid.

Why should I accept the Offer?

Magnum Hunter believes the Offer represents an attractive value for your Ambassador Shares.

Magnum Hunter’s management team has extensive experience in the evaluation, exploration, appraisal and development of shale plays, and will leverage this expertise in an effort to create further value in Ambassador’s asset base.

Ambassador shareholders have the opportunity to gain exposure to a US shale player with a track record of reserves and production growth.

Ambassador Shareholders can also elect to participate in the Sale Facility and receive the cash proceeds from the sale of their Consideration Stock (less costs and expenses of the sale).

See Section 5 for more information about why you should accept the Offer.

Is the Offer subject to conditions?

No, the Offer is unconditional. This means that if you accept the Offer, Outback Shale Hunter will acquire your Ambassador Shares and you will be issued Consideration Stock, unless you elect to participate in the Sale Facility.

What happens if I am an Ineligible Foreign Shareholder?

If you are a person whose address as shown in the register of members of Ambassador is in a jurisdiction other than Australia and its external territories or the United States and the law of that jurisdiction makes it, in the reasonable opinion of Outback Shale Hunter, unlawful or too onerous for Outback Shale Hunter to make the Offer to you and to procure that Magnum Hunter issue you Consideration Stock then you will be taken to be an “Ineligible Foreign Shareholder”. If you are an Ineligible Foreign Shareholder and accept the Offer, you will not receive any Consideration Stock. Instead, you will be paid the net proceeds of the sale (in Australian dollars) by the Sale Facility Agent of the Consideration Stock you would have otherwise been entitled to receive under the Offer. Participation in the Sale Facility may result in your receipt of net cash proceeds that are less than the market value of the Magnum Hunter Stock you otherwise would have been entitled to receive.

See Section 15.8 for details regarding Ineligible Foreign Shareholders.

What if I don’t want Magnum Hunter Stock?

If you would prefer to receive cash than hold Magnum Hunter Stock, you can elect to participate in the Sale Facility. Under the Sale Facility, the Consideration Stock to which you would otherwise be entitled will be issued to the Sale Facility Agent and sold. The proceeds of that sale will be remitted to you (less any costs and expenses of the sale) after such sale has been completed. Participation in the Sale Facility may result in your receipt of net cash proceeds that are

See Section 15.9 for details regarding the Sale Facility.

less than the market value of the Magnum Hunter Stock you otherwise would have been entitled to receive.

Where can I get more information?	You can contact the Offer Information Line on 1300 553 490, or contact your financial or legal advisor.

3.2                              Overview of Magnum Hunter

Who is making the Offer?

Outback Shale Hunter is the company making the Offer. Outback Shale Hunter is a wholly owned subsidiary of Magnum Hunter. Although the Offer is being made by Outback Shale Hunter, Magnum Hunter and Outback Shale Hunter have agreed that Magnum Hunter will issue the Consideration Stock to Ambassador Shareholders.

See Section 7 for further details about Outback Shale Hunter and Magnum Hunter.

Who is Magnum Hunter?

Magnum Hunter is a company incorporated in the United States and whose shares of common stock are listed on the NYSE (NYSE Ticker: MHR). On the latest practicable date before the date of this Bidder’s Statement (being 18 June 2014), Magnum Hunter had an equity market capitalization of approximately A$1.7 billion.

See Section 7 (for a general outline of Magnum Hunter and its business), Section 8 (for more information about Magnum Hunter’s oil and gas projects and interests), Section 9 (for details about Magnum Hunter’s financial information) and Section 16 (for additional information about Magnum Hunter).

What are Magnum Hunter’s and Outback Shale Hunter’s intentions for Ambassador?

It is the present intention of Magnum Hunter and Outback Shale Hunter, that subject to Outback Shale Hunter acquiring a controlling interest of Ambassador, to:

•                  undertake a review of Ambassador’s operations in PEL 570 and PEL 516. In respect of PEL 570, Magnum Hunter and Outback Shale Hunter intend for Ambassador to continue the active development of Ambassador’s assets and farm-out arrangement with New Standard. In respect of PEL 516, Magnum Hunter and Outback Shale Hunter will determine whether Ambassador will continue the development of these assets after the review;

•                  undertake a review of the requirements for

See Section 11 for more information about Outback Shale Hunter’s intentions for Ambassador maintaining Ambassador’s head office presence in Australia, including its head office and local employee functions, and determine what actions, if any, are necessary with respect to Ambassador’s head office and its workforce; and

•                  replace all of the Ambassador Directors with Magnum Hunter Group nominees.

If Outback Shale Hunter obtains control of Ambassador but is not entitled to compulsorily acquire the outstanding Ambassador Shares, Magnum Hunter’s and Outback Shale Hunter’s intentions for Ambassador would include implementing the intentions outlined above, which are consistent with Outback Shale Hunter obtaining control of Ambassador.

Who are the Outback Shale Hunter Directors?	• Gary C. Evans • Jeff Swanson • Barry J. Casson	See Section 7.5 for further details about Gary C. Evans and Jeff Swanson and Section 7.6 for further details about Barry J. Casson.

Who are the Magnum Hunter Directors?	• Gary C. Evans (Chairman and Chief Executive Officer) • J. Raleigh Bailes • Victor Carrillo • Rocky L. Duckworth • Stephen C. Hurley • Joe L. McClaugherty • Jeff Swanson	See Section 7.5 for further details about each person.

Who are Magnum Hunter’s key management?	• Gary C. Evans • Joseph C. Daches • James W. Denny III • R. Glenn Dawson • H.C. “Kip” Ferguson III • Christopher T. Akers • Don L. Kirkendall	See Section 7.6 for further details about each person.

Who are the substantial shareholders of Magnum Hunter?

Magnum Hunter’s substantial shareholders (as reflected in the latest public filings with the SEC) include:

•                  Relational Investors LLC — 16.12%

•                  Aristeia Capital, L.L.C. — 7.69%

•                  BlackRock, Inc. — 5.04%

•                  The Vanguard Group — 4.81%

•                  Millennium Management LLC — 4.57%

See Section 7.9

• Gary C. Evans — 3.70%

Are there any differences between Australian and United States securities laws?

Yes, you should be aware that the companies and securities laws in the United States (where Magnum Hunter is incorporated and where Magnum Hunter Stock is listed for trading) are different than Australian companies securities laws and listing rules.

See Annexure B for a comparison table of some of the key securities laws and regulations between Australia and the United States.

3.3                              Questions about accepting the Offer

What choices do I have?

You have the following choices:

•                  accept the Offer and decide to be issued Consideration Stock;

•                  accept the Offer and elect to participate in the Sale Facility;

•                  sell your Ambassador Shares (unless you have previously accepted the Offer); or

•                  do nothing.

How do I accept the Offer?

To accept the Offer, you must correctly complete the accompanying Acceptance Form in accordance with the instructions or, if you have a CHESS Holding, provide your instructions to your Controlling Participant (normally your broker) and ensure that your Acceptance Form is received by the Offer Registry by the end of the Offer Period. If you wish to participate in the Sale Facility, you must ensure that you tick the box on the acceptance form.

See Section 15.4 for information about accepting the Offer and section 15.9 for information about the Sale Facility.

Where do I send the Acceptance Form?

The postal address for your acceptance is:

Link Market Services

Ambassador Oil & Gas Limited Takeover

Locked Bag A14

Sydney South NSW 1235

Use the envelope that has been supplied with this Bidder’s Statement and your personalised Acceptance Form.

See the accompanying Acceptance Form.

What is the Closing Date?	The Offer is scheduled to close 7:00pm (Sydney time) on 23 July 2014 unless extended or withdrawn in accordance with the Corporations Act.

What happens if I do not accept the Offer?

If you do not accept the Offer and you do not sell your Ambassador Shares, you will remain an Ambassador Shareholder and will not receive any Consideration Stock. However, if Magnum Hunter becomes entitled to compulsorily acquire your Ambassador Shares, it intends to do so. lf this occurs, Ambassador will receive the Consideration Stock as your trustee and

See Section 11.

you will receive the consideration at a later date than you would have received it if you had accepted the Offer. In that case, you will be required to make a claim on Ambassador, as trustee of your consideration, in order to receive the Consideration Stock for your Ambassador Shares at the conclusion of the compulsory acquisition process.

Can I withdraw my acceptance after I have accepted the Offer?	No. You cannot withdraw your acceptance of the Offer. As the Offer is unconditional, no right to withdraw arises under the Corporations Act.

Can I accept the Offer for part of my shareholding?	No. You may only accept the Offer for all your Ambassador Shares.	See Section 15.4.

Do I have to pay any brokerage fees if I accept the Offer?

You will not pay any brokerage fees if you accept the Offer and are entitled to receive Consideration Stock. However, you may need to pay brokerage fees if you wish to trade Consideration Stock you receive under the Offer. If you wish to trade your Consideration Stock on the NYSE, you should contact your broker who may charge a broker fee or other costs in connection with the trade.

If you elect to participate in the Sale Facility, you will receive the proceeds from the sale of the Consideration Stock to which you would otherwise be entitled less any customary costs and expenses of the sale.

If you hold your Ambassador Shares in a CHESS Holding your Controlling Participant may be entitled under your sponsorship agreement to charge you fees for processing an acceptance into the Offer.

If I accept the Offer when will I receive my Consideration Stock?	If you accept the Offer, Consideration Stock will be issued to you on or before the earlier of one month after the date of your acceptance or 21 days after the end of the Offer Period.	See Section 15.5

Will Consideration Stock be listed on the ASX?

No. If you accept the Offer, and subject to NYSE approval for listing on the NYSE of the Consideration Stock being obtained, the Magnum Hunter Stock you are issued will be listed for trading on the NYSE.

Magnum Hunter will, as soon as practicable after the date of this Bidder’s Statement, make an application to the NYSE for all of the Consideration Stock to be listed on the NYSE upon official notice of issuance prior to the closing of the Offer.

See Annexure A for more details on how you can deal with your Consideration Stock.

How do I trade my Consideration Stock on NYSE when I receive it?

Provided that the shares of Consideration Stock to which you are entitled upon acceptance of the Offer are not “restricted” shares for purposes of the US securities laws and you are not an affiliate of Magnum Hunter, you will be eligible to trade your Consideration Stock freely. Magnum Hunter Stock is regularly traded

See Annexure A

on the NYSE and is typically traded through a broker. If you wish to trade your Consideration Stock on the NYSE, you should contact your broker who may charge a broker fee or other costs in connection with the trade. If you wish to open a brokerage account, you can do this through AST Investor Services, LLC, an affiliate of American Stock Transfer & Trust Company, LLC, Magnum Hunter’s transfer agent. An AST Investor Services, LLC representative can be reached at +1 888 444 0057 or customerservice@astinvestor.com. You can also find additional information at www.astinvestor.com.

Please refer to Annexure A for more information on whether your Consideration Stock will be restricted or unrestricted shares.

Are there any difficulties in dealing with small parcels of Magnum Hunter Stock on the NYSE?

Magnum Hunter Stock is regularly traded on the NYSE but sales of small parcels of common stock may incur commission charges that are relatively high in comparison to the proceeds received.  This is because brokers may have a minimum commission charge that they apply to sales

What are the taxation implications of accepting the Offer?

Section 14 contains an overview of the Australian and US taxation implications of accepting the Offer.

Magnum Hunter recommends that you seek independent professional tax advice in relation to your own specific tax circumstances.

See Sections 14.1, 0.

3.4                              Overview of Risks

What are the risks if I accept the Offer?

If you accept the Offer, you will be issued Consideration Stock.

There are risks in holding Magnum Hunter Stock. The financial and operational performance of the Magnum Hunter Group’s businesses and the value and trading prices for Magnum Hunter Stock will be influenced by a range of risks. Many of these risks are beyond the control of the Magnum Hunter Group.

Section 6 provides detailed explanations of these risks such as:

•                  risks that are specific to Magnum Hunter;

•                  general industry risks; and

•                  risks related to the Offer.

In summary, some of the risks which could have a material and adverse effect on the Magnum Hunter Group’s business, results of operations, financial performance and prospects include:

•                  volatility in oil and natural gas prices may adversely affect Magnum Hunter’s business, financial condition or results of operations and Magnum Hunter’s ability to meet its capital

Please note that this is not an exhaustive list of all of the risks of the Offer See Section 6 for more information on the risks of the Offer.

expenditure obligations and financial commitments;

•                  Magnum Hunter’s indebtedness could adversely affect Magnum Hunter’s financial condition and ability to operate its business;

•                  regulation of hydraulic fracturing could result in increased costs and additional operating restrictions or delays;

•                  use of geoscience, petro-physical and engineering analyses and other technical or operating data to evaluate drilling prospects do not guarantee successful exploration or development results;

•                  Magnum Hunter’s midstream operations subject it to additional governmental regulations;

•                  Magnum Hunter has a history of losses and cannot assure investors that it will be profitable in the foreseeable future;

•                  Magnum Hunter relies on liquidity from cash generated by its operations, its credit facilities, proceeds from non-core asset sales and equity and debt financings to fund its operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future;

•                  Magnum Hunter is involved in a pending SEC investigation and third-party litigation;

•                  Magnum Hunter depends on a small number of purchasers for a substantial portion of revenue;

•                  shortages of equipment, services and qualified personnel;

•                  price fluctuation of securities;

•                  exchange rate risk;

•                  risks related to investing in a foreign company; and

•                  risks relating to the integration of acquired assets, companies or businesses, including Ambassador.

4                                        Summary of the Offer and How to Accept

Offer

Outback Shale Hunter, a wholly owned subsidiary of Magnum Hunter, offers to acquire all of your Ambassador Shares for consideration of 1 share of Magnum Hunter common stock for every 23.6 Ambassador Shares you hold on the terms set out in Section 15.

Shares to which the Offer relates	The Offer is made in respect of Ambassador Shares that exist or will exist as at 7:00pm (Sydney time) on 18 June 2014, the Record Date.

Opening date of Offer	The offer opens on 23 June 2014.

Closing date of Offer	Unless the Offer is extended, acceptances for the Offer close at 7.00pm (Sydney time) on 23 July 2014.

Expected date of payment to Shareholders who accept the offer	If you accept the Offer you will be issued your Consideration Stock 1 month after the date you accept the Offer and, in any event, no later than 21 days after the Closing Date.

Brokerage

The brokerage costs with respect to issuance by Magnum Hunter of your Consideration Stock will be incurred by Magnum Hunter. However, some Ambassador Shareholders who hold their Ambassador Shares through CHESS may be charged an administration fee by their Controlling Participant for processing their acceptance of the Offer.

If you elect to participate in the Sale Facility, you will receive the proceeds from the sale of the Consideration Stock to which you would otherwise be entitled less any costs and expenses of the sale.

If you hold your Ambassador Shares in a CHESS Holding your Controlling Participant may be entitled under your sponsorship agreement to charge you fees for processing an acceptance into the Offer.

Conditions	The Offer is unconditional.

How to accept the Offer

If your Ambassador Shares are on the Ambassador’s issuer sponsored sub register:

Return a completed and signed Acceptance Form to the address specified in the Acceptance Form so that it is received before the Offer closes.

If your Ambassador Shares are in a CHESS Holding:

either:

•                  return a completed and signed Acceptance Form to the address specified on the form; or

•                  instruct your Controlling Participant (normally your broker) to accept the Offer on your behalf,

so that your Acceptance Form is received or your acceptance is processed before the Offer closes.

If you are a Participant:

Initiate acceptance of the Offer in accordance with rule 16.3 of the ASX Settlement Operating Rules before the Offer closes.

Ineligible Foreign Holders

If you are a person whose address as shown in the register of members of Ambassador is in a jurisdiction other than Australia, its external territories or the United States and the law of that jurisdiction makes it, in the reasonable opinion of Outback Shale Hunter, unlawful or too onerous for Outback Shale Hunter to make the Offer to you and to procure that Magnum Hunter issue you Consideration Stock then you will be taken to be an “Ineligible Foreign Shareholder”. If you believe that, in your relevant jurisdiction, it is not unlawful to issue Consideration Stock to you, then you should contact the Offer Registry and provide details as to how it is lawful in that jurisdiction for you to be issued Consideration Stock.

If you accept the Offer and you are an Ineligible Foreign Shareholder, you will not be issued any Consideration Stock. The Consideration Stock to which you would have otherwise been entitled to will be issued to the Sale Facility Agent (together with those of all other Ineligible Foreign Shareholders who accept the Offer) and you will be paid the net proceeds of the sale in Australian dollars by cheque. Please refer to section 15.8 for further details.

Consideration Stock to be listed on NYSE	All Consideration Stock issued under the Offer is expected to be listed on the NYSE. Please see Annexure A for general information about how you may deal with shares listed on the NYSE.

Sale Facility

If you are an Ineligible Foreign Shareholder and you accept the Offer, you must participate in the Sale Facility. If you are an Ambassador Shareholder who wishes to receive the cash proceeds from the sale of its Consideration Stock rather than Magnum Hunter Stock as consideration, you may elect to participate in the Sale Facility.

Under the Sale Facility, Magnum Hunter will arrange for the Sale Facility Agent to be issued the Consideration Stock to which you would have become entitled to receive under the Offer. The Sale Facility Agent will use its best endeavours to sell all Consideration Stock. After the sale, the Sale Facility Agent will remit the proceeds of sale to you, less any customary costs and expenses.

The Sale Facility Agent will offer and sell the Magnum Hunter Stock subject to the Sale Facility only outside the United States to non-US persons in reliance on Regulation S under the US Securities Act. The Magnum Hunter Stock sold pursuant to the Sale Facility will be subject to restrictions on transfer, including a restriction on any sales in the United States or to or for the benefit of US persons for a period of six months following the completion of the distribution of the Magnum Hunter Stock subject to the Sale Facility. Additionally, the Magnum Hunter Stock sold pursuant to the Sale Facility will constitute “restricted securities” under US securities laws and therefore may not be resold in the United States after such six-month period unless registered under the US Securities Act or an exemption from registration is available, such as the exemption from registration provided by Rule 144 under the US Securities Act. These transfer restrictions could have a material impact on the price at which the Sale Facility Agent can sell your Consideration Stock, or its ability to sell your Consideration Stock at all. There can be no guarantee that the Sale Facility Agent will be able to sell your Consideration Stock at the same price as the trading price of Magnum Hunter Stock at the closing date of the Offer or at any other relevant time, or at all. In addition, if the Sale Facility Agent is able to sell the Consideration

Stock, there can be no guarantee as to the time when that will occur, and therefore no guarantee as to when you will receive the proceeds of the sale of the Consideration Stock. If you elect to participate in the Sale Facility, you do so at your own risk.

Please refer to section 15.9 for further details.

The information in this Section is a summary of the Offer only.  You should read it in conjunction with the remainder of this Bidder’s Statement.

5                                        Reasons to accept the Offer

5.1                              The Offer represents an attractive premium to Ambassador’s recent historical share price and the Drillsearch Offer

The Offer is 1 Magnum Hunter Share for every 23.6 Ambassador Shares held, which implies a value of A$0.373 per Ambassador Share, based on a Magnum Hunter Share price of US$8.21 and s foreign exchange rate of 0.9337 on the last practicable date before the date of the Bidder’s Statement, being 18 June 2014.

The implied value of the Magnum Hunter offer of A$0.373 per share represents a premium of:

•                  15% to the value of the Drillsearch Offer at 18 June 2014

•                  91% premium to Ambassador’s closing share price of A$0.195 per share on 23 May 2014, the trading day prior to Ambassador entering into a trading halt pending the announcement of the Drillsearch Offer

•                  93% premium to the VWAP of Ambassador Shares for the 3 months to 23 May 2014

•                  98% premium to the VWAP of Ambassador Shares for the 6 months to 23 May 2014

•                  104% premium to the VWAP of Ambassador Shares for the 9 months to 23 May 2014

Premium to Drillsearch Offer and Historical Ambassador Share Prices

5.2                              Ambassador Shareholders have an option to receive cash

Ambassador Shareholders who would prefer to receive cash rather than hold Magnum Hunter Stock can elect to participate in the Sale Facility. Under the Sale Facility, the Consideration Stock to which you would otherwise be entitled will be issued to the Sale Facility Agent and sold to non-US persons in compliance with Regulation S under the US Securities Act. The proceeds of that sale will be remitted to Ambassador Shareholders (less any costs and expenses of the sale) after such sale has been completed.  See section 15.9 for more details in relation to the Sale Facility.(2)

(2)  The Sale Facility Agent will offer and sell the Magnum Hunter Stock only outside the United States to non-U.S. persons in compliance with Regulation S under the US Securities Act. The ultimate price achieved for each Share of Magnum Hunter common stock through this process will vary, and may reflect a discount to market prices as a result of transfer restrictions on the Magnum Hunter Stock sold pursuant to the Sale Facility imposed by US securities laws and regulations.

5.3                              Magnum Hunter is an experienced shale operator, with a track record of production and reserves growth

Magnum Hunter’s management team has grown production at an average annual growth rate of 145% over the past three years(3), with proved reserves growing from 3.1 MMboe to 75.9 MMboe(4) between 2008 and 2013.

Magnum Hunter has extensive experience in drilling and operating shale wells. As a result of its improved drilling and completion techniques, Magnum Hunter’s initial production, or IP, rates have steadily increased over the last four years. Magnum Hunter has reported some of the highest IP rates of any company active in the Utica shale of Appalachia.

In addition to Magnum Hunter’s operating experience, Magnum Hunter believes it has a good relationship with Halliburton and Schlumberger, two of the key service providers in relation to unconventional work in the Cooper Basin. As of 31 May 2014, Magnum Hunter held interests in approximately 4,094 gross oil and gas wells (2,783 net) in the United States.

Magnum Hunter believes it has the experience and expertise to help drive PEL 570 through from exploration and appraisal to potential production, and Ambassador shareholders who elect to receive Magnum Hunter common stock under the Offer will continue to share in the future potential upside of PEL 570.

5.4                             Magnum Hunter has an attractive portfolio of acreage in three of the top-tier shale plays in North America, as well as attractive midstream and oil field service operations

Ambassador shareholders who elect to retain their shares in Magnum Hunter will gain exposure to an attractive US onshore E&P company. Magnum Hunter holds a concentrated asset base of approximately 300,000 net acres within three of the top shale plays in North America:

•                  the Marcellus Shale in West Virginia and Ohio;

•                  the Utica Shale in southeastern Ohio and western West Virginia; and

•                  the Williston Basin/Bakken Shale in North Dakota.

In addition to Magnum Hunter’s upstream portfolio, Ambassador Shareholders will also gain exposure to Magnum Hunter’s majority-owned midstream pipeline located in West Virginia and Ohio, consisting primarily of a gas gathering system supporting the development of

(3)  2013 production rate includes, on a pro forma basis, 2,925 Boe/d of actual production from discontinued operations, and estimated shut-in production volumes of 2,061 Boe/d

(4)  Includes (a) approximately 1.5 MMBoe of proved reserves associated with Magnum Hunter’s sale of certain Eagle Ford Shale assets in January 2014 and (b) approximately 2.3 MMBoe of proved reserves associated with Magnum Hunter’s sale of its Canadian properties in April and May 2014..

existing and anticipated future Marcellus Shale and Utica Shale acreage positions. Current throughput is over 250 million cubic feet per day and extends in excess of 110 miles.

As at 18 June 2014 Magnum Hunter had a market capitalisation of approximately A$1.7 billion. In 2013 Magnum Hunter generated revenues in excess of US$280 million, and achieved an average daily production rate of 14,831 Boepd(5).

5.5                              Ambassador shareholders who elect to receive shares of Magnum Hunter Stock will receive an interest in a stock that has historically traded at significantly higher daily volumes than Drillsearch and has been followed by a large analyst research community within the United States

Average daily trading volume for Magnum Hunter Stock on the NYSE has been approximately 4.1 million shares for the 2014 year-to-date, representing a total average daily traded volume of more than US$33 million.

Magnum Hunter is followed by approximately 19 equity sell-side research analysts, providing depth and breadth of research coverage for investors and potential investors in Magnum Hunter. The average analyst target price for Magnum Hunter common stock is currently US$9.30 per share, a premium to the current market value of Magnum Hunter’s common stock.

(5)  2013 production rate includes, on a pro forma basis, 2,925 Boe/d of actual production from discontinued operations, and estimated shut-in production volumes of 2,061 Boe/d

6                                        Risk factors

The exploration for and development of oil and gas resources, together with the construction and development of drilling operations is a speculative activity that involves a high degree of risk. Ambassador Shareholders should carefully consider the following risks relating to Magnum Hunter and to an investment in Magnum Hunter Stock.

If any of these risks, which the Outback Shale Hunter Directors consider to be material risks as at the date of this Bidder’s Statement, together with possible additional risks of which the Outback Shale Hunter Directors are currently unaware or which they consider not likely to be material in relation to Magnum Hunter’s business, actually occur, Magnum Hunter’s business, financial position or operating results could be materially and adversely affected. It should be noted that this list is not exhaustive and that certain other risk factors may apply.

Ambassador Shareholders should consider carefully whether a holding in Magnum Hunter Stock is suitable in light of the information in this Bidder’s Statement and their personal circumstances. Magnum Hunter Stock carries no guarantee in respect of profitability, dividends, return of capital or the price at which it may trade and Ambassador Shareholders could lose all or part of their investment if they accept the Offer.

6.1                              Risks relating to Magnum Hunter’s overall business activities

Volatility in oil and natural gas prices may adversely affect Magnum Hunter’s business, financial condition or results of operations and Magnum Hunter’s ability to meet its capital expenditure obligations and financial commitments

The prices Magnum Hunter receives for its oil and natural gas production heavily influences Magnum Hunter’s revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices Magnum Hunter receives for its production, and the levels of daily production, depend on numerous factors beyond Magnum Hunter’s control. These factors include, but are not limited to, the following:

•                  the current uncertainty in the global economy;

•                  changes in global supply and demand for oil and natural gas;

•                  the condition of the U.S. and global economies;

•                  the actions of certain foreign countries;

•                  the price and quantity of imports of foreign oil and natural gas;

•                  political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•                  the level of global oil and natural gas exploration and production activity;

•                  the level of global oil and natural gas inventories;

•                  production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

•                  weather conditions;

•                  technological advances affecting energy consumption; and

•                  the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease Magnum Hunter’s revenues, but also may reduce the amount of oil and natural gas that it can produce economically in the future. A sustained decline in oil or natural gas prices may materially and adversely affect Magnum Hunter’s future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Magnum Hunter has a history of losses and cannot assure investors that it will be profitable in the foreseeable future

Since it entered the oil and gas business in April 2005 through to 31 December 2013, Magnum Hunter has incurred an accumulated deficit of US$586.4 million. If Magnum Hunter fails to eventually generate profits from its operations, it will not be able to sustain its business. Magnum Hunter may never report profitable operations or generate sufficient revenue to maintain the company as a going concern.

Magnum Hunter relies on liquidity from its credit facilities, cash generated from operations, proceeds of non-core assets sales and equity and debt financings to fund its operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future

Magnum Hunter depends upon borrowings under its credit facilities, cash generated from operations, proceeds from sales of non-core assets, and the availability of equity and debt financing to fund its operations and planned capital expenditures. Borrowings under Magnum Hunter’s credit facilities, cash generated from operations and the availability of equity and debt financing are affected by commodity prices and prevailing economic conditions in Magnum Hunter’s industry and financial, business and other factors, some of which are beyond Magnum Hunter’s control. Magnum Hunter cannot predict whether additional liquidity from equity or debt financings beyond its credit facilities will be available or acceptable to Magnum Hunter, or at all, in the foreseeable future.

Magnum Hunter’s indebtedness could adversely affect Magnum Hunter’s financial condition and ability to operate its business

As of 31 March 2014, Magnum Hunter’s total outstanding indebtedness was approximately US $869.9 million. This indebtedness consisted primarily of Magnum Hunter’s senior notes and borrowings under Magnum Hunter’s revolving credit facility and the revolving credit facility of Eureka Hunter Pipeline, LLC, a subsidiary of Magnum Hunter. Magnum Hunter’s principal debt facilities are described under Section 16.4.

Magnum Hunter expects to incur additional debt from time to time, and such borrowings may be substantial. Magnum Hunter’s debt could have material adverse consequences to Magnum Hunter, including the following:

•                  it may be difficult for Magnum Hunter to satisfy its obligations, including debt service requirements under its credit and other debt agreements;

•                  Magnum Hunter’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

•                  a significant portion of Magnum Hunter’s cash flow is committed to payments on its debt, which will reduce the funds available to Magnum Hunter for other purposes, such as future capital expenditures, acquisitions and general working capital;

•                  Magnum Hunter is more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and its flexibility to plan for, or react to, changes in its business or industry is more limited; and

•                  Magnum Hunter’s ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in its industry, may be limited.

Magnum Hunter’s failure to service any such debt or to comply with the applicable debt covenants could result in a default under the related debt agreement, and under any other debt agreement or any commodity derivative contract under which such default is a cross-default, which could result in the acceleration of the payment of such debt, termination of the lenders’ commitments to make further loans to Magnum Hunter, loss of its ownership interests in the secured properties, early termination of the commodity derivative contract (and an early termination payment obligation) and/or otherwise materially adversely affect its business, financial condition and results of operations.

Restrictive covenants, mandatory distribution requirements and other provisions in its midstream operations investment documents may restrict Magnum Hunter’s ability to pursue its midstream business strategies.

Magnum Hunter’s midstream operations are conducted through its majority-owned subsidiary Eureka Hunter Holdings, LLC . The EHH Operating Agreement contains certain covenants that, among other things, restrict the ability of Eureka Hunter Holdings and its subsidiaries to, with certain exceptions:

•                  incur funded indebtedness, whether direct or contingent;

•                  issue additional equity interests;

•                  pay distributions to its owners, or repurchase or redeem any of its equity securities;

•                  make any material acquisitions, dispositions or divestitures; or

•                  enter into a sale, merger, consolidation or other change of control transaction.

Under the EHH Operating Agreement, the holders of preferred units of Eureka Hunter Holdings are entitled to receive an annual distribution of 8%, payable quarterly in cash. Currently, Ridgeline is the only holder of preferred units of Eureka Hunter Holdings.

In addition to the required quarterly distributions of accrued preferred return on the preferred units, the EHH Operating Agreement also (1) gives Eureka Hunter Holdings the right, at any time on or after the fifth anniversary of the closing of the initial Ridgeline investment, to redeem all, but not less than all, of the outstanding preferred units, and (2) gives Ridgeline the right, at any time on or after the eighth anniversary of the closing of the initial Ridgeline investment, to require Eureka Hunter Holdings to redeem all, but not less than all, of the outstanding preferred units. If Eureka Hunter Holdings fails to meet its redemption obligations under clause (2) above, then Ridgeline will have the right to assume control of the board of directors of Eureka Hunter Holdings and, at its option, to cause Eureka Hunter Holdings and/or its other owners to enter into a sale, merger or other disposition of Eureka Hunter Holdings or its assets (on terms acceptable to Ridgeline).

Further, pursuant to the terms of the EHH Operating Agreement, the number and composition of the board of directors of Eureka Hunter Holdings may change over time based on Ridgeline’s percentage ownership interest in Eureka Hunter Holdings (after taking into account any additional purchases of preferred units) or the failure of Eureka Hunter Holdings to satisfy certain performance goals by the third anniversary of the closing of the initial Ridgeline investment (or as of any anniversary after such date). The board of directors of Eureka Hunter Holdings is currently composed of a majority of members appointed by Magnum Hunter. Subject to the rights described above, the board of directors of Eureka Hunter Holdings may in the future be composed of an equal number of directors appointed by Magnum Hunter and Ridgeline or, in certain cases, of a majority of directors appointed by Ridgeline.

If a change of control of Magnum Hunter occurs at any time prior to a qualified public offering (as defined in the EHH Operating Agreement) of Eureka Hunter Holdings, Ridgeline will have the right under the terms of the EHH Operating Agreement to purchase sufficient additional preferred units in Eureka Hunter Holdings so that it holds up to 51.0% of the equity ownership of Eureka Hunter Holdings.

The EHH Operating Agreement also contains (1) preferred unit conversion rights in favor of Ridgeline, whereby it may convert its preferred units into common units of Eureka Hunter Holdings, (2) transfer restrictions on Magnum Hunter’s ownership interests in Eureka Hunter Holdings (subject to certain exceptions), (3) certain pre-emptive rights, rights of first refusal and co-sale rights in favor of Ridgeline and (4) certain US Securities Act registration rights in favor of Ridgeline.

These restrictive covenants, mandatory distribution requirements and other provisions in the midstream operations investment documents may restrict Magnum Hunter’s ability to pursue its business strategies with respect to its midstream operations.

Failure to file certain periodic reports with the SEC on time

Magnum Hunter has in the past failed to lodge certain filings within the time frame required by the SEC. Because of these late filings, Magnum Hunter may be limited in its ability to access the public markets to raise debt or equity capital, which could prevent it from pursuing transactions or implementing business strategies that would be beneficial to the business. Magnum Hunter is now current in its SEC reporting obligations, but it will be ineligible to use abbreviated and less costly SEC filings, such as the SEC’s Form S-3 registration statement, to register its securities for sale until August 2014. Further, during such period, Magnum Hunter will be unable to use its existing shelf registration statement on Form S-3 or conduct “at-the-market”, or ATM, offerings of equity securities, which ATM offerings Magnum Hunter had conducted on a regular basis with respect to its preferred stock prior to the late SEC filings.

Pending SEC investigation and third-party litigation

On 26 April 2013, Magnum Hunter was advised by the staff of the SEC Enforcement Division that the SEC had commenced an inquiry into matters disclosed in certain of Magnum Hunter’s SEC filings and press releases, as well as the sufficiency of Magnum Hunter’s internal controls and its decisions to change auditors from Hein & Associates LLP to PricewaterhouseCoopers LLP, or PwC, and from PwC to BDO USA, LLP, among other matters. This investigation is ongoing and Magnum Hunter is cooperating with the SEC in connection with these matters. Magnum Hunter may incur significant professional fees and other costs in responding to the SEC investigation. If the SEC were to conclude that enforcement action is appropriate, Magnum Hunter could be required to pay substantial civil penalties and fines. The SEC also could impose other sanctions against Magnum Hunter or certain of its current and/or former directors and officers. Any of these events could have a material adverse effect on the business of Magnum Hunter, its financial condition, results of operations or cash flows. Further, there is a risk that Magnum Hunter may have to restate its historical consolidated financial statements, amend prior filings with the SEC or take other actions not currently contemplated in connection with the SEC investigation.

Several putative stockholders class action complaints and putative stockholders derivative complaints have been filed against Magnum Hunter and/or certain of its directors and officers relating to the matters described in the first sentence of the preceding paragraph. Magnum Hunter may incur significant professional fees and other costs defending the lawsuits. Depending on the outcome of these lawsuits, Magnum Hunter could be required to pay one or more settlements or judgments, which could have a material adverse effect on Magnum Hunter’s financial condition. In addition, Magnum Hunter’s board of directors, management and employees may spend a substantial amount of time on pending litigation, diverting a significant amount of resources and attention that would otherwise be directed toward operations and implementation of business strategy, all of which could materially adversely affect Magnum Hunter’s business, financial condition, results of operations or cash flows.

Magnum Hunter’s indemnification obligations and limitations of its directors’ and officers’ liability insurance may have a material adverse effect on Magnum Hunter’s financial condition, results of operations and cash flows. Under Delaware law, Magnum Hunter’s certificate of incorporation and bylaws and certain indemnification agreements to which Magnum Hunter is a party, Magnum Hunter has an obligation to indemnify, or has otherwise agreed to indemnify, certain of its directors and officers with respect to current and future investigations and litigation, including the matters discussed above.

As a result of the pending SEC investigation and class action lawsuits and stockholders derivative litigation, Magnum Hunter has been the subject of negative publicity. Magnum Hunter believes this negative publicity has adversely affected, and may continue to adversely affect, its stock price and may harm Magnum Hunter’s reputation and relationships with current and future investors, lenders, customers, suppliers, business partners and employees. As a result, Magnum Hunter’s business, financial condition, results of operations or cash flows may be materially adversely affected.

Future acquisitions

As part of Magnum Hunter’s business strategy, it has acquired and intends to continue to acquire businesses or assets it believes complement Magnum Hunter’s existing operations and business plans, including Ambassador. Magnum Hunter’s growth has been attributable in part to acquisitions of producing properties and undeveloped acreage, either directly as asset acquisitions or indirectly through the acquisition of companies. Magnum Hunter expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms Magnum Hunter considers favorable. However, there is no assurance that suitable acquisition candidates will be identified in the future, or that Magnum Hunter will be able to complete such acquisitions on favorable terms. Further, Magnum Hunter cannot assure you that future acquisitions will be integrated successfully into Magnum Hunter’s operations or will be profitable.

Further, the proposed acquisition of Ambassador by Magnum Hunter would expose Magnum Hunter to a foreign regulatory environment and risks from foreign operations. Some of these additional risks include, but are not limited to, increases in governmental royalties, application of new tax laws, currency restrictions and exchange rate fluctuations, legal and governmental regulatory requirements, and difficulties and costs of staffing and managing international operations.

If acquisitions are unsuccessful or result in unanticipated events, or if Magnum Hunter is unable to successfully integrate acquisitions into Magnum Hunter’s existing operations, such acquisitions could adversely affect Magnum Hunter’s financial condition, results of operations and cash flow. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Magnum Hunter’s business.

Prospects may not yield oil or natural gas in commercially viable quantities

Magnum Hunter’s prospects are in various stages of evaluation and development. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable Magnum Hunter to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities.

Magnum Hunter’s estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of Magnum Hunter’s reserves.

Estimates of oil and natural gas reserves are inherently imprecise. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. To prepare proved reserve estimates, Magnum Hunter must project production rates and the timing of development expenditures. Magnum Hunter must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil, natural gas and natural gas liquids prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and natural gas liquids prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and present value of Magnum Hunter’s reserves. In addition, Magnum Hunter may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil, natural gas and natural gas liquids prices and other factors, many of which are beyond its control.

Access to oil and gas markets

Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder Magnum Hunter’s access to oil and natural gas markets or delay Magnum Hunter’s production. The availability of a ready market for its oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to transportation infrastructure. Magnum Hunter’s ability to market its production depends in substantial part on the availability and capacity of pipeline gathering and transportation systems, processing facilities, terminals and rail and truck transportation owned and operated by third parties. Magnum Hunter’s failure to obtain such services on acceptable terms could materially harm its business. Magnum Hunter’s productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on Magnum Hunter’s ability to sell its oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event Magnum Hunter is unable to market and sustain production from a particular lease for an extended time, possibly causing Magnum Hunter to lose a lease due to lack of production.

If drilling in the Marcellus Shale, Utica Shale and Bakken Shale areas proves to be successful, the amount of oil and natural gas being produced by Magnum Hunter and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are or may be planned for the Marcellus Shale, Utica Shale and Bakken Shale areas may not occur for lack of financing. In addition, capital constraints could limit Magnum Hunter’s ability to build or expand gathering systems, such as its Eureka Hunter Gas Gathering System, necessary to gather its gas to deliver to interstate pipelines. In such event, Magnum Hunter might have to shut in its wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than Magnum Hunter currently projects for these specific regions, which would adversely affect its results of operations.

A portion of Magnum Hunter’s natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or Magnum Hunter might voluntarily curtail production in response to market conditions. If a substantial amount of Magnum Hunter’s production is interrupted at the same time, it could temporarily adversely affect Magnum Hunter’s cash flow.

Magnum Hunter depends on a small number of purchasers for a substantial portion of revenue

Magnum Hunter derives a significant amount of its revenue from a relatively small number of purchasers of its production. Magnum Hunter’s inability to continue to sell production to key purchasers, if not offset by additional sales to other purchasers, could adversely affect Magnum Hunter’s financial condition and results of operations. Any of these purchasers may not provide the same level of revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which Magnum Hunter does not operate or Magnum Hunter’s failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect Magnum Hunter’s financial condition and results of operations.

Shortages of equipment, services and qualified personnel

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers, pipeline operators, oil and natural gas marketers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in certain regions where Magnum Hunter is active, causing periodic shortages. During periods of high oil and gas prices, Magnum Hunter has experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. In addition, there is currently a shortage of hydraulic fracturing and wastewater disposal capacity in many of the areas in which Magnum Hunter operates. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services, pipe and other midstream services equipment and qualified personnel in exploration, production and midstream operations. These types of shortages or price increases could significantly decrease Magnum Hunter’s profit margin, cash flow and operating results and/or restrict or delay Magnum Hunter’s ability to drill wells, construct gathering pipelines and conduct other operations that Magnum Hunter currently has planned or budgeted, causing Magnum Hunter to miss its forecasts and projections.

Reliance on key personnel

Magnum Hunter’s operations depend on the continuing efforts of executive officers, including specifically Gary C. Evans, the chairman and chief executive officer, and other senior management. Magnum Hunter’s business or prospects could be adversely affected if any of these persons do not continue in their management roles with Magnum Hunter and it is unable to attract and retain qualified replacements. Additionally, Magnum Hunter does not presently carry key person life insurance for any of its executive officers or senior management.

Product price derivative contracts

To reduce Magnum Hunter’s exposure to fluctuations in the prices of oil and natural gas, Magnum Hunter currently enters into and will likely continue to enter into derivative contracts to economically hedge a portion of Magnum Hunter’s oil and natural gas production. Derivative contracts expose Magnum Hunter to risk of financial loss in some circumstances, including when:

•                  production is less than expected;

•                  the counterparty to the derivative contract defaults on its contract obligations; or

•                  there is a change in the expected differential between the underlying price in the derivative contract and actual prices received.

In addition, these derivative contracts may limit the benefit Magnum Hunter would receive from increases in the prices for oil and natural gas.

Drilling for and producing oil and natural gas are high risk activities

Magnum Hunter’s future success will depend on the success of its exploitation, exploration, development and production activities. Magnum Hunter’s oil and natural gas exploration and production activities are subject to numerous risks beyond Magnum Hunter’s control, including the risk that drilling will not result in commercially viable oil or natural gas production. Magnum Hunter’s decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analysis, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Magnum Hunter’s costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, Magnum Hunter’s future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

•                  delays imposed by or resulting from compliance with regulatory requirements;

•                  unusual or unexpected geological formations;

•                  pressure or irregularities in geological formations;

•                  shortages of or delays in obtaining equipment and qualified personnel;

•                  equipment malfunctions, failures or accidents;

•                  unexpected operational events and drilling conditions;

•                  pipe or cement failures;

•                  casing collapses;

•                  lost or damaged oilfield drilling and service tools;

•                  loss of drilling fluid circulation;

•                  uncontrollable flows of oil, natural gas and fluids;

•                  fires and natural disasters;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•                  adverse weather conditions;

•                  reductions in oil and natural gas prices;

•                  oil and natural gas property title problems; and

•                  market limitations for oil and natural gas.

If any of these factors were to occur with respect to particular properties, Magnum Hunter could lose all or a part of its investment in the properties, or Magnum Hunter could fail to realize the expected benefits from the properties, either of which could materially and adversely affect Magnum Hunter’s revenue and profitability.

Competition in the oil and natural gas industry

Magnum Hunter operates in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas, treating and gathering third-party natural gas production and securing trained personnel. Many of Magnum Hunter’s competitors possess and employ financial, technical and personnel resources substantially greater than Magnum Hunter, which can be particularly important in the areas in which Magnum Hunter operates. Magnum Hunter’s ability to acquire additional prospects and to find and develop reserves in the future will depend on Magnum Hunter’s ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. Magnum Hunter may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, offering midstream services, attracting and retaining quality personnel and raising additional capital.

Laws and regulations

Exploration for and development, exploitation, production, processing, gathering, transportation and sale of oil and natural gas in the U.S. and globally is subject to extensive federal, state, local and foreign laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm Magnum Hunter’s business, results of operations and financial condition. Magnum Hunter may be required to make large expenditures to comply with environmental and other governmental regulations and could incur significant costs as a result of violations of or liabilities under environmental or other laws.

Regulation of hydraulic fracturing could result in increased costs and additional operating restrictions or delays

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. Magnum Hunter commonly uses hydraulic fracturing as part of its operations. In the United States, hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the US Environmental Protection Agency has asserted federal regulatory authority pursuant to the Safe Drinking Water Act over certain hydraulic fracturing activities involving the use of diesel. In addition, legislation has been introduced before the US Congress to provide for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and to require disclosure of the chemicals used in the hydraulic fracturing process. Several US states are also considering implementing, and some states have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. Further, various municipalities in several states, including Pennsylvania, West Virginia and Ohio, have passed ordinances which seek to prohibit hydraulic fracturing. Magnum Hunter believes that it follows applicable standard industry practices and legal requirements for groundwater protection in Magnum Hunter hydraulic fracturing activities.

Nonetheless, if new or more stringent federal, state, local or foreign legal restrictions relating to the hydraulic fracturing process are adopted in areas where Magnum Hunter operates, Magnum Hunter could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

Use of geoscience, petro-physical and engineering analyses and other technical or operating data to evaluate drilling prospects

Magnum Hunter’s decisions to explore, develop and acquire prospects or properties targeting the Marcellus Shale, Utica Shale, Bakken Shale, and other areas depend on data obtained through geoscientific, petro-physical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses and 2-D and 3-D seismic only assist Magnum Hunter’s technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow Magnum Hunter to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for the development of Magnum Hunter’s unconventional resources, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than traditional development drilling strategies. Magnum Hunter’s ability to commercially recover and produce the hydrocarbons that Magnum Hunter believes are in place and attributable to Magnum Hunter’s properties will depend on the effective use of advanced drilling and completion techniques, the scope of Magnum Hunter’s drilling program (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Magnum Hunter’s estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of Magnum Hunter’s oil and gas assets provides additional data.

Failure to remediate certain previously reported weaknesses in Magnum Hunter’s internal controls could adversely affect its ability to obtain borrowings and raise capital

Magnum Hunter reported fourteen material weaknesses in its internal controls as of 31 December 2012. During 2013, due to significant remediation efforts made by management, the number of material weaknesses has been reduced to three. Magnum Hunter is working to remediate the remaining three material weaknesses, which are (1) Magnum Hunter did not maintain effective controls over the intraperiod allocation of income taxes; (2) Magnum Hunter did not maintain effective controls over timely preparation and review of account reconciliations; and (3) as a result of the aggregation of deficiencies, Magnum Hunter determined that it did not  maintain effective controls over property accounting with respect to the accuracy and completeness of property records and related information. Magnum Hunter has implemented, and will continue to implement, measures it believes have effectively addressed, or will effectively address, all its previously reported material weaknesses, including the remaining weaknesses. However, despite Magnum Hunter’s remediation efforts, any failure to adequately address any of these weaknesses, or other potential weaknesses, could adversely affect the accuracy of Magnum Hunter’s financial statements, compliance with its reporting obligations under US securities laws and compliance with its debt covenants, and therefore Magnum Hunter’s ability to obtain borrowings and access the capital markets to provide required liquidity.

Our midstream operations subject us to additional governmental regulations

Magnum Hunter is currently continuing the construction of its Eureka Hunter Gas Gathering System, which provides gas gathering services primarily in support of its Company-owned properties as well as other upstream producers’ operations in West Virginia and Ohio. Magnum Hunter has completed certain sections of the pipeline and anticipates further expansion of the pipeline in the future.

The construction, operation and maintenance of the Eureka Hunter Gas Gathering System involve numerous regulatory, environmental, political and legal uncertainties beyond Magnum Hunter’s control and requires the expenditure of significant amounts of capital. There can be no assurance that Magnum Hunter’s pipeline construction projects will be completed on schedule or at the budgeted cost, or at all. The operations of Magnum Hunter’s gathering system are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact Magnum Hunter’s business activities in many ways, including restricting the manner in which it disposes of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures.

6.2                               Risk that may arise from accepting the Offer

Price fluctuation

There are risks associated with any investment in equity securities. Investors should recognise that the trading price of Magnum Hunter Stock may fall as well as rise with movements in the equity capital markets in the United States and internationally or for other reasons. The trading price of Magnum Hunter Stock could also be adversely affected as a result of the sale or issue of substantial numbers of the Magnum Hunter Stock, or by the perception that this could occur, impacting Magnum Hunter’s ability to further access public or private markets for fundraising purposes.

Exchange rate risk

The Magnum Hunter Stock is denominated in USD, and will be quoted and traded in USD on the NYSE.

Accordingly, shareholders may be subject to risks arising from adverse movements in the value of their local currency against the USD which may reduce the value of the Magnum Hunter Stock, as well as that of any dividends paid.

Preferred stock

Magnum Hunter’s certificate of incorporation authorizes the board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from its common stockholders. Any preferred stock that is issued may rank ahead of Magnum Hunter’s common stock in terms of dividend rights, liquidation rights and/or voting rights. The terms of such preferred stock may also require Magnum Hunter to redeem the preferred stock at the option of the holders of the preferred stock or mandatorily at certain times or under certain circumstances. If Magnum Hunter issues additional preferred stock, it may adversely affect the market price of its common stock.

Assets are subject to liquidation preferences

As of 18 June 2014, Magnum Hunter has issued and outstanding an aggregate of 4,000,000 shares of Series C Preferred Stock, 4,424,889 shares of Series D Preferred Stock and 3,722 Depositary Shares representing Series E Preferred Stock. Under the certificates of designations of these series of preferred stock, if Magnum Hunter liquidates, holders of preferred stock (including the holders of the Depositary Shares) are entitled to receive payment of the stated liquidation preference of their shares, together with any accrued but unpaid dividends, before any payment is made to holders of common stock.

Dilution

Any increase in the number of Magnum Hunter Stock in the market arising from future issuances by Magnum Hunter or the exercise of any outstanding warrants, stock options, stock appreciation rights or depositary shares representing convertible preferred stock, will be dilutive to the ownership interests of existing stockholders. Any such increase in the number of Magnum Hunter Stock in the market, or even the perception that such increase in the number of Magnum Hunter Stock might occur, could adversely affect the market price of the Magnum Hunter Stock. Sales of a substantial number of Magnum Hunter Stock in the public or private markets, or the perception that these sales may occur, could have a material and adverse effect on the price of the Magnum Hunter Stock or could impair Magnum Hunter’s ability to obtain further capital in the longer term through an offering of equity securities.

Investing in a foreign company

There are risks in investing in a company which is incorporated and its securities listed in an overseas country.  These risks include the difficulty in taking legal action (including enforcing your rights) against a foreign company and the associated costs in doing so.  There are differences between the companies and securities laws of the United States (which apply to Magnum Hunter) and those of Australia.  Please refer to Annexure B for more information about some of the key differences.

Restrictions on transfer

The Magnum Hunter Stock you receive in the Offer may be “restricted securities” under US securities laws. Shares of Magnum Hunter Stock that are restricted securities or that are held by an affiliate of Magnum Hunter will be subject to resale restrictions, including a certain holding period before resale is permitted. Please refer to Annexure A for more details.

7                                        Magnum Hunter and Outback Shale Hunter

7.1                              Magnum Hunter

Magnum Hunter is an independent oil and gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. Magnum Hunter’s common stock is listed for trading on the New York Stock Exchange and as at the close of trading on 18 June 2014 had a market capitalization of approximately A$1.7 billion.

Magnum Hunter is currently active in three unconventional shale resource plays in the United States:

(1)                                 the Marcellus Shale in West Virginia and Ohio;

(2)                                 the Utica Shale in south eastern Ohio and western West Virginia; and

(3)                                 the Williston Basin/Bakken Shale in North Dakota.

Magnum Hunter is a major shareholder of New Standard Energy Limited (ASX:NSE), the joint venture partner of Ambassador in PEL570. Certain Magnum Hunter personnel are currently providing technical expertise assistance to New Standard in the development of PEL570.

7.2                              Outback Shale Hunter

Outback Shale Hunter is a wholly owned subsidiary of Magnum Hunter.  Outback Shale Hunter was incorporated in Victoria on 17 June 2014 for the purposes of making this Offer and has not undertaken any business other than activities associated with making the Offer.  The Outback Shale Hunter Directors are Gary C. Evans, Jeff Swanson and Barry J. Casson and the company secretary is Barry J. Casson.  Information about Gary C. Evans and Jeff Swanson is set out in Section 7.5 and information about Barry J. Casson is set out in Section 7.6.

7.3                              Corporate strategy of Magnum Hunter

Key elements of Magnum Hunter’s business strategy include:

Focus on Core Unconventional Resource Plays

Magnum Hunter is strategically focused on the development and expansion of its core areas of operation in the Marcellus Shale in West Virginia and Ohio, in the Utica Shale in south eastern Ohio and western West Virginia and, to a lesser extent, in the Williston Basin/Bakken Shale in North Dakota.

Focus on Development and Acquisition of Liquids Rich Marcellus and Dry Gas and Liquids Rich Utica Resources

Magnum Hunter intends to focus its development and acquisition efforts primarily on high return projects, including liquids rich gas (greater than 1,250 Btu) in the Marcellus Shale in West Virginia and Ohio, the dry gas and liquids rich area of the Utica Shale in south eastern Ohio and western West Virginia and oil reserves in the Williston Basin/Bakken Shale in North Dakota. Magnum Hunter has allocated a significant portion of its 2014 upstream capital expenditure budget to these high return projects in the Marcellus Shale and Utica Shale plays. Magnum Hunter intends to pursue strategic “bolt-on” acquisitions, primarily leasehold acreage, in its areas, on a very selective and value accretive basis, to enhance long-term asset values and realize economies of scale.

Selected Monetization of Assets

Magnum Hunter’s strategy is to explore and develop properties and to selectively monetize developed properties at opportune times and attractive prices. In the past five years, Magnum Hunter has significantly expanded its positions in the Marcellus Shale, Utica Shale, Williston Basin, Eagle Ford Shale and southern Appalachian Basin through acquisitions and joint ventures and has monetized some of these assets through divestitures. Magnum Hunter sold: (1) core Eagle Ford Shale properties in April 2013 for a contract purchase price of US $401 million of cash and stock; (2) certain non-core properties in Burke County, North Dakota in September 2013 for a contract purchase price of US $32.5 million in cash; (3) certain non-core properties in various counties of North Dakota in December 2013 for a contract purchase price of US $45 million in cash;  (4) substantially all of its remaining Eagle Ford Shale and Pearsall Shale properties in south Texas in January 2014 for a contract purchase price of US $24.5 million in cash and stock; (5) its Alberta, Canada properties in April 2014 for a contract purchase price of CAD $9.5 million (approximately US $8.7 million) in cash; and (6) its Saskatchewan, Canada properties in May 2014 for a contract purchase price of CAD $75 million (approximately US $68 million) in cash. These transactions resulted in aggregate proceeds in excess of US $575 million in cash and stock. Magnum Hunter expects to continue to develop its remaining core assets, while also monetizing certain non-core assets and interests.

Allocate Capital to Projects with High Rates of Return

Magnum Hunter intends to allocate capital to areas and projects with high potential rates of return. Magnum Hunter has allocated a significant portion of its 2014 capital budget to the Marcellus Shale and Utica Shale plays to accelerate the development of its properties in these regions, to take advantage of Magnum Hunter’s processing capacity at the Mobley Processing Plant (and the uplift in the realised price for liquids-rich gas stream processed at the plant) and in anticipation of Magnum Hunter’s continued build-out of its Eureka Hunter Gas Gathering System.

Utilize Expertise in Unconventional Resource Plays to Improve Rates of Return

Magnum Hunter strives to use state-of-the-art drilling, completion and production technologies, including certain completion techniques that Magnum Hunter has developed and continues to refine, allowing Magnum Hunter the best opportunity for cost-effective drilling, completion and production success. Magnum Hunter’s technical team regularly reviews the most current technologies and, to the extent appropriate and cost-effective, applies them to its reserve base for the effective development of its project inventory. As a result of Magnum Hunter’s improved drilling and completion techniques, its drilling and completion results in core unconventional resource plays have improved significantly, resulting in substantially better IP rates, estimated ultimate recoveries, and, ultimately, rates of return on capital deployed. Additionally, Magnum Hunter’s focus on increasing and concentrating its acreage provides the opportunity to capture economies of scale, such as pad drilling, and to reduce rig mobilization time and cost.

Focus on Properties with Operating Control

Magnum Hunter believes that operatorship provides it with the ability to maximize the value of its assets, including control of the timing of drilling expenditures, greater control of operational costs and the ability to efficiently increase production volumes and reserves. During the past five years, Magnum Hunter has significantly increased the number of wells that it operates and controls.

Continued Development of the Eureka Hunter Gas Gathering System

Magnum Hunter is continuing the commercial development of its Eureka Hunter Gas Gathering System in West Virginia and Ohio to provide infrastructure to support the development of its existing and anticipated future Marcellus Shale and Utica Shale acreage positions, as well as to provide the opportunity for substantial cash flow from the increasing gathering needs of third party producers in these regions.

7.4                              Magnum Hunter corporate structure

Magnum Hunter is a Delaware corporation that operates, directly and indirectly, through its operating subsidiaries. Magnum Hunter’s principal operating subsidiaries are Triad Hunter, LLC, Bakken Hunter, LLC, Magnum Hunter Production, Inc., Eureka Hunter Pipeline, LLC and TransTex Hunter, LLC and Alpha Hunter Drilling, LLC.

7.5                              Directors of Magnum Hunter

The directors of Magnum Hunter, and a brief profile of each of them, is set out below:

Gary C. Evans (Chairman and Chief Executive Officer)

Gary C. Evans has been a director of Magnum Hunter since 2009. Mr. Evans was appointed as Chairman of the Board and Chief Executive Officer in May 2009. Mr. Evans previously founded and served as the Chairman and Chief Executive Officer of Magnum Hunter Resources, Inc., or MHRI, an unrelated NYSE-listed company of similar name, for twenty years before selling MHRI to Cimarex Energy for approximately US $2.2 billion in June 2005. In 2005, Mr. Evans founded Wind Energy, LLC, a renewable energy company which was subsequently acquired in December 2006 by GreenHunter Resources, Inc., or GreenHunter, an NYSE MKT-listed company focusing on oil field water management and clean water technologies active in the unconventional resource plays. Mr. Evans has served as Chairman of GreenHunter since December 2006, and as interim Chief Executive Officer of GreenHunter since 15 January 2014. He previously served as Chief Executive Officer of GreenHunter from December 2006 through December 2012.

Mr. Evans serves as an individual trustee of TEL Offshore Trust, a publicly-listed oil and gas trust, and is a director of Novavax Inc., a NASDAQ-listed clinical-stage vaccine biotechnology company. Mr. Evans was recognized by Ernst & Young LLP as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was subsequently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs. Mr. Evans was also recognized as the Energy Industry Leader of the year in 2013 and chosen by Finance Monthly in 2013 as one of the most respected CEO’s. Mr. Evans was recently chosen as the Best CEO in the “Large Company” category by Texas Top Producers in 2013. He additionally won the Deal Maker of the Year Award in 2013 by Finance Monthly. Mr. Evans serves on the Board of the Maguire Energy Institute at Southern Methodist University and speaks regularly at energy industry conferences around the world on the current affairs of the oil and gas business.

J. Raleigh Bailes

J. Raleigh Bailes has been a director of Magnum Hunter since 2006. Mr. Bailes has been a partner of Bailes, Bates & Associates, LLP, a tax and accounting firm, since March 2003. Between November 1999 and March 2003, Mr. Bailes owned and managed J. Raleigh Bailes, CPA, a tax and accounting firm. Mr. Bailes is admitted to practice before the U.S. Tax Court and is licensed by the State of Texas as a certified public accountant.

Victor Carrillo

Victor G. Carrillo has been a director of Magnum Hunter since January 2011. Mr. Carrillo currently serves as President and Chief Operating Officer and a director of Zion Oil & Gas, Inc., or Zion, a company engaged in oil and gas exploration primarily in Israel and areas located on-shore between Haifa and Tel Aviv, a position he has held since October 2011. Mr. Carrillo has also served as a director of Zion since September 2010, and he served as an executive vice president and a director of Zion from January 2011 to October 2011. From 2003 to 2010, Mr. Carrillo served as a commissioner on the Texas Railroad Commission. During his time of service on the Texas Railroad Commission, Mr. Carrillo also served as Chairman of the Governor’s Texas Energy Planning Council. During his career, Mr. Carrillo has also served as the Chairman of the Outer Continental Shelf Advisory Committee to the U.S. Secretary of the Interior, Vice Chairman of the Interstate Oil and Gas Compact Commission, a member of the Committee on Gas for the National Association of Regulatory Utility Commissioners and a member of the board of directors of Advisors to the Texas Journal of Oil, Gas & Energy Law at the University of Texas School of Law. Hispanic Business Magazine has named Mr. Carrillo one of the 100 Most Influential Hispanics in the United States.

Mr. Carrillo received a B.S. in geology from Hardin-Simmons University, an M.S. in geology from Baylor University, a Juris Doctorate with emphasis in both environmental and oil and gas law from the University of Houston Law Center and an honorary Doctorate from Hardin-Simmons University.

Rocky L. Duckworth

Rocky L. Duckworth has been a director of Magnum Hunter since October 2013. Mr. Duckworth brings more than 40 years of regulatory compliance, financial reporting (including internal controls over financial reporting), technical accounting and oil and gas accounting experience to the Board. Currently, Mr. Duckworth serves as a director of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP. Mr. Duckworth retired from KPMG LLP in September 2010 after more than 38 years of service, including more than 29 years as a partner. From 2000 to September 2010, Mr. Duckworth served global energy clients, and he was the energy industry leader of the audit practice in KPMG’s Houston office until 2006. Prior to relocating to Houston, Mr. Duckworth was the Managing Partner of KPMG’s Oklahoma City office from 1987 to 2000. Mr. Duckworth was the partner in charge of the audit practice in Oklahoma City from 1984 until 1987.

Mr. Duckworth earned a Bachelor of Science in Accounting with honors from Oklahoma State University. Mr. Duckworth was commissioned a 2nd lieutenant in the U.S. Army upon graduation from Oklahoma State University. In May 2011, Mr. Duckworth was appointed by the Governor as a member of the board of directors of the Texas State Board of Public Accountancy and is a certified public accountant in the State of Texas.

Stephen C. Hurley

Stephen C. Hurley has been a director of Magnum Hunter since October 2011. Mr. Hurley has 38 years of experience in the oil and gas industry. He also serves on the board of directors of Brigham Resources, LLC, a privately held oil and gas company. He is a former member of the board of directors of Brigham Exploration Company, serving from December 2002 to December 2011 when the company was sold to Statoil ASA for US $4.6 billion. He also served on the audit and compensation committees of Brigham Exploration Company. Mr. Hurley is a former President and board member of Hunt Oil Company, having been associated with Hunt Oil Company from August 2001 to February 2012. Prior to joining Hunt Oil Company, Mr. Hurley served as Chief Operating Officer, Executive Vice President and a member of the board of directors for Chieftain International, Inc. from August 1995 to August 2001, when Hunt Oil Company bought Chieftain International, Inc. Prior to joining Chieftain International, Inc., Mr. Hurley was Executive Vice President of worldwide Exploration and Production for Murphy Exploration and Production Company. During his 16 year tenure at Murphy Exploration and Production Company, he held the positions of Senior Geologist, Exploration Manager, Vice President and Executive Vice President. From 1975 to 1980, Mr. Hurley was a geologist with Exxon Company USA, having been recruited out of college.

Mr. Hurley holds both Bachelor of Science and Master of Science degrees in geology from the University of Arkansas and an advanced degree in business studies from Harvard University. He is a past President of both the Dallas Petroleum Club and Dallas Wildcatters Committee.

Joe L. McClaugherty

Joe L. McClaugherty has been a director of Magnum Hunter since 2006. Mr. McClaugherty is a senior partner of McClaugherty & Silver, P.C., a full service firm engaged in the practice of civil law located in Santa Fe, New Mexico. He has practiced law for 38 years and has a Martindale-Hubbell rating of AV Preeminent and is a Fellow of the International Academy of Trial Lawyers. Prior to founding McClaugherty & Silver, P.C. in 1992, he was the Managing Partner of the Santa Fe office of Kemp, Smith, Duncan & Hammond, and, earlier, of Rodey, Dickason, Sloan, Akin & Robb. Mr. McClaugherty has served on numerous boards of both international and domestic companies.

M. McClaugherty received a BBA with Honors from the University of Texas in 1973 and a JD with Honors from the University of Texas School of Law in 1976. He is admitted to the Bars of the State of New Mexico, State of Texas, State of Colorado, United States Federal District Court for the State of New Mexico, United States Federal District Court for the State of Colorado, United States Court of Appeals for the Tenth Circuit and the United States Supreme Court.

Jeff Swanson

Jeff Swanson has been a director of Magnum Hunter since 2009. Mr. Swanson currently serves as the President and Chief Executive Officer of GrailQuest Corp., a privately held company providing software and services to the oil and gas industry, a position he has held since January 1999. Mr. Swanson is also the President and Chief Executive Officer of Swanson Consulting Inc., a provider of geological and engineering geosciences studies for the oil and gas industry. He has been actively engaged in the exploration and production sectors of the oil and gas industry for over 30 years. Mr. Swanson co-founded Stratamodel, Inc., which developed the first commercially available 3-D geocellular technology, now a standard workflow tool in the oil and gas industry. He is co-author of two patents including ReservoirGrail, an increasingly used reservoir volumetric material balancing simulator.

Mr. Swanson received his B.B.A. from Southern Methodist University and is a member of the Society of Petroleum Engineers (SPE), Association of Petroleum Geologists (AAPG), Houston Geological Society (HGS), Independent Petroleum Association of America (IPAA) and the National Stripper Well Association (NSWA). He is an individual trustee of TEL Offshore Trust, a publicly-listed oil and gas trust. Mr. Swanson is a published author of several papers and articles regarding various technologies and methodologies used for enhancing and increasing the value of mature oil and gas fields.

7.6                              Directors of Outback Shale Hunter

The directors of Outback Shale Hunter are Gary C. Evans, Jeff Swanson and Barry J Casson. A brief profile of each of Gary C. Evans and Jeff Swanson are set out in section 7.5 and a brief profile of Barry J Casson is set out below.

Barry J. Casson. CA, MAICD

Barry J. Casson has more than 40 years’ experience in accounting, finance and corporate management at a senior level with numerous listed and unlisted companies, primarily in the resources industry. He has had extensive international experience in project and corporate financing and corporate transactions including stock exchange listings and mergers and acquisitions. Mr Casson is currently a Director and Chairman of the Audit Committees for Unitywater (a statutory body in the water and sewerage industry of southeast Queensland) and Metallica Minerals Limited (ASX:MLM), and Director and Company Secretary of Archipelago Metals Limited.

7.7                              Key management

The Magnum Hunter Group’s key management and a brief profile of each of them is set out below:

Gary C. Evans - Chairman and Chief Executive Officer

See Section 7.5 above.

Joseph C. Daches — Chief Financial Officer

Joseph C. Daches has served as Senior Vice President and Chief Financial Officer of Magnum Hunter since July 2013. Mr. Daches has more than 20 years of regulatory compliance, financial reporting, technical accounting, management and oil and gas accounting experience, primarily within the energy industry. Prior to joining the Company, Mr. Daches had served as Executive Vice President and Chief Accounting Officer of Energy & Exploration Partners, Inc. since September 2012 and as a director of that company since April 2013. He previously served as a partner and Managing Director of the Willis Consulting Group, LLC, from January 2012 to September 2012. From October 2003 to December 2011, Mr. Daches served as the Director of E&P Advisory Services at Sirius Solutions, LLC, where he was primarily responsible for financial reporting, technical, and oil and gas accounting and the overall management of the E&P advisory services practice.

Mr. Daches earned a Bachelor of Science in Accounting from Wilkes University in Pennsylvania, and he is a certified public accountant in good standing with the Texas State Board of Public Accountancy.

James W. Denny III — Executive Vice President; President, Appalachian Basin Division

James W. Denny, III, currently serves as Executive Vice President of Magnum Hunter and as President of the Appalachian Division. Mr. Denny has served as an Executive Vice President since March 2008. Mr. Denny brings more than 35 years of industry related experience to the Company. Prior to joining Magnum Hunter, Mr. Denny served as President and Chief Executive Officer of Gulf Energy Management Company, a wholly-owned subsidiary of Harken Energy Corporation from January 2005 to October 2007. Mr. Denny served in various positions of responsibility during his tenure with Harken Energy Corporation from 1998 to 2005. In his capacity as President and Chief Executive Officer of Gulf Energy Management, Mr. Denny was responsible for all facets of Gulf Energy Management’s North American operations.

Mr. Denny is a registered Professional Engineer (Louisiana) and is a Certified Earth Scientist. He is also a member of various industry associations, including the American Petroleum Institute, the National Society of Professional Engineers, the Society of Petroleum Engineers, and the Society of Petroleum Evaluation Engineers. He is a graduate of the University of Louisiana-Lafayette with a B. S. in Petroleum Engineering.

R. Glenn Dawson — Executive Vice President; President, Williston Basin Division

R. Glenn Dawson currently serves as Executive Vice President of Magnum Hunter and as President of the Williston Basin Division. Mr. Dawson joined the Company in May 2011 when it acquired NuLoch Resources, Inc., renamed Williston Hunter Canada, Inc., a company for which Mr. Dawson had served as President and CEO. He has over 30 years of experience in oil and gas exploration in North America. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on their Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration,

Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005.

Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Masters Program for Geology.

H.C. “Kip” Ferguson III — Executive Vice President, Exploration

H.C. “Kip” Ferguson, III currently serves as Executive Vice President - Exploration of Magnum Hunter. Mr. Ferguson has served as an Executive Vice President of the Company since October 2009 and was President of its Eagle Ford Shale Division from 2011 until April 2013. Mr. Ferguson was formerly the President of Sharon Resources, Inc. from September 1999 until the company was acquired by Magnum Hunter in October 2009 and subsequently renamed Eagle Ford Hunter, Inc. As President of Sharon Resources, Inc., Mr. Ferguson’s responsibilities included supervision of the day-to-day activities of that company, budget planning for operations, supervision of the development of exploratory projects within numerous basins and involvement in extensive field studies and trend analysis, using advanced drilling and completion technology. Mr. Ferguson brings more than 20 years of exploration and development experience in several major U.S. basins to the Company. Mr. Ferguson served on the board of Sharon Resources, Inc. and Sharon Energy Ltd. from September 1999 to October 2009. Mr. Ferguson served on the board for Diaz Resources, Inc. from 2005 to 2009. Mr. Ferguson currently serves on the Board of Directors of New Standard, having been elected to that Board in January 2014 in connection with the Company’s sale of certain of its Eagle Ford Shale assets to New Standard in January 2014. Mr. Ferguson is a third-generation geologist with a degree in Geology from the University of Texas at Austin.

Christopher T. Akers — Executive Vice President and Chief Operating Officer, Eureka Hunter Pipeline

Christopher T. Akers has served as Executive Vice President and Chief Operating Officer of Eureka Hunter Pipeline, LLC since March 2014. Mr. Akers brings more than 25 years of pipeline experience, including operations, engineering, project management and construction, primarily within the midstream industry located in Appalachia. Prior to joining Magnum Hunter, Mr. Akers served as Vice President of Team Environmental LLC since 2013. He previously served as Vice President Operations and Director of Gas Control and Commercial groups at EQT Corporation, from 2001 to 2013. During his tenure at EQT Corporation, Mr. Akers was a key member in the expansion of several hundred miles of pipeline, over 30 new compressor stations and two processing facilities. He was a key contributor on mergers and acquisitions and helped develop the strategic plans which focused on cost reduction, increasing throughput and risk/safety management. Prior to joining EQT Corporation, Mr. Akers served in various engineering, operations and gas control roles at Dominion Transmission from 1991 to 2001 and Union Carbide from 1989 to 1991. He has served on the board of West Virginia Oil and Natural Gas Association and chairman of the Midstream group of SGA. Mr. Akers earned a Bachelor of Science in Mechanical Engineering from West Virginia Institute of Technology, and a Master of Business Administration from West Virginia Wesleyan.

Don L. Kirkendall — Senior Vice President, Eureka Hunter Pipeline

Don Kirkendall has served as Senior Vice President of Magnum Hunter and as Senior Vice President of its subsidiary, Eureka Hunter Pipeline, LLC, since June 2010. Mr. Kirkendall has served as a Senior Vice President of the Company since September 2009. Prior to serving in his current roles, Mr. Kirkendall served as President of Magnum Hunter from March 2006 to September 2009 and as Executive Vice President of Magnum Hunter from August 2005 to

March 2006. Mr. Kirkendall also served on the Company’s Board from August 2005 to September 2009. Prior to his employment with Magnum Hunter in August 2005, Mr. Kirkendall was self-employed as a consultant focused on oil and gas upstream and midstream operations. Mr. Kirkendall brings more than 32 years of diversified energy experience to Magnum Hunter. His background includes interstate pipeline business along with natural gas marketing and exploration experience. He co-founded and managed a successful natural gas marketing company along with an associated exploration company that specialized in drilling Texas Gulf Coast and South Texas oil and gas prospects. Mr. Kirkendall received his B.B.A. from Southwest Texas State University.

7.8                              Remuneration and interests of Magnum Hunter Directors

2013 Director Compensation (USD)

Name	Fees Paid in Cash	Option Awards (1) (2)	Fees Paid in Stock (1)	All Other Compensation (3)	Total
J. Raleigh Bailes, Sr.	$—	$158,634	$121,868	$—	$280,502
Victor G. Carrillo	$—	$158,634	$116,692	$—	$275,326
Rocky L. Duckworth (4)	$7,603	$—	$11,842	$—	$19,445
Stephen C. Hurley	$—	$158,634	$168,417	$—	$327,051
Joe L. McClaugherty	$—	$158,634	$184,728	$—	$343,362
Jeff Swanson	$—	$158,634	$112,670	$—	$271,304

(1)                      Represents the aggregate grant date fair value, in accordance with Accounting Standards Codification 718, “Stock Compensation”, (except no assumptions for forfeitures were included), with respect to (a) shares of common stock (under the Fees Paid in Stock column), and (b) stock options (under the Option Awards column). See “Note 9 - Share-Based Compensation” in the notes to Magnum Hunter’s consolidated financial statements included in Magnum Hunter’s annual report on Form 10-K for information regarding the assumptions made in determining these values.  As of 31 December 2013, Messrs. Bailes, Carrillo, Duckworth, Hurley, McClaugherty, and Swanson did not hold any shares of unvested restricted stock. As of 31 December 2013, the aggregate number of outstanding option awards held by Magnum Hunter’s current non-employee directors was: 175,000 for Mr. Bailes, 175,000 for Mr. Carrillo, none for Mr. Duckworth, 136,000 for Mr. Hurley, 140,000 for Mr. McClaugherty, and 175,000 for Mr. Swanson.

(2)                      On 17 January 2013, Messrs. Bailes, Carrillo, Hurley, McClaugherty, and Swanson were each granted an option to purchase up to 60,000 shares of Magnum Hunter’s common stock at an exercise price of $4.16 per share with a ten-year expiration date.

(3)                      Magnum Hunter reimburses the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions. In 2013, the incremental cost to the Company to provide these perquisites was less than $10,000 per director.

(4)                      Mr. Duckworth was elected to the Board on 7 October 2013.

The table above does not include persons who served as directors of Magnum Hunter in 2013 but resigned in 2013.

For the year ended 31 December 2013, Gary C. Evans received US$490,000 in salary, US$500,000 in cash bonus, options valued at $1,982,925, other compensation of US$186,701, for total compensation of US$3,159,626 for his service as the Chief Executive Officer of Magnum Hunter. Mr. Evans does not receive any compensation in his capacity as a director of Magnum Hunter.

7.9                              Substantial shareholders in Magnum Hunter

Based on shareholder disclosure reflected in the latest public filings with the SEC, the following are Magnum Hunter’s substantial shareholders:

Rank	Shareholder	Magnum Hunter Stock		% of Issued Capital
1	Relational Investors LLC	32,371,938	(1)	16.12%
2	Aristeia Capital, L.L.C.	15,283,257		7.69%
3	BlackRock, Inc.	10,013,026		5.04%
4	The Vanguard Group	9,547,966		4.81%
5	Millennium Management LLC	9,081,116		4.57%
6	Gary C. Evans	7,420,977	(2)	3.70%

(1)                      Includes 2,142,858 common shares issuable upon exercise of warrants.

(2)                      Includes 300,000 shares of restricted common stock; 126,500 shares of common stock held in an account under the name of Mr. Evans’ children and Mr. Evans’ Special Inheritance account; an option to purchase 1,351,250 shares of common stock which has vested; 121,974 shares of common stock issuable upon the exercise of 500,000 stock appreciation rights which have vested (based on the US $6.09 exercise price of the stock appreciation rights and the fair market value of the common stock as of 26 March 2014, determined in accordance with Magnum Hunter’s Stock Incentive Plan); 561,492 shares of common stock underlying presently exercisable warrants; and an indirect interest in 7,664 shares of common stock held by the Company’s 401(k) plan.

7.10                       Corporate governance

Magnum Hunter is a company committed to the highest standards of corporate governance. It acknowledges that corporate governance is both a framework by which the interests of various stakeholders are balanced and a structure through which the objectives of a company are set. Magnum Hunter recognises that good corporate governance is an essential part of its responsibilities to enhance shareholder value and the financial performance of Magnum Hunter.

Magnum Hunter’s Board of Directors has established three committees.  These committees are:

(1)                                 Audit Committee;

(2)                                 Compensation Committee; and

(3)                                 Governance Committee.

The board of Magnum Hunter has adopted the following policies:

(4)                                 Code of Conduct and Ethics

(5)                                 Corporate Governance Guidelines; and

(6)                                 Related Party Transactions Policy.

Magnum Hunter’s Corporate Governance Guidelines are reviewed by the Board and the Governance Committee at least annually. For more information about these committees and policies, and about Magnum Hunter’s approach to corporate governance, Magnum Hunter publishes its policies and committee charters on its website, which is available at www.magnumhunterresources.com.

7.11                       Role of the Board in Risk Oversight

Magnum Hunter’s Board of Directors is responsible for the Company’s risk-oversight function and is actively involved in the oversight of risks that could affect Magnum Hunter.

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.

The Audit Committee of the Board is charged by its charter with, among other duties, reviewing the significant accounting principles, policies and practices followed by the Company; reviewing financial, investment and risk management policies followed by Magnum Hunter in operating its business activities; reviewing the Company’s annual audited financial statements; reviewing the effectiveness of independent audits, including approval of the scope of and fees charged in connection with annual audit and quarterly reviews; appointing and overseeing the work of Magnum Hunter’s independent auditor; and reviewing and discussing audit-related and independence matters with management, the Board and Magnum Hunter’s independent auditors. The Audit Committee must regularly update the Board and make appropriate recommendations. Additionally, at Audit Committee meetings, management may present a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. The Audit Committee works with management to address the strengths and weaknesses of the policies in each area presented or separately assessed. In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

7.12                       Announcements by Magnum Hunter in relation to the Offer

On 10 June 2014 and 17 June 2014, Magnum Hunter made announcements to ASX in relation to the Offer.  Copies of the announcements are set out in Annexure C to this Bidder’s Statement.

8                                        Magnum Hunter’s Projects and Interests

8.1                              Recent Developments

The following is a summary of recent transactions consummated by Magnum Hunter.  The information set forth in the remainder of this Section 8 is qualified in its entirety to account for these transactions.

On 28 January 2014, Magnum Hunter closed on the sale of certain of its oil and natural gas properties and related assets in the Eagle Ford Shale in South Texas to a subsidiary of New Standard. The divested properties and assets consisted primarily of leasehold acreage in Atascosa County, Texas and working interests in five horizontal wells, four of which were operated by the Company. Magnum Hunter received cash consideration of US $15.5 million, after customary purchase price adjustments, and 65,650,000 ordinary shares of New Standard, with a fair value of approximately US $9.4 million at 31 March 2014. As a result of the sale, Magnum Hunter owns approximately 17% of the total outstanding common shares of New Standard, has appointed a designated representative to New Standard’s board of directors and has the right to appoint an additional designated representative to New Standard’s board.

On 26 March 2014, Magnum Hunter sold 4,300,000 shares of Magnum Hunter Stock to certain institutional investors in a private offering for gross proceeds of US $30.1 million.

On 10 April 2014, Williston Hunter Canada, Inc. (WHCI), a wholly-owned subsidiary of Magnum Hunter, closed on the sale of certain oil and gas properties and assets located in Alberta, Canada, including operated working interests in approximately 1,910 gross (961 net) leasehold acres and three producing wells producing primarily from the Kiskatinaw formation in the Western Canadian Sedimentary Basin to BDJ Energy Inc., an Alberta corporation. The total purchase price was CAD $9.5 million (approximately U.S. $8.7 million), subject to customary adjustments, payable in cash.

On 12 May 2014, Magnum Hunter closed on the sale of all of its ownership interests in WHCI to Steppe Resources Inc., an Alberta corporation. The assets of WHCI consisted primarily of oil and gas properties located in the Tableland Field in Saskatchewan, Canada and included approximately 52,520 gross (49,470 net) leasehold acres and 84 gross wells producing approximately 630 Boe per day of current net production to the ownership interests sold. The total purchase price was CAD $75 million, subject to customary adjustments, payable in cash.

On 29 May 2014, Magnum Hunter sold 21,428,580 shares of Magnum Hunter Stock and warrants to purchase 2,142,858 shares of Magnum Hunter Stock to certain institutional investors in a private offering for gross proceeds of US $150 million.

In May 2014, Triad, a wholly-owned subsidiary of Magnum Hunter, acquired specific oil and gas leases from certain landowners covering a total of approximately 7,225 gross (4,100 net) leasehold acres located in various areas including Washington, Noble and Monroe Counties, Ohio and Tyler, Ritchie and Wetzel Counties, West Virginia, for an aggregate purchase price of approximately US $20.3 million (approximately US $4,951 average per net leasehold acre). In addition, on 5 June 2014, Triad resumed the acquisition of leasehold acreage from MNW pursuant to the Asset Purchase Agreement entered into by Triad and MNW in August 2013 (the “APA”), which provided for the sale by MNW to Triad of a total of approximately 32,000 net leasehold acres located in Washington, Noble and Monroe Counties, Ohio, via staggered closings. Triad was forced to discontinue closings of this leasehold acreage under the APA earlier in 2014 due to certain litigation filed against MNW and Triad, which Triad asserted constituted a title defect with respect to the leasehold acreage covered by the APA. This litigation was settled on 28 May 2014 and, on 5 June 2014, Triad acquired certain oil and gas leases from MNW covering a total of approximately 12,200 gross (11,128 net) leasehold acres located in various areas in Washington and Monroe Counties, Ohio, for an aggregate purchase price of approximately US $45.9 million (approximately US $4,125 average per net leasehold acre). To date, under the APA, Triad has now acquired a total of approximately

17,000 net leasehold acres from MNW, or approximately 53% of the approximately 32,000 total net leasehold acres anticipated under the APA.

Eureka Hunter recently achieved a peak throughput rate of 236,127 MMBtu/d in April 2014. With the completion of expansion projects currently under construction, the Company expects the Eureka Hunter Pipeline System will have a throughput capacity of 1.2 Bcf/d by the end of 2014. Eureka Hunter has connected a significant amount of new Marcellus Shale production volumes from several Triad Hunter, LLC and third-party wells located in Tyler and Wetzel Counties, West Virginia into the Eureka Hunter Pipeline System. Eureka Hunter has also begun gathering Utica Shale formation gas in eastern Ohio.

8.2                              Overview

Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. Magnum Hunter is presently active in three unconventional shale resource plays in North America, specifically, the Marcellus Shale in West Virginia and Ohio; the Utica Shale in southeastern Ohio and western West Virginia; and the Williston Basin/Bakken Shale in North Dakota. The company is also engaged in midstream and oilfield services operations, primarily in West Virginia and Ohio.

Since Magnum Hunter’s current management team assumed leadership of the Company in May 2009 and refocused its business strategy, Magnum Hunter has substantially increased its assets and production base through a combination of acquisitions, joint ventures and ongoing development drilling efforts on acquired acreage. The Company believes the increased scale in core resource plays allows for ongoing cost recovery and production efficiencies as the Company exploits and monetizes the Company’s asset base.

Magnum Hunter’s business strategy is to create significant value for its stockholders by growing reserves, production volumes and cash flow at an attractive rate of return through a combination of efficient development of the Company’s properties and strategic acquisitions and joint ventures, and to selectively monetize properties at opportune times and attractive prices.

Magnum Hunter is strategically focused on its Marcellus Shale and Utica Shale plays in the Appalachian Basin in West Virginia and Ohio and its Bakken Shale play in the Williston Basin in North Dakota.

Magnum Hunter’s common stock is listed for trading on the NYSE.

8.3                              Summary of 31 December 2013 Proved Reserves and Production and 31 January 2014 Acreage

The oil and natural gas reserves, production and leasehold acreage information provided below includes reserves, production and acreage associated with Magnum Hunter’s southern Appalachian Basin properties that the Company intends to divest, which have been presented as assets held for sale in the Company’s 31 December 2013 consolidated balance sheets, as well as reserves, production and acreage associated with Magnum Hunter’s Canadian assets that were sold in April and May 2014.

The oil and natural gas reserves and production information provided below includes reserves and production associated with Magnum Hunter’s Eagle Ford Shale and Pearsall Shale assets that were sold in January 2014.

The acreage information below gives effect to the sale by Magnum Hunter of certain Eagle Ford Shale and Pearsall Shale assets in January 2014, but does not include leasehold acreage in West Virginia and Ohio that Triad purchased from MNW and other third parties in May and June 2014.

•                  As of 31 December 2013, Magnum Hunter had approximately 75.9 MMBoe of estimated proved reserves, of which approximately 45.8% was oil and natural gas liquids and approximately 52.2% was classified as proved developed producing reserves. By comparison, as of 31 December 2012, estimated proved reserves were approximately 73.1 MMBoe, of which approximately 62.9% was oil and natural gas liquids and approximately 52.0% was classified as proved developed producing reserves. Estimated proved reserves, on a Boe basis, at year-end 2013 increased 3.9% from year-end 2012.

•                  Magnum Hunter’s daily production volumes at 31 December 2013 were approximately 12,210 Boe/d. Its average daily production volumes for the year ended 31 December 2013, were approximately 9,844 Boe/d, which represented a 27.2% increase from the year ended 31 December 2012. Average daily production volumes for the quarter ended 31 December 2013 were approximately 11,298 Boe/d. Daily production volumes at 20 February 2014 were approximately 16,142 Boe/d.

•                  As of 31 January 2014, Magnum Hunter had approximately 280,657 net leasehold acres in its core operating areas, including approximately 78,709 net acres in the Marcellus Shale, approximately 99,078 net acres prospective for the Utica Shale (a portion of which acreage overlaps its Marcellus Shale acreage) and approximately 102,869 net acres in the Williston Basin/Bakken Shale in North Dakota.

8.4                              Magnum Hunter’s Reserves

Proved Reserves Summary as of 31 December 2013, 2012 and 2011

		2013	2012	2011
Proved Developed Reserves
Oil	MMbbl	12.1	16.4	7.7
NGLs	MMbbl	7.0	6.3	1.5
Natural Gas	Bcf	176.6	125.5	90.2

Proved Undeveloped Reserves(1)
Oil	MMbbl	12.3	20.5	9.4
NGLs	MMbbl	3.4	2.9	3.1
Natural Gas	Bcf	70.2	37.1	49.0

Total Proved Reserves(2)(3)(4)	MMboe	75.9	73.1	44.9

(1) Magnum Hunter added 123 PUD locations during 2013, with the largest reserve value (nine PUDs with a value of 10.6 MMBoe) associated with the Marcellus Shale PUDs in Tyler County, West Virginia. 109 PUDs were added in 2013 in Divide County, North Dakota and the Tableland Field in Canada in the Bakken/Three Forks Sanish, with a reserve value of 7.4 MMBoe. Additionally, five PUDs were added in 2013 in the Eagle Ford Shale in Atascosa County, Texas, with a value of 1.1 MMBoe.

(2) The estimates of reserves in the table above conform to the guidelines of the SEC. Estimated recoverable proved reserves have been determined without regard to any economic impact that may result from the Company’s financial derivative activities. These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The reserve information shown is estimated. The certainty of any reserve estimate is a function of the quality of available geological, geophysical, engineering and economic data, and the precision of the engineering and geological interpretation and judgment. The estimates of reserves are based on various assumptions, and are inherently imprecise. Although Magnum Hunter believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(3) Natural gas is converted to oil equivalent at a ratio of six Mcf of natural gas to one Bbl of oil.

(4) Magnum Hunter sold certain Eagle Ford Shale and Pearsall Shale assets in January 2014 and all of its Canadian properties in April and May 2014 (the reserves attributable to which assets are reflected in the tables above)

	Proved Reserves(1)	% Proved	%	Productive Wells
Area	(MMBoe)	Developed	Oil/Liquids	Gross	Net
Appalachian Basin	53.4	73%	26%	3,866.0	2,745.6
Williston Basin
United States	18.5	39%	93%	255.0	61.0
Canada(2)	2.2	90%	99%	43.0	37.1
Texas and Louisiana(2)	1.6	25%	76%	10.0	5.0
Other Canada(2)	0.2	100%	93%	44.0	40.7
Total at 31 December 2013	75.9	64%	46%	4,218.0	2,889.4

(1) MMBoe is defined as one million barrels of oil equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids..

(2) Magnum Hunter sold certain Eagle Ford Shale and Pearsall Shale assets in January 2014 and all of its Canadian properties in April and May 2014 (the reserves attributable to which assets are reflected in the table above).

Basis of Reserves Estimation

CG&A evaluated the Company’s oil and gas reserves on a consolidated basis as of 31 December 2013. The technical persons responsible for preparing the Company’s proved reserves estimates meet the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. CG&A does not own an interest in any of the Company’s properties and is not employed by Magnum Hunter on a contingent basis.

Magnum Hunter maintains an internal staff of petroleum engineers and geoscience professionals who work closely with CG&A to ensure the integrity, accuracy and timeliness of the data used to calculate the Company’s proved oil and gas reserves. The Company’s internal technical team members meet with CG&A periodically throughout the year to discuss the assumptions and methods used in the proved reserve estimation process. Magnum Hunter provide historical information to CG&A for the Company’s properties such as ownership interest; oil and gas production; well test data; commodity prices; and operating and development costs. The preparation of the Company’s proved reserve estimates is completed in accordance with the Company’s internal control procedures, which include the verification of input data used by CG&A, as well as extensive management review and approval. All of the Company’s reserve estimates are reviewed and approved by the Company’s vice president of reservoir engineering. The Company’s vice president of reservoir engineering holds a B.S. in chemical engineering from Ohio State University with more than 30 years of experience, was a member of the University of Texas External Advisory Committee for Petroleum and Geosystems Engineering and has served in various officer and board of director capacities for the Society of Petroleum Engineers. Reserve estimates for each of the Company’s divisions are also reviewed and approved by the president of that division.

The technologies used in the estimation of the Company’s proved reserves are commonly employed in the oil and gas industry and include seismic and micro-seismic operations, reservoir simulation modelling, analyzing well performance data and geological and geophysical mapping.

Magnum Hunter currently has an extensive inventory of low-risk development drilling locations in the Williston Basin and Marcellus Shale and significant exploration potential in the wet/dry gas window of the Utica Shale in Ohio and West Virginia.

8.5                              Magnum Hunter’s Acreage as of 31 January 2014

	Developed Acreage(1)		Undeveloped Acreage(2)		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin(3)	299,842	259,337	231,748	202,004	531,590	461,341
Williston Basin
United States	187,064	52,742	135,048	50,127	322,112	102,869
Canada(4)	15,401	12,192	37,408	37,396	52,809	49,588
Texas and Louisiana(5)	1,777	825	764	609	2,541	1,434
Other Canada(4)	31,293	19,994	12,503	7,702	43,796	27,696
Total at 31 January 2014(6)	535,377	345,090	417,471	297,838	952,848	642,928

(1) Developed acreage is the number of acres allocated or assignable to producing wells or wells capable of production.

(2) Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage includes proved reserves.

(3) Approximately 47,409 gross acres and 42,418 net acres overlap in Magnum Hunter’s Utica Shale and Marcellus Shale areas.

(4) Magnum Hunter sold all of its Canadian properties in April and May 2014 (the acreage attributable to which assets are reflected in the table above).

(5) Pertains to certain miscellaneous properties in Texas and Louisiana.

(6) The table above does not include acreage Magnum Hunter acquired in May and June 2014 from MNW and other third parties in Ohio and West Virginia.

Substantially all of the leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing lease is renewed or the Company obtains production from the acreage subject to the lease before the end of the primary term; in which event, the lease will remain in effect until the cessation of production.

The following table sets forth the gross and net acres of undeveloped land subject to leases summarized in the preceding 31 January 2014 table that are not currently held by production and therefore will expire during the periods indicated below if not ultimately held by production by drilling efforts:

	Expiring Acreage
	2014		2015		2016		2017		2018
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin (1)	3,157	2,954	3,842	3,405	11,807	9,641	7,387	5,611	14,283	13,575
Williston Basin(2)	59,715	19,557	54,354	20,978	13,533	5,382	7,207	4,207	—	—
Texas and Louisiana (3)	—	—	—	—	764	609	—	—	—	—
Total Expiring(4)	62,872	22,511	58,196	24,383	26,104	15,632	14,594	9,818	14,283	13,575

(1) Expiring acreage in the Appalachian Basin does not include Magnum Hunter’s southern Appalachian Basin properties that Magnum Hunter intends to divest.

(2) Expiring acreage in the Williston Basin does not include Magnum Hunter’s Canadian properties that were sold in April and May 2014.

(3) Pertains to certain miscellaneous properties in Texas and Louisiana.

(4) The table above does not include acreage Magnum Hunter acquired in May and June 2014 from MNW and other third parties in Ohio and West Virginia.

8.6                              Appalachian Basin / Marcellus Shale and Utica Shale / West Virginia and Ohio

Magnum Hunter’s Appalachian Basin drilling operations are focused on development in the liquids rich Marcellus Shale and dry gas and liquids rich Utica Shale underlying West Virginia and Ohio. The Company initially entered the Appalachian Basin through an asset acquisition in February 2010 and has subsequently expanded its operations through various acquisitions and joint ventures and development drilling efforts.

Overview of the Marcellus Shale

The liquids rich natural gas produced in the Company’s core Marcellus Shale area (which has a Btu content ranging from 1,125 to 1,435), coupled with a location near the energy-consuming regions of the mid-Atlantic and northeastern U.S., typically allow Magnum Hunter to sell the Company’s natural gas at a premium to prevailing NYMEX spot prices.

Historically, producers in the Appalachian Basin developed oil and natural gas from shallow Mississippian age sandstone and Upper Devonian age shales with low permeability, which are prevalent in the region.

Traditional shallow wells in the Appalachian Basin generally produce little or no water, contributing to a low cost of operation. However, in recent years, the application of horizontal well drilling and completion technology has led to the development of the Marcellus Shale, transforming the Appalachian Basin into one of the country’s premier natural gas reserves.

The productive limits of the Marcellus Shale cover a large area within New York, Pennsylvania, Ohio and West Virginia. This Devonian age shale is a black, organic rich shale deposit productive at depths between 5,500 and 7,500 feet and ranges in thickness from 50 to 80 feet. It is considered the largest natural gas field in the country.

Marcellus Shale gas is best produced from hydraulically fractured horizontal wellbores, exceeding 2,000 feet in lateral length, and involving multistage fracturing completions.

Overview of the Utica Shale

The Utica Shale is located in the Appalachian Basin of the United States and Canada. The Utica Shale is a rock unit comprised of organic-rich calcareous black shale that was deposited about 440 million to 460 million years ago during the Late Ordovician period. It overlies the Trenton Limestone and is located a few thousand feet below the Marcellus Shale, which is considered to be the largest exploration play in the eastern United States.

The Utica Shale may be comparable or thicker and more geographically extensive than the Marcellus Shale, although reported drilling results in the play are still not sufficient to conclusively establish the geographical extent of the play. The potential source rock portion of the Utica Shale underlies portions of Kentucky, Maryland, New York, Ohio, Pennsylvania, Tennessee, West Virginia and Virginia in the United States and is also present beneath parts of Lake Ontario, Lake Erie and Ontario, Canada.

Throughout the potential source rock area, the Utica Shale ranges in thickness from less than 100 feet to over 500 feet. Over the rock unit as a whole, there is a general thinning from east to west.

The Utica Shale is deeper than the Marcellus Shale. In some parts of Pennsylvania, the Utica Shale is estimated to be over two miles below sea level and up to 7,000 feet below the Marcellus Shale. However, the depth of the Utica Shale decreases to the west into Ohio and to the northwest under the Great Lakes and into Canada to less than approximately 2,000 feet below sea level. Most of the Company’s acreage is located at depths of 7,600 to 11,000 feet and approximately 3,000 feet below the Marcellus Shale.

The Utica Shale is estimated to have higher carbonate and lower clay mineral content than the Marcellus Shale. The difference in mineralogy generally produces a different response to hydraulic fracturing treatments. Operation drillers have redesigned and improved the fracturing methods in the Utica Shale, to generally match or improve upon, to the extent deemed beneficial, those methods used in other natural gas shales with comparable carbonate content. For example, drillers have discovered methods to make the brittle carbonate zones in the Utica Shale fracture at generally higher rates than gas shale rock units in the Eagle Ford Shale in Texas. Drillers are researching methods to make other similar fracturing improvements in the Utica Shale.

The Point Pleasant formation in the Utica Shale is generally 100 to 150 feet thick and is the Company’s primary targeted reservoir for horizontal drilling in the play. This formation is primarily limestone with inter-bedded shales deposited within an organic rich marine environment. The Point Pleasant formation has the composition for hydrocarbon generation and brittleness. Combined with the organic content, or TOC, a 6% to 16% porosity, thermal maturity and a significant geo-pressured condition, the Point Pleasant formation has the characteristics for an ideal unconventional reservoir. The Point Pleasant formation appears to have a significant amount of hydrocarbons in place, and the techniques for successful drilling in the formation appear similar to those of the Eagle Ford Shale in Texas; longer laterals, more stages of fracture stimulation and more effective treatment of the horizontal lateral appear to be key to the optimization of recoverable reserves and return on investment.

Based on estimates published by the Ohio Department of Natural Resources, or ODNR, in 2012, the Utica Shale had a recoverable potential of 1.3 billion to 5.5 billion barrels of oil and 3.8 to 15.7 trillion cubic feet of natural gas in Ohio alone. During 2013, a number of oil and gas companies made significant investments in acquiring Utica Shale acreage in eastern Ohio. Recently, the ODNR reported that in the Utica Shale in Ohio there were 292 producing horizontal wells, 315 horizontal wells that had been drilled but were not yet completed or connected to a pipeline, 40 horizontal wells that were being drilled and 1,061 horizontal wells that had been permitted.

Magnum Hunter’s Marcellus Shale Operations

As of 31 January 2014, the Company had a total of approximately 78,709 net leasehold acres in the Marcellus Shale. Magnum Hunter’s Marcellus Shale acreage is located principally in Tyler, Pleasants, Ritchie, Wetzel and Lewis Counties, West Virginia and in Washington and Monroe Counties, Ohio.

As of 31 January 2014, the Company had (a) 35 horizontal wells (27.5 net) producing in the Marcellus Shale (including non-operated wells) and (b) 14 horizontal wells (7.9 net) awaiting completion, one horizontal well (one net) drilling, and one drilling rig operating on Company-operated Marcellus Shale properties. As of 31 January 2014, approximately 76% of Magnum Hunter’s mineral leases in the Marcellus Shale area were held by production.

As of 31 January 2014, the Company’s five most recently completed Company-operated horizontal wells targeting the Marcellus Shale generated approximately 12,158 Mcfe/d and 7,005 Mcfe/d average IP-24 hour and IP-30 day rates, respectively.

Magnum Hunter’s Utica Shale Operations

As of 31 January 2014, Magnum Hunter had a total of approximately 99,078 net leasehold acres prospective for the Utica Shale. Approximately 63,877 of the net acres are located in Ohio (a portion of which acreage overlaps the Company’s Marcellus Shale acreage), and approximately 35,201 of the net acres are located in West Virginia (a portion of which acreage overlaps the Company’s Marcellus Shale acreage). Magnum Hunter’s Utica Shale acreage is located principally in Tyler, Pleasants and Wood Counties, West Virginia and in Washington, Monroe, Morgan and Noble Counties, Ohio. Magnum Hunter believes that approximately 36,500 of its Utica Shale net acres are located in the wet gas window of the play.

As of 31 January 2014, the Company had two horizontal wells (1.5 net) awaiting completion, one horizontal well (one net) drilling, and one drilling rig operating on its Company-operated Utica Shale properties. Approximately 65% of the Company’s acreage in the Utica Shale is held by shallow production.

Magnum Hunter’s 2014 capital expenditure budget includes approximately US $260 million of capital expenditures in the Appalachian Basin, essentially all in the Marcellus Shale and Utica Shale regions. The Company intends to drill a total of approximately 25 gross horizontal wells in the Marcellus Shale and Utica Shale in 2014.

Recent Marcellus Shale and Utica Shale Operations

Magnum Hunter continues to acquire mineral leases in both West Virginia and Ohio to increase its overall leasehold acreage ownership position. As of 12 May 2014, the Company had approximately 83,700 gross (78,600 net) mineral acres in the Marcellus Shale and approximately 116,650 gross (105,660 net) mineral acres in the Utica Shale. Recently, the Company has closed on additional leasehold acreage acquisitions. See “Recent Developments” described in Section 8.1. The Company plans to continue acquiring additional mineral leases in the Marcellus Shale and Utica Shale plays in Ohio and West Virginia, as it continues its efforts to build out its leasehold acreage position in this region.

During the first quarter of 2014, Magnum Hunter completed the drilling of 5 gross (5 net) wells and completed 9 gross (6 net) wells in the Marcellus Shale and Utica Shale plays. Of these wells, 2 gross (1 net) on the Stalder Pad are shut-in to allow for further development, 4 gross (2 net) are drilling out plugs for flowback, and 3 gross (3 net) of the completed wells are currently flowing to sales via the Eureka Hunter Pipeline System. Magnum Hunter’s net production in the first quarter of 2014 attributable to Triad Hunter, LLC’s operations was approximately 63.1 Mcfe/d, a 142% increase over such production during the first quarter of 2013.

Magnum Hunter’s first dry gas Utica Shale well, the Stalder #3UH (47% working interest) located on the Stalder Pad (18 potential wells) in Monroe County, Ohio, was placed on production in February 2014 and produced for approximately 45 days before being shut-in. The well tested at a peak rate of 32.5 MMCF of natural gas per day on an adjustable rate choke with 4,300 psi FCP. The well is currently shut-in to allow for the drilling of four new Utica wells on this pad.

Magnum Hunter’s first Marcellus Shale well drilled on the Stalder Pad, the Stalder #2MH, has been drilled and cased, and fracture stimulation was completed in late March 2014. The Stalder #2MH was drilled and cased to a true vertical depth of 6,070 feet with a 5,474 foot horizontal lateral, and was fracture stimulated with 28 stages. The Stalder #2MH well peak test rates during flow-back were 3,707 Mcf of natural gas per day and 312 Bbl of condensate per day. The well produced for approximately 16 days with average daily production of 2,772 Mcf of natural gas per day and 266 Bbls of condensate per day before being shut-in. This well has also been shut-in as Magnum Hunter prepares to drill additional Utica wells on the Stalder Pad.

Magnum Hunter drilled and completed three ~100% owned wells located on the Ormet Pad in Monroe County, Ohio. These wells were drilled and cased to an average vertical depth of 5,900 feet with a 3,900 foot average horizontal lateral. The Ormet wells tested at a combined rate of 11.7 MMcf of natural gas and 1,788 Bbl of condensate per day or 3,738 barrels of oil equivalent per day. These wells began flowing to sales through the Eureka Hunter Pipeline System on 6 May 2014.

Magnum Hunter drilled and cased three Marcellus Shale wells, the Stewart Winland #1301, #1302, and #1303, to an average true vertical depth of 6,155 feet with a 5,750 foot average horizontal lateral. On 12 May 2014, Magnum Hunter completed the drilling of the vertical pilot hole for its first Utica Shale well in West Virginia, located on the Stewart Winland pad in Tyler County, West Virginia. The Stewart Winland #1300 was drilled to a true vertical depth of 11,050 feet. Shortly after reaching TD, Magnum Hunter performed extensive logging and core analysis on the well to test for the presence of hydrocarbons and validate the leasehold acreage in West Virginia. Based on preliminary wireline logging data, the well encountered 109 net feet of hydrocarbons in a high quality carbonate Ordovician-aged reservoir, which reservoir appears consistent with the formation encountered by Magnum Hunter’s Stalder

Utica well located in Monroe County, Ohio. The Stewart Winland #1300 well’s targeted Utica/Point Pleasant formation is approximately 350 feet deeper than that same formation to which Magnum Hunter’s first Utica Shale dry gas well, the Stalder #3UH in Monroe County, Ohio, was drilled. The wireline logging data has confirmed the Point Pleasant target formation from the Stewart Winland #1300 pad location contains hydrocarbons and appears to possibly have even more bottomhole pressure than the Stalder #3UH. In addition, based on their respective well logs, the Stewart Winland #1300 demonstrates resistivity, porosity and permeability very similar to that of the Stalder #3UH. Magnum Hunter is currently in the process of plugging back the Stewart Winland #1300 and will drill a 5,500 foot lateral with approximately 22 frac stages upon completion. Following the completion of drilling operations on the Stewart Winland #1300, Magnum Hunter will commence the fracture stimulation of its four 100% working interest wells on the Stewart Winland pad (three Marcellus Shale wells and the Stewart Winland #1300 Utica Shale well), with initial production test rates from the wells expected in August.

Magnum Hunter drilled and cased the Farley #1306H to a true vertical depth of 7,850 feet with a 6,313 foot horizontal lateral. Magnum Hunter has also drilled and cased the Farley #1304H well to a true vertical depth of 7,914 feet with a 5,400 foot horizontal lateral. Magnum Hunter will begin fracture stimulation of both these two 100% owned Utica wells later this year since there is currently no pipeline connection.

On the WVDNR Pad located in Wetzel County, West Virginia, Magnum Hunter has drilled and cased three 100% owned Marcellus Shale wells, the WVDRN #1207, #1208 and #1209. The wells were drilled and cased to an average vertical depth of 7,500 feet with a 3,800 foot average horizontal lateral. Magnum Hunter released initial test rates for these wells on 15 April 2014. Since that date, the wells have continued to clean up and production has significantly improved. The WVDNR #1207, #1208 and #1209 recently tested at peak rates of 9,575 Mcf/d with 17 bbl/d of condensate, 9,208 Mcf/d with 18 bbl/d of condensate and 10,005 Mcf/d with 19 bbl/d of condensate, respectively.

8.7                              Williston Basin / Bakken Shale / North Dakota

Overview of the Williston Basin / Bakken / Three Forks Sanish

The Williston Basin is spread across North Dakota, Montana and parts of southern Canada with the U.S. portion of the basin encompassing approximately 143,000 square miles. The basin produces oil and natural gas from numerous producing horizons, including the Madison, Bakken, Three Forks Sanish and Red River formations.

The Bakken formation is a Devonian age shale. The North Dakota Geological Survey and Oil and Gas Division estimates that the Bakken formation is capable of generating between 271 and 500 billion Bbl of oil. The Bakken formation underlies portions of North Dakota and Montana and southern Canada and is generally found at vertical depths of 9,000 to 10,500 feet. Below the Lower Bakken Shale lies the Three Forks Sanish formations, which have also proved to contain highly productive reservoir rock. The Three Forks Sanish formations typically consist of interbedded dolomites and shale with local development of a discontinuous sandy member at the top, known as the Sanish sand.

Economic crude oil development and production from the Bakken/Three Forks Sanish reservoirs are made possible through the combination of advanced horizontal drilling and fracture stimulation technology. Horizontal wells in these formations are typically drilled on 640 acre or 1,280 acre spacing with horizontal laterals extending 4,500 to 9,500 feet into the reservoir. Ultimately, a spacing unit may be developed with up to four horizontal wells in each formation. Fracture stimulation techniques generally utilize multi-stage mechanically diverted stimulations.

Magnum Hunter’s Operations in the Williston Basin / Bakken / Three Forks Sanish

Magnum Hunter established its initial position in the Bakken/Three Forks Sanish formations in North Dakota through an acquisition in May 2011. Since then Magnum Hunter has built its position in the area through acquisitions.

As of 31 January 2014, Magnum Hunter’s Williston Basin U.S. properties included approximately 102,869 net acres in the Bakken/Three Forks Sanish formations in North Dakota.

Magnum Hunter’s 2014 capital expenditure budget includes approximately US$50 million of capital expenditure in the Williston Basin in North Dakota, with these expenditures related primarily to drilling wells in which Magnum Hunter participates as non-operated working interest owner. Magnum Hunter anticipates that these wells will include approximately 20 gross wells in the Ambrose Field in Divide County, North Dakota.

Recent Activity in the Bakken Shale

During the first quarter of 2014, Magnum Hunter participated in the drilling of 4 gross (0.7 net) non-operated wells in the Bakken/Three Forks Sanish formations in North Dakota. During the first quarter, (i) one operated one-mile lateral well was completed in the Middle Bakken formation, with an average IP 24-hour rate of 223 Boe/d and an average IP 30-day rate of 186 Boe/d at a 35% water cut, (ii) four non-operated two-mile lateral wells were completed in the Middle Bakken formation, with an average IP 24-hour rate of 534 Boe/d and an average IP 7-day rate of 452 Boe/d, (iii) one non-operated three-mile lateral well was completed in the Middle Bakken formation, with an average IP 24-hour rate of 949 Boe/d and an average IP 7-day rate of 696 Boe/d, and (iv) seven non-operated two-mile lateral wells were completed in the Three Forks Sanish formation with an average IP 24-hour rate of 544 Boe/d and an average IP 7-day rate of 488 Boe/d. At the end of the first quarter of 2014, 4 gross (1.0 net) Company wells were drilling or waiting on fracture stimulation in North Dakota.

A third-party has been engaged to gather and transport oil from certain of Magnum Hunter’s non-operated wells in Divide County, North Dakota to the Colt Hub in Epping, North Dakota. Magnum Hunter expects approximately 51 existing wells combined with 18 wells currently planned to be drilled under the 2014 drilling program will be connected to the gathering system, which is expected to be fully operational by September 2014. A truck terminal will also be constructed and connected to the gathering system to minimize oil hauling costs from wells not connected to the gathering system.

At the end of the first quarter 2014, operating partners have electrified approximately 113 gross wells or approximately 42% of Bakken Hunter, LLC’s total well count. This initiative has improved pumping efficiencies and reduced downtime.

Oneok Gas Gathering Arrangement

In 2012, Magnum Hunter entered into a gas purchase agreement with Oneok Inc., or Oneok, pursuant to which Oneok is currently constructing a natural gas gathering system and related facilities in North Dakota for the gathering and processing by Oneok of associated natural gas production, including the associated natural gas production from certain of Magnum Hunter’s oil properties in Divide County, North Dakota dedicated by Magnum Hunter to Oneok for this purpose. Pursuant to this arrangement, Oneok will purchase natural gas and natural gas liquids production from the dedicated properties, and Magnum Hunter will be responsible for certain well tie-in and electrical power costs associated with the Oneok system and certain minimum yearly gas sale volume requirements.

The sale of natural gas and natural gas liquids production to Oneok pursuant to this arrangement allows Magnum Hunter to realize revenues from its natural gas stream in the

Divide County area. Oneok has completed the construction of the compressor station, 12-inch high-pressure discharge line and northern-most east/west gathering pipeline in Divide County. Magnum Hunter commenced tying in and flowing production in certain of its Divide County properties beginning in 2013.

A significant amount of the associated natural gas produced from oil properties in certain regions of North Dakota is currently being flared or otherwise not marketed because of the lack of available gas gathering and processing infrastructure in these regions. Current and anticipated future North Dakota state regulations on gas flaring restrict and may further restrict, and may possibly prohibit, oil production in North Dakota as to which associated natural gas is flared rather than gathered. Magnum Hunter expects that its arrangement with Oneok will permit the Company to continue to produce crude oil from its properties in Divide County, North Dakota in compliance with these existing or future state regulations.

8.8                              Midstream Operations

The Company’s midstream operations are conducted through the Company’s majority-owned subsidiary, Eureka Hunter Holdings, LLC, or Eureka Hunter Holdings. Eureka Hunter Pipeline, LLC, or Eureka Hunter Pipeline, a subsidiary of Eureka Hunter Holdings, owns and operates a gas gathering system in West Virginia and Ohio, referred to as the Company’s Eureka Hunter Gas Gathering System.

Magnum Hunter is also engaged in the business of leasing natural gas treating plants to third-party producers in Texas and other states through a separate subsidiary, TransTex Hunter, LLC.

Eureka Hunter Gas Gathering System

The Company’s midstream pipeline is a strategic asset to the development and delineation of the Company’s acreage position in the both the Utica Shale and Marcellus Shale plays. Magnum Hunter believes that it has a competitive advantage by being vertically integrated and maintaining control of the Company’s natural gas gathering activities. From time to time, Magnum Hunter has discussions with strategic companies in the Company’s core area of operations and may pursue joint ventures or other strategic transactions with respect to this asset.

Magnum Hunter is continuing the commercial development of the Eureka Hunter Gas Gathering System to support the development of the Company’s existing and anticipated future Marcellus Shale and Utica Shale acreage positions, as well as the expanding gas gathering needs of third party producers in these regions. The system is being constructed primarily out of 20-inch and 16-inch high-pressure steel pipe with an estimated 350 MMcf/d of initial throughput capacity. As of January 31, 2014, Magnum Hunter had completed the construction of a total of over 100 miles of pipeline as part of the system.

Throughput volumes on Eureka Hunter Pipeline’s gas gathering pipeline system located in West Virginia and Ohio averaged 152,625 MMBtu per day during the first quarter of 2014. Average throughput during the last week of the quarter was 210,836 MMBtu per day. During March 2014, Triad produced approximately 44.1% of the volumes that flowed through the Eureka Hunter Pipeline system. Magnum Hunter expects Eureka Hunter Pipeline to flow an additional 40,000 MMBtu per day of throughput volumes from Triad’s new WVDNR and Ormet wells located in Wetzel County, West Virginia and Monroe County, Ohio during the second quarter of 2014. In addition, based upon new Marcellus and Utica drilling schedules, Magnum Hunter expects Eureka Hunter Pipeline to add significant throughput volumes shipped from a combination of Triad and third parties throughout 2014.

During the first six months of 2014, Magnum Hunter expects to gather significant additional natural gas volumes from us and third party producers with production connected to the gathering system. Magnum Hunter expects that the Eureka Hunter Gas Gathering System will enable us to continue to develop the Company’s substantial natural gas and natural gas liquids resources in the Marcellus Shale and Utica Shale, as well as provide the opportunity for substantial cash flow from the gathering of third party volumes of natural gas.

Magnum Hunter has budgeted approximately US $90 million (net to the Company’s majority interest) for Eureka Hunter Gas Gathering System projects in 2014.

Eureka Hunter is in the process of installing liquids stabilization equipment and loading facilities near its Ohio River crossing near Sardis, Ohio, which should be in service by the end of June 2014. To accommodate significant gas volume increases and to reduce line pressure for producers, Eureka Hunter has added 5,600 HP of mainline compression at its Carbide facility in Wetzel County, West Virginia.

The new Marcellus Shale volumes flowing into Eureka Hunter’s gathering system are coupled with the addition of dry gas Utica Shale production in Ohio from various third-party producers and Triad Hunter. Eureka Hunter expects to connect significant volumes of new Utica Shale production throughout 2014 as new wells are brought on line.

The build out of Eureka Hunter’s gathering system in Ohio continues to progress. The first lateral completed in Ohio was a 20-inch extension from the Ohio River past Triad Hunter, LLC’s Stalder Pad extending approximately 11 miles to the west to gather gas from Eclipse Resources’ Tippens pad site. This line is initially gathering dry gas Utica Shale production and was put into service in December 2013. Eureka Hunter’s second Ohio line, the “Ormet lateral”, is also a 20-inch line, and has just recently gone operational.

Other Eureka Hunter pipeline construction projects slated for 2014 include a northerly extension to interconnect with Rocky Mountain Express, Texas Eastern Transmission and Dominion Transmission, near Clarington, Ohio. Eureka Hunter also plans to connect Marcellus Shale rich gas production for delivery to the Blue Racer Natrium plant in Marshall County, West Virginia. Additionally, Eureka Hunter is constructing a residue gas line extension from the MarkWest Mobley gas processing facilities’ tailgate to Columbia Gas near Smithfield, West Virginia. This new residue line will provide a competitive advantage for producers previously limited to one take away pipeline and its related gas markets. The Company’s goal is to have as many production take-away outlets for the system as possible.

Eureka Hunter Holdings Series A Preferred Units / Arclight Capital Investment

Ridgeline, an affiliate of Arclight Capital Partners, owns a 41.8% interest in Eureka Hunter Holdings, LLC. To date Ridgeline has invested US$200 million in the form of convertible preferred units in Eureka Hunter Holdings.

Mobley Processing Plant

In late 2011, Magnum Hunter entered into certain midstream services agreements with MarkWest, pursuant to which MarkWest agreed to provide long-term gas processing and related services for natural gas produced by both the Company and other producers and gathered through the Company’s Eureka Hunter Gas Gathering System.

In December 2012, following the start up of MarkWest’s Mobley Processing Plant in Wetzel County, West Virginia, Magnum Hunter began flowing natural gas production through the Eureka Hunter Gas Gathering System for processing at the Mobley Processing Plant. Magnum Hunter has supplied and expects to continue to supply the Mobley Processing Plant with both Company and third-party natural gas produced primarily from the Marcellus Shale formation. MarkWest also provides natural gas liquids handling and fractionation services for Mobley Processing Plant products at its nearby fractionation facility.

These agreements with MarkWest allow Magnum Hunter to offer third-party producers in the Marcellus Shale not only gas gathering services through the Eureka Hunter Gas Gathering System, but also access to natural gas processing at the Mobley Processing Plant. Also, the Company’s ability to process the Company’s natural gas at the Mobley Processing Plant has provided and is expected to continue to provide Magnum Hunter with an uplift in the realised price for the Company’s liquids-rich gas stream.

Effective as of December 2013, Magnum Hunter has committed to approximately 190,000 Mcf per day of the processing capacity at the Mobley Processing Plant, with a plan to reduce that volume to to 140,000 Mcf per day in April 2014, as Magnum Hunter will release 50,000 Mcf per day of processing to a third party producer committed to gathering volumes through the Eureka Hunter Gas Gathering System.

Natural Gas Treating and Processing / TransTex Hunter

Magnum Hunter is a full service provider for the natural gas treating and processing needs of producers and midstream companies. Magnum Hunter currently conducts treating and processing operations in Texas, Louisiana, Oklahoma and West Virginia and anticipate possible future operations in Arkansas, Mississippi and Ohio.

As of 31 January 2014, Magnum Hunter owned approximately 50 natural gas treating and processing plants in varying sizes and capacities designed to remove carbon dioxide, or CO2, and hydrogen sulfide, or H2S, from the natural gas stream.

The Company’s services also include the installation and maintenance of Joule-Thomson, or JT, plants, which are refrigeration plants designed to remove hydrocarbon liquids from the natural gas stream for dew point control (so that the residue gas meets pipeline specifications) and to upgrade the liquids for processing and marketing.

Magnum Hunter also offers full turnkey services including the installation, operation and maintenance of facilities.

The Company’s customers include small, independent producers, as well as large, publicly-traded companies. Currently, Magnum Hunter is building small and medium-size gas treating and processing equipment to meet current and anticipated producer demand.

8.9                              Oil Field Services Operations / Alpha Hunter Drilling

The Company’s oil field services operations consist of the ownership and operation of six drilling rigs that are used primarily for vertical section (top-hole) air drilling in the Appalachian Basin for itself and third parties. The Company’s fleet of rigs includes a robotic walking drilling rig that can also drill the horizontal sections of wells in the shale plays where Magnum Hunter is active. This drilling rig was designed especially for pad drilling with its unique footprint and capability to walk and rotate without being dismantled.

Magnum Hunter owns and operates portable, trailer-mounted drilling rigs capable of drilling to depths of between 6,000 to 19,000 feet, which are used primarily for vertical section (tophole) air drilling in the Appalachian Basin. The drilling rigs are used primarily for the Company’s Appalachian Basin operations and to provide drilling services to third parties. At 31 January 2014, the Company’s operating fleet consisted of five Schramm T200XD drilling rigs and one Schramm T500XD drilling rig. The Schramm T500XD rig is a portable, robotic drilling rig capable of drilling to depths (both vertically and horizontally) of up to 19,000 feet. This rig can be used to drill the horizontal sections of the Company’s Marcellus Shale and Utica Shale wells.

The T200XD drilling rigs primarily drill the top-holes of the Company’s and third parties’ Marcellus Shale and Utica Shale wells in preparation for larger drilling rigs, which drill the horizontal sections of the wells. This style of drilling has proved to reduce overall drilling costs, by minimizing mobilization and demobilization charges and significantly decreasing the overall time to drill horizontal wells on each pad site.

At 31 January 2014, four of the Schramm T200XD drilling rigs were under contract to a large producer in the Appalachian Basin area for the top-hole drilling of multiple wells through

December 2014; one Schramm T200XD drilling rig was under contract to an independent producer in the Appalachian Basin, and will also be utilized by Magnum Hunter for its top-hole drilling program; and the Schramm T500XD drilling rig was under contract to the Company’s subsidiary for the Magnum Hunter’s Marcellus Shale and Utica Shale drilling program. All these contracts are term contracts.

9                                        Magnum Hunter Financial Information

9.1                              Introduction

This section contains:

•                  the consolidated balance sheet of Magnum Hunter as of 31 December 2013; and

•                  the consolidated statements of operations of Magnum Hunter for the two years ended 31 December 2012 and 2013.

9.2                              Magnum Hunter has assessed the effect of Ambassador on the Magnum Hunter financial results and consolidated balance sheet. The outcome of this assessment is that Ambassador would have a less than 1% effect on the financial results and similarly a 1% effect on the assets and net assets of Magnum Hunter.  Accordingly, no pro forma financial schedules have been prepared as the Magnum Hunter financials alone materially represent the financial results and position of Magnum Hunter and Ambassador combined (the “Combined Group”) post acquisition.

9.3                              Basis of preparation

The historical financial information in this section relates to Magnum Hunter and has been extracted from the full year consolidated financial statements for Magnum Hunter for the year ended 31 December 2013. It is a summary only and does not contain all the disclosures usually provided in an annual financial report.

The full year financial statements for Magnum Hunter for the year ended 31 December 2013, which include the notes to the financial statements, can be found in Magnum Hunter’s most recent annual financial report as filed with the U.S. Securities and Exchange Commission at www.sec.gov. The consolidated financial statements in Magnum Hunter’s annual financial report for the year ended 31 December 2013 were audited in accordance with US GAAP and contained an unqualified audit opinion.

The historical financial information presented in this section has been prepared in accordance with US GAAP and is presented in US dollars.  As of 18 June 2014, the US dollar to Australian dollar exchange rate was 1.06859.

9.4                              Magnum Hunter Consolidated Balance Sheet

Set out following is the consolidated balance sheet for Magnum Hunter as of 31 December 2013, extracted from the financial statements of Magnum Hunter for the financial year ended 31 December 2013.

Magnum Hunter Resources Corporation

Consolidated Balance Sheet

(in thousands of USD)

31-Dec-13 (USD)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$41,713
Restricted cash	5,000
Accounts receivable, net of allowance for doubtful accounts of $292	55,681
Derivative assets	608
Inventory	7,158
Investments	2,262
Prepaid expenses and other assets	2,938
Assets held for sale	5,366
Total current assets	120,726
PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method of accounting	1,355,288
Accumulated depletion, depreciation, and accretion	(130,629)
Total oil and natural gas properties, net	1,224,659
Gas transportation, gathering and processing equipment and other, net	289,420
Total property, plant and equipment, net	1,514,079
OTHER ASSETS
Deferred financing costs, net of amortization of $12,842	20,008
Derivatives assets	25
Intangible assets, net	6,530
Goodwill	30,602
Other assets	1,994
Assets held for sale	162,687
Total assets	$1,856,651

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$3,804
Accounts payable	107,860
Accrued liabilities	44,629
Revenue payable	6,313
Derivatives liabilities	1,903
Other liabilities	6,491
Liabilities associated with assets held for sale	12,865
Total current liabilities	183,865
NON-CURRENT LIABILITIES
Long-term debt	876,106
Asset retirement obligation	16,163
Deferred tax liability	—
Derivative liabilities	76,310
Other long-term liabilities	2,279
Liabilities associated with assets held for sale	14,523
Total liabilities	1,169,246
REDEEMABLE PREFERRED STOCK
Redeemable preferred stock	236,675
SHAREHOLDERS’ EQUITY
Total Magnum Hunter Resources Corporation shareholders’ equity	441,580
Non-controlling interest	9,150
Total shareholders’ equity	450,730
Total liabilities and shareholders’ equity	$1,856,651

The net assets of Ambassador were AUD $8.3 million (approximately US $7.4 million) as of 31 December 2013 and AUD $8.5 million (approximately US $7.8 million) as of 30 June 2013,

based on Ambassador’s reviewed financial report for the half year ended 31 December 2013 and annual financial report for the year ended 30 June 2013. Based on the financial reports, Ambassador would have a less than 1% effect on the assets and net assets of Magnum Hunter. Accordingly, no pro forma statement consolidated balance sheet for the Combined Group has been prepared as the Magnum Hunter financials alone materially represent the financial position of the Combined Group post acquisition.

US GAAP to IFRS conversion

The historical financial information presented in this section has been prepared under US GAAP. Post transaction, shareholders will receive the combined financial statements of Magnum Hunter and Ambassador in US GAAP.

Based upon the elements of Magnum Hunter’s consolidated balance sheet presented above in accordance with US GAAP, Magnum Hunter has considered significant areas of financial reporting where differences between US GAAP and IFRS could be material to the consolidated financial statements, as a whole, which included:

•                  Non-current assets held for sale and discontinued operations (IFRS 5)

•                  Exploration for and Evaluation of Mineral Interests (IFRS 6)

•                  Asset Componentization and Depreciation (IAS 16)

•                  Decommissioning Obligations (IAS 37 & IFRIC Interpretation 1)

•                  Share Based Payments (IFRS 2)

•                  Financial Instruments (IFRS 9, IAS 32, and IAS 39)

•                  Income Taxes (IAS 12)

•                  Impairment of Assets (IAS 36)

•                  Provisions, Contingent Liabilities and Contingent Assets (IAS 37).

A high level preliminary exercise has been undertaken to quantify the impact of the above items.  Based on this preliminary assessment, the following difference between US GAAP and IFRS has been identified:

Temporary Equity

Magnum Hunter has recorded $236.7 million in temporary equity in its US GAAP consolidated financial statements for certain redeemable preferred equity instruments, which are puttable to Magnum Hunter upon certain conditions.  International Accounting Standard 32 (“IAS 32”), Financial Instruments-Presentation, requires that instruments not meeting the definition of equity should be classified as financial liabilities.  Since these preferred equity instruments do not meet the definition of equity as per IAS 32, redeemable preferred stock presented in Magnum Hunter’s consolidated financial statements should be reclassified to non-current financial liabilities under IFRS.

Other than as noted above, Magnum Hunter’s preliminary assessment indicates that the adjustments necessary to present Magnum Hunter’s consolidated balance sheet in accordance with IFRS for the year presented are not material.

Subsequent Events

Subsequent to 31 December 2013 Magnum Hunter has had the following events:

•                  In March 2014 Magnum Hunter raised approximately US $30 million in capital through a private placement of common shares;

•                  In May 2014 Magnum Hunter raised US $150 million of capital through a private placement of common shares;

•                  Acquired leasehold acreage in May and June 2014 totalling US $66.2 million; and

•                  Sold certain assets including the Canadian subsidiary for CAD $75 million in May 2014.

9.5                              Magnum Hunter Consolidated Statement of Operations

Set out following is the consolidated statements of operations for Magnum Hunter for the years ended 31 December 2013 and 2012, extracted from the financial statements of Magnum Hunter for the financial year ended 31 December 2013.

Magnum Hunter Resources Corporation

Consolidated Statements of Operations

(in thousands of USD)

	Year ended 31 December
	2013	2012
REVENUES AND OTHER
Oil and natural gas sales	197,599	114,659
Natural gas transportation, gathering, processing, and marketing	60,632	13,040
Oilfield services	18,431	12,333
Other revenue	3,749	324
Total revenue	280,411	140,356
OPERATING EXPENSES
Lease operating expenses	53,961	26,839
Severance taxes and marketing	17,721	7,854
Exploration	97,342	78,221
Natural gas transportation, gathering, processing, and marketing	52,099	8,028
Oilfield services	14,825	10,037
Impairment of proved oil and gas properties	9,968	3,772
Depreciation, depletion, amortization and accretion	99,198	59,730
Loss on sale of assets, net	44,654	628
General and administrative	75,407	53,454
Total operating expenses	465,175	248,563

OPERATING LOSS	(184,764)	(108,207)

OTHER INCOME (EXPENSE)
Interest income	220	199
Interest expense	(72,423)	(51,616)
Gain (loss) on derivative contracts, net	(25,274)	22,239
Other income (expense)	7,892	(1,583)
Total other expense, net	(89,585)	(30,761)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(274,349)	(138,968)
Income tax benefit	70,297	19,312
LOSS FROM CONTINUING OPERATIONS	(204,052)	(119,656)
Loss from discontinued operations, net of tax	(71,131)	(19,474)
Gain on disposal of discontinued operations, net of tax	52,019	2,409
NET LOSS	(223,164)	(136,721)
Net income attributable to non-controlling interest	988	4,013
NET LOSS ATTRIBUTABLE TO MHR Corp.	(222,176)	(132,708)
Dividends on preferred stock	(56,705)	(34,706)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(278,881)	(167,414)

AMOUNTS ATTRIBUTABLE TO MHR
Loss from continuing operations, net of tax	(203,064)	(115,643)
Income (loss) from discontinued operations, net of tax	(19,112)	(17,065)
Net loss attributable to Magnum Hunter Resources	(222,176)	(132,708)

The net loss of Ambassador was AUD $(0.2) million (approximately US $(0.2) million) for the half year ending 31 December 2013 and AUD $(5.4) million (approximately US $5.6 million) for the full year ending 30 June 2013, based on Ambassador’s reviewed financial report for the half year ended 31 December 2013 and annual financial report for the year ended 30 June 2013. Based on the financial reports, Ambassador would have a 1% effect on the financial results of Magnum Hunter. Accordingly, no pro forma consolidated statement of operations for the Combined Group has been prepared as the Magnum Hunter financials alone materially represent the financial results of the Combined Group post acquisition.

US GAAP to IFRS conversion

The historical financial information presented in this section has been prepared under US GAAP and is presented in US dollars. Post transaction, shareholders will receive the combined financial statements of Magnum Hunter and Ambassador in US GAAP.

Based upon the elements of Magnum Hunter’s consolidated statements of operations presented above in accordance with US GAAP, Magnum Hunter has considered significant areas of financial reporting where differences between US GAAP and IFRS could be material to the consolidated statement of operations, as a whole, which included:

•                  Non-current assets held for sale and discontinued operations (IFRS 5)

•                  Exploration for and Evaluation of Mineral Interests (IFRS 6)

•                  Asset Componentization and Depreciation (IAS 16)

•                  Decommissioning Obligations (IAS 37 & IFRIC Interpretation 1)

•                  Share Based Payments (IFRS 2)

•                  Financial Instruments (IFRS 9, IAS 32, and IAS 39)

•                  Income Taxes (IAS 12)

•                  Impairment of Assets (IAS 36)

•                  Provisions, Contingent Liabilities and Contingent Assets (IAS 37).

A high level preliminary exercise has been undertaken to quantify the impact of the above items.  Based on this preliminary assessment, the following differences between US GAAP and IFRS have been identified:

•                  Dividends: Dividends recorded on redeemable preferred stock are recorded as a reduction to shareholders’ equity under US GAAP.  However, IAS 32 indicates that dividends relating to shares wholly recognized as liabilities are recognized as an expense in the same way as interest on a bond.  As a result, the US GAAP consolidated statements of operations presented above for the years ended 31 December 2013 and 2012 would need to be adjusted to reflect additional financing costs of $31.4 million and $22.1 million, respectively, to record dividends on financial liabilities in accordance with IFRS.

•                  Decommissioning obligations: The consolidated statements of operations presented above in accordance with US GAAP includes accretion expense on asset retirement obligations as a component of depreciation, depletion, amortization, and accretion expense.  In accordance with IAS 37 & IFRIC Interpretation 1, accretion expense of decommissioning obligations should be recorded as a financing cost.  As a result, accretion expense of $2.3 million and $1.7 million should be reclassified from depreciation, depletion, amortization and accretion expense in the consolidated statements of operations of Magnum Hunter for the years ended 31 December 2013 and 2012, respectively, to interest expense to present this in accordance with IFRS.

Other than as noted above, Magnum Hunter’s preliminary assessment indicates that the adjustments necessary to present Magnum Hunter’s consolidated statement of operations in accordance with IFRS for the year presented are not material.

Subsequent Events

Subsequent to 31 December 2013 Magnum Hunter sold certain assets including the Canadian subsidiary for CAD $75 million in May 2014.

9.6                              Liquidity

Magnum Hunter depends upon borrowings under its credit facilities, cash generated from operations, proceeds from sales of non-core assets, and the availability of equity and debt financing to fund its operations and planned capital expenditures.

As of 31 March 2014, Magnum Hunter, excluding Eureka Hunter Holdings and its subsidiaries, had liquidity of approximately US$68.6 million, comprised of $6.3 million of available borrowing capacity under Magnum Hunter’s revolving credit facility and $62.3 million in available cash. Magnum Hunter defines liquidity as funds available under its revolving credit facility plus period-end cash and cash equivalents, excluding amounts held by its unrestricted subsidiaries under its revolving credit facility.

Magnum Hunter’s liquidity is affected by many factors, including the recent transaction described in Section 8.1, and, more generally, Magnum Hunter’s operating performance, the availability of equity and debt financing which is affected by prevailing economic conditions in Magnum Hunter’s industry, and financial, business and other factors, some of which are beyond Magnum Hunter’s control. Magnum Hunter cannot predict whether additional liquidity will be available or available on terms acceptable to Magnum Hunter in the foreseeable future.

10                                 Ambassador

10.1                       Overview of Ambassador

Ambassador is an Australian listed company with a significant interest in PEL570, in South Australia’s Cooper Basin. Ambassador has been listed on the ASX since December 2011.

10.2                       Projects

(1)                                 PEL 570

The PEL 570 block is the key focus of Ambassador’s exploration efforts after identifying potential gas in place of up to 20 trillion cubic feet contained in unconventional rock and coal seams:

(a)                                13 tcf of gas in place in coal seams;

(b)                                over 8 tcf of gas in place in tight rocks and;

(c)                                 1.5 tcf of gas in place in shale;

The permit is situated in the gas prone Patchawarra trough which is characterised by low-C02 levels, likely water free and has the potential to contain significant quantities of valuable petroleum liquids.

Unconventional exploration in the Cooper Basin for both natural gas and petroleum liquids, including oil, is accelerating rapidly. The recent performance of Santos’ Moomba 191 discovery highlights the basin’s significant shale gas and unconventional gas potential.

PEL 570 is adjacent to a proven, producing petroleum system and pipeline infrastructure. It consists of five parts; two in the core of the Patchawarra trough and three located north of the Patchawarra trough. The Patchawarra trough is the source for the oil and liquids rich gas fields such as Tirrawarra, Fly Lake and Moorari fields, owned and operated by the Cooper Basin Joint Venture. These fields are located in the southern part of the trough and Ambassador, New Standard and Magnum Hunter intend to target the Patchawarra tight gas sands.

In the northern part of the trough, oil and gas has been discovered at Flax, Juniper and Yarrow. The southern section of PEL 570 is also prospective for gas, being almost surrounded by gas fields including Bookabourdie, Crocus Verona, Cuttapirrie and Lamdina.

(2)                                 Development of PEL 570

In December 2013, Ambassador entered into an agreement to farm-out a 52.5% working interest in its PEL 570 exploration permit to New Standard Energy Ltd for $42.5 million in direct exploration expenditure.

As part of the farm-out deal, Magnum Hunter became involved with PEL 570 to help guide exploration for the high liquids content/low CO2 gas targets known to exist in Cooper Basin permit PEL 570.

At the time of announcement of the farm-out arrangement, Ambassador Oil and Gas CEO, Tino Guglielmo, said, “This deal brings one of the world’s leading shale gas and oil explorers into the Cooper Basin while Ambassador retains a very large stake in PEL 570.”

“Ambassador Oil and Gas shareholders can be very pleased that one of the world’s most experienced shale oil and gas explorers, in Magnum Hunter Resources, alongside New Standard Energy Ltd, will be applying their vast knowledge to assisting us unlock the value of the Patchawarra Trough region of the Cooper Basin.”

(3)                                 PEL 516 Mudalee Block

The block, consisting of two discreet sections, is located adjacent to the producing Mudlalee oil field. The Mudlalee oil field produces from two separate culminations in the northwest and southeast with two low risk field extension’s in each culmination. The mean recoverable oil potential from a well drilled in the extension of each culmination is 380,000 and 90,000 barrels respectively.

The key features of this opportunity are:

(a)                                Ambassador currently intends to fund the drilling of one well to earn a 60% interest in the Mudlalee Block.

(b)                                The block contains two attractive drilling prospects identified on 3D seismic targeting extensions of two known oil accumulations in the Basal Brikhead/Hutton Sandstone of Mudlalee oil field.

(c)                                 The northwest and south-eastern oil accumulations have produced 200,000 and 290,000 barrels of oil respectively.

(d)                                The Mudlalee northwest well will target a mean recoverable oil potential of 380,000 barrels.

(e)                                 The Mudlalee well will evaluate the potential of the Murta Formation and the Namur Sandstone.

10.3                       Ambassador Directors

As at the date of this Bidder’s Statement, the Ambassador Directors are as follows:

David Shaw (Non-Executive Chairman)

David Shaw is a Melbourne University law graduate, and is currently a practising solicitor with his own firm Campbell & Shaw Lawyers. David is a Director on a number of private company’s and Advisory Boards.

David has a strong and long history with the Australian Football League. David was the Essendon club President from 1992-2002. In addition, David was the former Commissioner of the AFL

Tino Guglielmo (Managing Director)

Holding a degree in Mechanical Engineering, Tino was a former CEO of Stuart Petroleum Ltd and has more than 20 years experience in the field of Petroleum and Production Engineering. He is currently a principle of Petroleum Advisers in South Australia and has accomplished all facets of general and financial management.

He has proven experience and a successful track record in project management and technological planning. He has an intimate knowledge of exploration, production and the commercial environment in the Cooper Basin having worked in that environment the majority of his career.

Emmanuel Correia (Non-Executive Director)

Emmanuel Correia is a Chartered Accountant and has extensive experience in the corporate finance and equity capital markets. Emmanuel has had over 20 years public accounting and corporate finance experience both in Australia, North America and the United Kingdom. He has held various senior positions with Deloitte and other accounting firms and boutique corporate finance houses.

Emmanuel provides corporate advice to a diverse client base both in Australia and in overseas markets. Emmanuel has previously held a number of public company directorships and his key areas of expertise include initial public offerings and secondary capital raisings, corporate strategy and structuring and merger and acquisitions.

Emmanuel is also a director of Forge Resources Ltd and Exalt Resources Limited, and Company Secretary of Bluglass Limited and Jatoil Limited.

10.4                       Publicly Available Information

Ambassador is listed on ASX and is obliged to comply with its continuous disclosure requirements.  Ambassador’s annual report for the year ended 30 June 2013 was lodged with ASIC and given to ASX on 23 September 2013 and its updated half yearly report and accounts were lodged with ASIC and given to ASX on 5 March 2013.

A description of each announcement made by Ambassador since 23 May 2014 is set out at Annexure D.

Further publicly available information about Ambassador is available on Ambassador’s website at www.ambassadorexp.com.au and in the Target’s Statement.

11                                 Magnum Hunter’s Intentions for Ambassador

11.1                       Introduction

This Section sets out Outback Shale Hunter’s intentions for Ambassador, which are based on the information concerning Ambassador and its business known to Outback Shale Hunter at the time of preparation of this Bidder’s Statement.  Outback Shale Hunter will only make final decisions in light of the material information available to it and circumstances at the relevant time.  The statements set out in this Section are therefore statements of current intentions only, which may vary as new information becomes available or circumstances change.

11.2                       Rationale for the Offer

The acquisition of Ambassador, at a price which Magnum Hunter believes is fair and reasonable, will build on Magnum Hunter’s existing indirect interest in New Standard’s exploration portfolio in Australia. Magnum Hunter owns an equity interest in New Standard (ASX: NSE), which is Ambassador’s sole Joint Venture partner in PEL 570.

In determining to take an equity position in New Standard, Magnum Hunter was attracted to the development potential of the Cooper Basin, and PEL 570 in particular from a geological perspective based upon management’s experience in the United States. The existing midstream infrastructure within the Cooper Basin and the substantial underutilized existing and under construction LNG facilities in Australia provide a unique investment opportunity for future natural gas discoveries with greater price certainty.

Magnum Hunter and New Standard have formed a strategic and technical alliance with a core focus on growing and developing New Standard’s Australian business, which alliance will be strengthened by Magnum Hunter’s acquisition of Ambassador.

11.3                      Intentions upon becoming entitled to proceed with compulsory acquisition

If Outback Shale Hunter becomes entitled to compulsorily acquire all of the Ambassador Shares in accordance with the Corporations Act, Outback Shale Hunter’s intentions for Ambassador would be as set out in this Section 11.

(1)                                 Corporate Matters

Outback Shale Hunter intends to:

(a)                                proceed with compulsory acquisition of all the Ambassador Shares;

(b)                                procure that Ambassador is removed from the official list of ASX;

(c)                                 replace all of the Ambassador Directors with Magnum Hunter Group nominees.  The replacement Ambassador Directors have not yet been identified by Outback Shale Hunter and their identity will depend upon the relevant circumstances at the time; and

(d)                                undertake a review of the requirements for maintaining Ambassador’s head office presence in Australia, including its head office and local employee functions and determine what actions, if any, are necessary with respect to Ambassador’s head office and its workforce.

(2)                                 Specific operational intentions

Magnum Hunter intends to continue with Ambassador’s planned exploration and evaluation of PEL 570. In line with New Standard’s farm-in agreement announced on

10 December 2013, Ambassador will take part in a five year work program in relation to PEL 570.

The initial phase of this program for PEL 570 will involve the acquisition of extensive 3D seismic. Following the acquisition and interpretation of this seismic data, Outback Shale Hunter intends for Ambassador to participate with New Standard in a drilling program comprising at least 3 exploration wells.

Magnum Hunter will provide technical expertise, including drilling, completion and development assistance, to both to New Standard and Ambassador in relation to the proposed work program.

11.4                      Intentions for Ambassador as a partly owned company

If Outback Shale Hunter obtains control of Ambassador but is not entitled to compulsorily acquire the outstanding Ambassador Shares Outback Shale Hunter’s intentions for Ambassador would be as set out in this Section 11.4.

(1)                                 Subject to the Corporations Act and the constitution of Ambassador, replace some or all of the Ambassador Directors to reflect Magnum Hunter’s ownership interest in Ambassador.  Replacement Ambassador Directors have not yet been determined by Magnum Hunter or Outback Shale Hunter and their number and identity will depend upon the circumstances at the relevant time.

(2)                                 Subject to the ASX Listing Rules, ask the Ambassador Directors to review whether Ambassador should remain listed on ASX or removed from the official list of ASX.

(3)                                 Propose to the Ambassador Board that they conduct a review of all of Ambassador’s operations and, subject to the approval of Ambassador’s board, allow Outback Shale Hunter to participate in that review.

(4)                                 Implement the intentions outlined in Section 11.4 above, which are consistent with Outback Shale Hunter obtaining control of Ambassador.

Outback Shale Hunter would only make a decision on these courses of action following receipt of appropriate legal, taxation and financial advice, and in light of the material circumstances at the relevant time, including Ambassador Directors’ obligations to have regard to the interests of Ambassador and all Ambassador Shareholders.  Outback Shale Hunter’s intentions must also be read subject to the requirements of the Corporations Act and the ASX Listing Rules (if Ambassador remains listed) in relation to related party transactions.

12                                 Securities in Ambassador

12.1                       Ambassador Securities on Issue

According to documents provided by Ambassador to ASX, as at the date of this Bidder’s Statement, Ambassador has 142,058,491 Ambassador Shares on issue, and no options or other securities.

12.2                       Ambassador Shares

The Ambassador Shares are quoted on ASX and are freely transferable.

As at the date of this Bidder’s Statement and the date immediately before the first Offer is sent, Magnum Hunter does not have a Relevant Interest in any Ambassador Shares.

12.3                       Acquisitions of Ambassador Shares by Magnum Hunter and Outback Shale Hunter

During the 4 months before the date of this Bidder’s Statement, neither Magnum Hunter, Outback Shale Hunter has acquired any Ambassador Shares or relevant interests in any Ambassador Shares.

12.4                       Ambassador Shares acquired by Outback Shale Hunter and Associates

During the 4 months before the date of this Bidder’s Statement, neither Outback Shale Hunter nor its Associates has acquired any Ambassador Shares or relevant interests in any Ambassador Shares.

12.5                       Escalation Agreements

Neither Magnum Hunter, Outback Shale Hunter nor any Associate of either of them has entered into any escalation agreement that is prohibited by section 622 of the Corporations Act.

12.6                       Collateral Benefits

During the 4 months before the date of this Bidder’s Statement, neither Magnum Hunter, Outback Shale Hunter nor any associate of either of them gave, or offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

(1)                                 accept the Offer; or

(2)                                 dispose of Ambassador Shares,

and which is not offered to all Ambassador’s shareholders under the Offer.

13                                 Information on Magnum Hunter Stock

13.1                       Share of Magnum Hunter common stock capital

Magnum Hunter is currently authorized by certificate of incorporation to issue up to 350,000,000 shares of common stock and up to 10,000,000 shares of preferred stock with such designations, preferences and rights as may be determined by Magnum Hunter’s board of directors. The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series.

As of 18 June 2014, there were 198,938,636 shares of Magnum Hunter common stock outstanding, 4,000,000 shares of Magnum Hunter’s non-convertible Series C Cumulative Perpetual Preferred Stock outstanding, 4,424,889 shares of Magnum Hunter’s non-convertible Series D Cumulative Preferred Stock outstanding and 3,721,556 Depositary Shares representing 3,722 shares of Magnum Hunter’s Series E Cumulative Convertible Preferred Stock outstanding.

As of 18 June 2014, Magnum Hunter had outstanding warrants to purchase an aggregate of 19,214,173 shares at varying exercise prices.

As of 31 December 2013 Magnum Hunter had outstanding employee and director stock options and stock appreciation rights that had exercise prices ranging from US $0.51 to US $7.95 per share and covered an aggregate of 16,891,419 shares of Magnum Hunter common stock (and of which an aggregate of 9,983,743 stock options and stock appreciation rights, or approximately 59%, were exercisable as of 31 December 2013 and of which an aggregate of 12,639,469 stock options and stock appreciation rights, or approximately 74.8%, had exercise prices below US $7.31, the closing sales price of Magnum Hunter common stock on the NYSE on 31 December 2013.

If the Offer is accepted by all Ambassador Shareholders, the maximum number of Consideration Stock that will be issued under the Offer will be 6,019,428 which, at the date of this Bidder’s Statement, constitutes approximately 3.03% of the outstanding shares of common stock of Magnum Hunter.  On a fully diluted basis, the maximum number of Magnum Hunter Stock issued under the Offer will, at the date of this Bidder’s Statement, constitute approximately 2.80% of the fully diluted outstanding shares of common stock of Magnum Hunter following the issue of the Consideration Stock under the Offer.

13.2                       Outback Shale Hunter Share Capital

As at the date of this Bidder’s Statement, Outback Shale Hunter has no restriction on the authorised share capital and has issued one fully paid ordinary share.  The sole shareholder of Outback Shale Hunter is Magnum Hunter.

13.3                       Magnum Hunter Certificate of Incorporation and Bylaws

Magnum Hunter is incorporated in the United States in the State of Delaware.  The following is a broad summary of the rights, privileges and restrictions which attach to Magnum Hunter Stock.  It is not intended to be an exhaustive summary.

Certificate of Incorporation	The Certificate of Incorporation of Magnum Hunter is available through the Company’s filings with the SEC at www.sec.gov.

Bylaws	The Bylaws of Magnum Hunter are available through the Company’s filings with the SEC at www.sec.gov.

Rights attaching to shares

Issue of shares

Subject to the US securities laws, the Board of Directors of Magnum Hunter may from time to time pass resolutions authorizing the issuance of common stock. Magnum Hunter’s total outstanding shares of common stock may not exceed the amount authorized in its Certificate of Incorporation. Holders of Magnum Hunter common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Voting rights

Each holder of Magnum Hunter common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of Magnum Hunter common stock are not entitled to cumulate their votes in the election of directors.

Dividends

Holders of Magnum Hunter common stock are entitled to receive rateably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding preferred stock. Magnum Hunter has not paid any cash dividends on common stock since its inception and does not contemplate paying cash dividends on common stock in the foreseeable future. Magnum Hunter is restricted from declaring or paying any cash dividends on common stock under its revolving credit facility and the indenture governing its senior notes. It is anticipated that earnings, if any, will be retained for the future operation of the business. Magnum Hunter does not anticipate paying any cash dividends on its common stock in the foreseeable future. Magnum Hunter currently intends to retain future earnings, if any, to finance the expansion of its businesses. Magnum Hunter’s future dividend policy is within the discretion of Magnum Hunter’s board of directors and will depend upon various factors, including business, financial condition, results of operations, capital requirements and investment opportunities.

Accordingly, stockholders must look solely to appreciation in the market value of Magnum Hunter common stock to realize a gain on their investment.

Alteration of capital

Under Section 242 of the General Corporation Law of the State of Delaware, Magnum Hunter may increase or decrease the amount of authorized common stock in Magnum Hunter’s Certificate of Incorporation by approval of the board of directors and a majority vote of the outstanding shares entitled to vote.

Purchase of own shares and reduction of capital

Subject to compliance with securities laws and its debt agreements and the instruments governing its preferred stock, Magnum Hunter may purchase shares of its own common stock in open market purchases. or otherwise.

Winding-up and capital reduction

In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for Magnum Hunter’s liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Magnum Hunter Directors

Number of Magnum Hunter Directors	Magnum Hunter currently has 7 directors.

Appointment of Magnum Hunter Directors

Magnum Hunter’s directors are elected annually by a plurality vote of common stockholders voting as a single class.

Vacancies may be filled by the remaining directors. Each director so chosen to fill a vacancy shall hold office until a successor is elected and qualified or until resignation or removal.

Removal of Magnum Hunter Directors	Any or all of Magnum Hunter’s directors may be removed with or without cause by an affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.

Permitted interests of Magnum Hunter Directors

Under SEC rules, public companies, such as Magnum Hunter, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant; the amount involved exceeds US $120,000; and a director, executive officer or holder of more than 5% of Magnum Hunter common stock has a direct or indirect material interest.

The Governance Committee of Magnum Hunter’s Board of Directors is responsible for approving all related party transactions, as defined by the rules of the SEC, to which Magnum Hunter is a party.

In February 2014 Magnum Hunter adopted a related party transactions policy to assist in identifying related parties under applicable rules and potential related party transactions. The Governance Committee’s review procedures under this policy include evaluating the following:

•     Whether the terms of the related party transaction are fair to Magnum Hunter and on the same basis as would apply if the transaction did not involve a related party;

•     Whether there are business reasons for Magnum Hunter to enter into the related party transaction;

•     Whether the related party transaction would impair the independence of an outside director; and

•     Whether the related party transaction would present an improper conflict of interest for any director or executive officer of Magnum Hunter, taking into account the size of the transaction, the overall financial position of the director, executive officer, or related party, and the nature of the director’s, executive officer’s, or related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

Additionally, in cases of transactions in which a director or executive officer may have an interest, the Governance Committee also evaluates the effect of the transaction on such individual’s willingness or ability to properly perform his or her duties at Magnum Hunter..

Remuneration of Magnum Hunter Directors

Magnum Hunter’s non-employee directors’ compensation program provides for director fees and other compensation. In 2013, fees for attending meetings of the Board and its committees were set at US $1,500 per Board meeting and US $1,000 per committee meeting (including standing and special committees). In 2013, all of Magnum Hunter’s non-employee directors received a US $45,000 annual retainer in addition to the fees described above. The chair of each committee also received an additional US $10,000 annual retainer, and the lead independent director received an additional US $15,000 annual retainer. Meeting fees and retainers are paid on a quarterly basis. Non-employee directors were also granted options as reflected in the table below.

Beginning in January 2014, the US $45,000 annual retainer described above was increased to US $50,000, the US $15,000 additional annual retainer for the lead independent director was increased to US $30,000, and the annual retainer for the chair of the audit committee was increased from US $10,000 to US $15,000. Options have not been granted to non-employee directors in 2014. Instead, in January 2014, each non-employee director received restricted stock valued at approximately US $150,000 on the date of grant. Subject to continued service as a director, the full restricted stock award vests one year from the date of grant or, if earlier, upon the death of the recipient or a change in control of Magnum Hunter.

Each non-employee director may elect to receive compensation, including meeting fees, committee chairperson fees and annual retainer, in cash or in shares of Magnum Hunter’s common stock, or a combination thereof. Each director’s election will remain in effect until a new election is made, and new elections may be made on an annual basis. The number of shares paid in lieu of cash compensation is based on the volume weighted average price of Magnum Hunter’s common stock for the calendar quarter in which the meetings were held or the chairperson fee or annual retainer was accrued. Non-employee directors are also eligible to receive annual grants of shares of Magnum Hunter common stock, which may be restricted stock, under Magnum Hunter’s Stock Incentive Plan.

Magnum Hunter’s CEO, Gary C. Evans is the only member of the board of directors that is also an executive officer of Magnum Hunter. Mr. Evans receives compensation as an executive officer, but does not receive any compensation in his capacity as a director.

Magnum Hunter Directors’ interests in shares

Magnum Hunter directors are subject to Section 16 of the US Securities Exchange Act of 1934, as amended, and must file reports with the SEC regarding their ownership and changes in ownership of Magnum Hunter stock. These reports may be found on the SEC’s website, www.sec.gov, under Forms 3, 4 and 5.

Magnum Hunter Directors’ powers

Magnum Hunter’s board of directors is generally authorized to manage the Company’s property, business and other affairs by majority vote at a meeting where a quorum is present or by unanimous written consent. The board of directors is authorized to make, alter or repeal the Company’s bylaws without further stockholder approval.

Magnum Hunter Directors’ Independence

Magnum Hunter’s board of directors is subject to Section 303A.01 of the NYSE Listed Company Manual, which requires a majority of “independent” directors (as that term is defined by NYSE rules). Sections 303A.04-07 of the NYSE Listed Company Manual require that each of the nominating/corporate governance committee, the compensation committee and the audit committee members must be comprised of independent directors.

Meetings of Shareholders

Annual meetings of stockholders may be held at such time, date and place as Magnum Hunter’s board of directors shall determine by resolution.

Special meetings of stockholders may be called by the chairman, a majority of the board of directors, our chief executive officer, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Indemnity of officers

Magnum Hunter bylaws permit the Company to indemnify directors and officers to the fullest extent permitted by law.

Magnum Hunter maintains directors’ and officers’ liability insurance and has, from time to time, entered into separate indemnification agreements with persons who were in service as directors and executive officers at such time (some of whom are no longer serving in such capacities) that provide broader indemnification than that required under the Delaware General Corporation Law. These agreements, among other things, require Magnum Hunter to indemnify directors and executive officers to the fullest extent permitted by applicable law for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their service as directors or executive officers, or any of Magnum Hunter’s subsidiaries, or any other company or enterprise to which the person provides services at Magnum Hunter’s request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. Magnum Hunter believes that these agreements are necessary to attract and retain qualified directors and executives.

The limitation of liability and indemnification provisions in Magnum Hunter’s restated certificate of incorporation and bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against Magnum Hunter directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Magnum Hunter directors and officers, even though an action, if successful, might benefit Magnum Hunter and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Magnum Hunter pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Magnum Hunter pursuant to the foregoing provisions, Magnum Hunter has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Website communication with Shareholders

Magnum Hunter regularly publishes information relevant to stockholders on its website www.magnumhunterresources.com.

Additionally, Magnum Hunter is subject to the information reporting requirements of the US securities laws. Magnum Hunter files reports, proxy statements and other information with the SEC. Such information is available free of charge at www.sec.gov.

Takeovers

Certain provisions of Delaware law and Magnum Hunter’s certificate of incorporation and bylaws could make it more difficult to acquire Magnum Hunter by means of a tender offer, a proxy contest or otherwise and to remove Magnum Hunter’s incumbent directors and officers. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Magnum Hunter to first negotiate with it.

Delaware Law. Magnum Hunter is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of Magnum Hunter outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•     the transaction is approved by the board before the date the interested stockholder acquired the stock;

•     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•     on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•     any merger or consolidation involving the corporation and the interested stockholder;

•     any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•     subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•     any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•     the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, Magnum Hunter has not opted out, and does not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire Magnum Hunter.

Certificate of Incorporation and Bylaws. Some provisions of Magnum Hunter’s certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of Magnum Hunter common stock.

Authorized but Unissued Shares. The authorized but unissued shares of Magnum Hunter common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Magnum Hunter by means of a proxy contest, tender offer, merger or otherwise.

Amendment to Bylaws. Magnum Hunter’s board of directors is authorized to make, alter or repeal Magnum Hunter’s bylaws without further stockholder approval.

Advance Notice of Director Nominations and Matters to be Acted upon at

Meetings. Magnum Hunter’s bylaws contain advance notice requirements for nominations for directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of Special Meetings of Stockholders. Magnum Hunter’s bylaws provide that special meetings of stockholders may be called only by the chairman, by a majority of the board of directors, by the chief executive officer, by the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

14                                 Taxation considerations

14.1                       Australian taxation considerations

(1)                                 Introduction

The information in this section is intended to provide a general overview of the Australian income tax and capital gains tax (CGT) implications for Ambassador Shareholders who accept the Offer.

This summary is not intended to be comprehensive and is based upon Outback Shale Hunter’s interpretation of legislation currently in force at the date of this Bidder’s Statement.  Ambassador Shareholders should not rely on the information in this section as advice in relation to their own affairs.  The Australian taxation laws are complex and there could be implications in addition to those described in this section.  Ambassador Shareholders should seek independent professional advice in relation to their own particular circumstances.  Shareholders who are not resident in Australia should seek advice concerning tax implications in their country of residence.

The information in this section does not apply to the following Ambassador Shareholders, who should obtain their own independent advice:

•                                         non-resident Ambassador Shareholders who hold a non-portfolio interest in Ambassador for purposes of section 960-195 of the Australian Income Tax Assessment Act 1997 (broadly, this means shareholders who together with associates hold or have held 10% or more of the Ambassador Shares at any time during the 2 years preceding the date of acceptance of the Offer);

•                                         non-resident Ambassador Shareholders who hold their Ambassador Shares in connection with a permanent establishment in Australia; and

•                                         Ambassador Shareholders who have received their Ambassador Shares in their capacity as employees of Ambassador.

(2)                                 Australian tax consequences

The Australian tax consequences of disposing of your Ambassador Shares will depend on a number of factors, including:

•                                         whether you are an Australian resident or non-resident for tax purposes;

•                                         whether you hold your Ambassador Shares on capital or revenue account;

•                                         the cost of acquiring your Ambassador Shares;

•                                         when you acquired your Ambassador Shares;

•                                         whether you are an individual, a company, a trustee of a trust or a complying superannuation entity; and

•                                         whether Outback Shale Hunter acquires 80% or more of the Ambassador Shares as a result of the Offer.

(3)                                 Holding Ambassador Shares on revenue or capital account

Broadly, if you acquired your Ambassador Shares as part of a share trading business, as part of certain other businesses (eg, banking and insurance) or for the purpose of reselling them at a profit, then you may be treated as holding your Ambassador Shares on revenue account.

If, on the other hand, you acquired your Ambassador Shares as a passive investment, for example, with the intention of generating dividend income and/or long term capital growth, then you may be treated as holding your Ambassador Shares on capital account.

(4)                                Ambassador Shares held on revenue account

If you are an Australian resident and hold your Ambassador Shares on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your Ambassador Shares by accepting the Offer. Broadly, the amount of the gain liable to Australian tax will be the amount by which the disposal proceeds exceeds the cost or tax carrying value of the Ambassador Shares you hold.  The disposal proceeds will be equal to the capital proceeds (refer to Section 14.1(6) below).  You must include any gain in your assessable income and it will be subject to Australian tax at applicable rates.

If, on the other hand, the cost of the Ambassador Shares you hold exceeds the disposal proceeds you receive in respect of those Ambassador Shares, then you will incur a loss equal to the excess.  This loss may be offset against your assessable income.

If you are not an Australian resident and hold your Ambassador Shares on revenue account, then you may be liable to Australian tax on any gain you make on the disposal of your Ambassador Shares by accepting the Offer, if the gain has an Australian source and subject to any protection you are afforded from such taxation by a relevant double taxation agreement.  The source of any gain will depend on a number of factors, including the place of contract to acquire and dispose of your Ambassador Shares and the place of any activities relevant to the holding of your Ambassador Shares.

If there is a double taxation agreement between Australia and the country in which you are resident, it may, for example, protect you from Australian tax on income if the gain is a business profit and you do not have a permanent establishment in Australia. Non-resident shareholders should seek independent taxation advice.

(5)                                Ambassador Shares held on capital account

Ambassador Shareholders who accept the Offer will dispose of their Ambassador Shares by way of transfer to Outback Shale Hunter.  This disposal will constitute a CGT event for Australian CGT purposes.

If you are an Australian resident and hold your Ambassador Shares on capital account, in the absence of CGT scrip for scrip roll-over relief applying, you will be liable to CGT on any gain arising.  The full amount of capital gain is liable to Australian tax unless you are entitled to a CGT discount.  CGT scrip for scrip roll-over relief, capital proceeds, cost base and the CGT discount are explained in more detail below.

If you are not an Australian resident and hold your Ambassador Shares on capital account, you will not be liable to CGT in respect of the disposal of your Ambassador Shares, subject to your holding a non-portfolio interest in Ambassador as mentioned in Section 14.1(1) above.

Ambassador Shareholders whose cost base of acquiring their Ambassador Shares is greater than the capital proceeds received will make a capital loss if they accept the Offer.  Current year and carried forward capital losses may be offset against capital gains arising in the same year of income before application of any CGT discount (refer to paragraph (7) below) or other CGT concessions to determine the net capital gain.  Any net capital gain is included in the Ambassador Shareholder’s assessable income.  Capital losses may not be offset against other income for income tax purposes, but may be carried forward to offset against future capital gains subject to satisfying certain conditions.

(6)                                 Calculating the capital gain or loss

Broadly, the amount of your capital gain will be the amount (if any) by which the capital proceeds received exceed the cost base of your Ambassador Shares.

If you accept the Offer, the capital proceeds received by you will be the market value of the Consideration Stock you receive immediately after they are issued to you.

Your cost base in your Ambassador Shares is used to determine whether any capital gain or loss arises for CGT purposes.  Generally, cost base is made up of a number of elements. Broadly, this includes the acquisition cost, incidental costs of acquisition (such as broker’s fees and stamp duty), and costs of owning, enhancing or preserving title to the asset which are not otherwise tax deductible.

Modifications to the general cost base rules may apply in certain circumstances, for example, if you have inherited shares by bequest or otherwise acquired shares on a non-arm’s length basis.

(7)                                 CGT discount

If you are an Australian resident individual, the trustee of a trust, or a complying superannuation entity, then you may reduce any capital gain otherwise liable to Australian tax provided that you acquired your Ambassador Shares more than 12 months before disposing of them by accepting the Offer. However, if you are an Australian resident individual, and you have had a period of foreign or temporary residency, this may affect the calculation of your CGT discount and you should seek specific tax advice regarding your circumstances.

The CGT discount applicable to an individual or to the trustee of a trust is one half. The CGT discount applicable to a complying superannuation entity is one third. That is, the capital gain (after deduction of any capital losses) you take into account in working out your assessable income is reduced by one half or one third as appropriate. Trustees should seek specific tax advice concerning the tax consequences of distributions to beneficiaries attributable to discounted capital gains.

(8)                                 CGT scrip for scrip roll—over relief

If:

•                                         as a result of the Offer, Outback Shale Hunter acquires 80% or more of the voting shares in Ambassador; and

•                                         you would otherwise make a capital gain on the disposal of your Ambassador Shares,

then you may choose CGT scrip for scrip roll-over relief to apply to the capital gain.

If you choose to obtain the CGT scrip for scrip roll-over relief, then your capital gain will be disregarded, and your cost base of the Consideration Stock will include an amount referable to the cost base of the Ambassador Shares.  Taxation of the capital gain is effectively deferred until the Consideration Stock received are disposed of.  If you choose CGT scrip for scrip roll-over relief, then the choice must be made by the day you lodge your income tax return for the income year in which you accept the Offer. The way in which an Ambassador Shareholder prepares its income tax return is evidence of the choice.  There is no need to lodge a notice with the Australian Taxation Office.

Holders of Ambassador Shares seeking to choose CGT scrip for scrip roll-over relief should confirm the actual acceptance level for the Offer.

CGT scrip for scrip roll-over relief is not available if you would otherwise make a capital loss on the disposal of your Ambassador Shares.

(9)                                 Future income derived from Magnum Hunter

If you accept the Offer and are an Australian resident shareholder, you will be assessed on any dividends paid by Magnum Hunter.

If foreign withholding tax is payable on the dividends paid by Magnum Hunter, an Australian resident shareholder will be able to claim a foreign income tax offset for that withholding tax.

Dividends paid by Magnum Hunter are not able to be franked for Australian tax purposes, and an Australian resident shareholder in Magnum Hunter will not be able to benefit from any Australian tax paid by Ambassador.

(10)                          Goods and services tax and stamp duty

No Australian goods and services tax or stamp duty will be payable by you as a consequence of accepting the Offer.

(11)                          Disposal of Magnum Hunter Stock under the Sale Facility

The description in this paragraph is relevant if you are an Australian resident holding Ambassador Shares, and shares of Magnum Hunter Stock for which Ambassador Shares are exchanged, on capital account. If you do not satisfy this description it is recommended that you seek advice concerning the disposal of shares of Magnum Hunter Stock under the Sale facility.

If you elect to participate in the Sale Facility, the disposal of Magnum Hunter Stock will be subject to Australian CGT consequences that are similar to the description provided above in relation to the disposal of Ambassador Shares where those shares are held on capital account. However, because the shares of Magnum Hunter Stock will have been acquired on the date on which the Ambassador Shares are disposed of, unless you elected to use the scrip for scrip rollover relief in relation to the to the exchange of Ambassador Shares for shares of Magnum Hunter Stock (discussed below), you will not have held the shares of Magnum Hunter Stock for 12 months before the sale of the Magnum Hunter Stock under the Sale Facility. In these circumstances, the CGT discount will not be available as the minimum holding period requirement will not be satisfied. If you did not elect to use the scrip for scrip rollover relief, your cost base in the shares of Magnum Hunter Stock disposed of under the Sale Facility will be the value of the Ambassador Shares exchanged at the date of entry into the contract for the acquisition of the Magnum Hunter Stock.

Where you elect to use the CGT scrip-for-scrip rollover in relation to the exchange of Ambassador Shares for shares of Magnum Hunter Stock, for the purposes of determining eligibility for the CGT discount, the time of acquisition of the shares of Magnum Hunter Stock will be treated as being the time you acquired the Ambassador Shares that you exchanged in the rollover. Therefore, where you elected to use the rollover, and have held the exchanged Ambassador Shares for 12 months or more before the sale of the shares of Magnum Hunter Stock under the Sale Facility, provided you are an individual, complying superannuation entity or trust, you will be entitled to the CGT discount. Your cost base in the shares of Magnum Hunter Stock disposed of under the Sale Facility is determined by reasonably attributing to those shares your cost base in the Ambassador Shares exchanged in the roll over.

14.2                       United States tax considerations

(1)                                 Introduction

The following general discussion of the material U.S. federal income tax consequences of the ownership and disposition of Magnum Hunter’s common stock to a non-U.S. holder (as defined below) is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

For the purpose of this discussion, a non-U.S. holder is any beneficial owner of Magnum Hunter’s common stock that for U.S. federal income tax purposes is not any of the following:

•                  an individual citizen or resident of the U.S.;

•                  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any state or the District of Columbia;

•                  a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes); or

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or (v) a trust (A) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) which has made a valid election to be treated as a U.S. person.

This discussion assumes that a non-U.S. holder will hold Magnum Hunter common stock received in the Offer as a capital asset (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income taxation (including the alternative minimum tax) nor any other U.S. federal income tax laws, including Medicare taxes imposed on net investment income or any aspects of state, local or non-U.S. taxation. It does not consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates or long-term residents of the United States, life insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, “passive foreign investment companies,” “controlled foreign corporations,” persons who at any time hold more than 5% of the fair market value of any class of Magnum Hunter Stock and investors that hold Magnum Hunter common stock as part of a hedge, straddle or conversion transaction.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds Magnum Hunter common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Magnum Hunter common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of Magnum Hunter common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

(2)                                 U.S. federal income taxation of distributions on Magnum Hunter common stock

Distributions on Magnum Hunter common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from Magnum Hunter’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Magnum Hunter’s current and accumulated earnings and profits, the distributions will constitute a return of capital and will first reduce your adjusted tax basis in Magnum Hunter common stock, but not below zero, and then will be treated as gain from the sale of Magnum Hunter common stock (see Section 14.2 below).

Any dividends paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide Magnum Hunter or its paying agent with a valid Internal Revenue Service (“IRS”) Form W-8BEN or other appropriate version of IRS Form W-8 including a U.S. taxpayer identification number, certifying qualification for the reduced rate. A non-U.S. holder of shares of Magnum Hunter common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to Magnum Hunter or its paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business conducted (and, if an income tax treaty applies, that are attributable to a permanent establishment by you in the U.S.) are exempt from such withholding tax. To obtain this exemption, you must provide Magnum Hunter or its paying agent with a valid IRS Form W-8ECI properly certifying such exemption. Subject to any applicable treaty providing otherwise, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits.  In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with your U.S. trade or business may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

(3)                                 U.S. federal income taxation of gain on disposition of Magnum Hunter common stock

Subject to the discussion of backup withholding, below, you generally will not be subject to U.S. federal income tax on any gain realised upon the sale or other disposition of Magnum Hunter common stock except in the following three situations:

•                                           Gain effectively connected with a U.S. trade or business.  If the gain is effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), then, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. Corporate non-U.S. holders also may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of its earnings and profits that are effectively connected with a U.S. trade or business.

•                                          Gain realised by an individual non-U.S. holder present in the United States for 183 day or more during the calendar year.  If you are an individual non-U.S. holder who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, then you will be required to pay a flat 30% tax on such gain (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses) or such lower rate as may be specified by an applicable tax treaty.

•                                           Magnum Hunter common stock constitutes a “U.S. real property interest.” Magnum Hunter believes it is, and will remain for the foreseeable future, a U.S. real property holding corporation (a “USRPHC”) and that Magnum Hunter common stock is currently, and Magnum Hunter expects it will continue to be, “regularly traded” on an established securities market, although Magnum Hunter cannot guarantee it will be so traded.  Although Magnum Hunter is a USRPHC, as long as its common stock is regularly traded on an established securities market, Magnum Hunter common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, Magnum Hunter common stock. If gain on the sale or other taxable disposition of Magnum Hunter Stock were subject to taxation because of Magnum Hunter’s status as a USRPHC, you would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person and would have to file a U.S. income tax return reporting such gain or loss.

Non-U.S. holders should consult a tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

(4)                                 U.S. federal estate tax

Magnum Hunter common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

(5)                                 U.S. federal backup withholding and information withholding

Generally, Magnum Hunter must report annually to the IRS the amount of dividends paid to you, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to you. These information reporting requirements apply even if withholding was not required. This information also may be made available under a specific treaty or agreement with the tax authorities in your country of residence.

Payments of dividends on or proceeds from the disposition of Magnum Hunter common stock made to you may be subject to additional information reporting and backup withholding at the current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either Magnum Hunter or its paying agent has actual knowledge, or reason to know, that you are a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against a non-U.S. holder’s

U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

(6)                                 Additional withholding with respect to Magnum Hunter common stock held by or through non-U.S. entities

The Foreign Account Tax Compliance Act (FATCA) imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from a disposition of Magnum Hunter common stock, paid to:

•                  a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption; or

•                  a non-financial foreign entity (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption.

This withholding obligation under FATCA will apply with respect to dividends on Magnum Hunter common stock paid on or after 1 July 1, 2014 and with respect to the gross proceeds of a sale or other disposition of Magnum Hunter common stock made on or after 1 January 1, 2017.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in Magnum Hunter common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of Magnum Hunter common stock, including the consequences of any proposed change in applicable laws.

(7)                                 Disposal of Magnum Hunter Stock under the Sale Facility.

If you elect to participate in the Sale Facility, subject to the discussion of backup withholding in Section 0(5), above, any gain realised on the disposal of your shares of Magnum Hunter Stock generally will not be subject to U.S. federal income taxation except in the three situations described in Section 0(5).  Moreover, because the disposition will occur prior to 1 January 2017, the additional withholding rules described in Section 0(5) above should not apply.

15                                 Terms of the Offer

15.1                       What is the Offer?

(1)                                Outback Shale Hunter offers to buy all of your Ambassador Shares together with all Rights attached to them, on the terms set out in this Offer.

(2)                                 By accepting this Offer, you undertake to transfer to Outback Shale Hunter not only all of your Ambassador Shares, but also all Rights attached to your Ambassador Shares.

15.2                      What is the Offer consideration?

(1)                                 The consideration offered is 1 Share of Magnum Hunter common stock for every 23.6 Ambassador Shares you hold, with any fractional entitlements to Magnum Hunter Stock being rounded up or down to the nearest whole number, with fractions of less than half disregarded.

(2)                                 The Magnum Hunter Stock to be issued under this Offer (Consideration Stock) will, from their date of issue, rank equally in all respects with existing Magnum Hunter Stock currently on issue.

15.3                       What is the Offer Period?

(1)                                The Offer opens on 23 June 2014.

(2)                                The Offer will remain open for acceptance during the period commencing on the date of this Offer and ending at 7:00pm (Sydney time) on 23 July 2014, unless withdrawn or extended in accordance with the Corporations Act.

(3)                                Outback Shale Hunter may extend the Offer Period in accordance with the Corporations Act.

(4)                                If, within the last 7 days of the Offer Period, either of the following events occur:

(a)                                 the Offer is varied to improve the consideration offered; or

(b)                                 Outback Shale Hunter’s Voting Power in Ambassador increases to more than 50%,

then the Offer Period will be automatically extended so that it ends 14 days after the relevant event, subject to any further extensions in accordance with the Corporations Act.

15.4                       How do you accept the Offer?

(1)                                General

(a)                                 You may only accept the Offer in respect of all and not some of Ambassador Shares.

(b)                                 You may accept the Offer at any time during the Offer Period.

(2)                                Issuer Sponsored Holdings

If you hold your Ambassador Shares in an Issuer Sponsored Holding (your SRN starts with “I”), to accept the Offer you must:

(a)                                 complete and sign the accompanying Acceptance Form in accordance with the instructions on it. You can only accept the Offer in respect of all and not some of your Ambassador Shares. If you do accept the Offer in respect of some of your Ambassador Shares, you will be deemed to have accepted the Offer in respect of all of your Ambassador Shares known to Outback Shale Hunter at the point of processing; and

(b)                                 return the completed Acceptance Form, and all other documents required by the instructions on the Acceptance Form, so that they are received before the end of the Offer Period at the address specified on the Acceptance Form.

(3)                                CHESS Holdings

If your Ambassador Shares are in a CHESS Holding (your HIN starts with “X”) and you are not a Participant, to accept the Offer in respect of Ambassador Shares you must either:

(a)                                 instruct your Controlling Participant to initiate the acceptance on your behalf under rule 14.14 of the ASX Settlement Operating Rules in respect of your Ambassador Shares, before the end of the Offer Period; or

(b)                                 authorise Outback Shale Hunter to instruct your Controlling Participant on your behalf to initiate acceptance of the Offer in accordance with rule 14.14 of the ASX Settlement Operating Rules in respect of your Ambassador Shares, by completing, signing and returning the accompanying Acceptance Form in accordance with the instructions on it (together with all documents required by the instructions on the Acceptance Form), at the address specified in the Acceptance Form in sufficient time for it to be processed before the end of the Offer Period.

If you are a Participant, you may yourself initiate acceptance under rule 14.14 of the ASX Settlement Operating Rules before the end of the Offer Period.

If Ambassador Shares are in a CHESS Holding, you must comply with any other applicable ASX Settlement Operating Rules.

(4)                                Acceptance Form and other documents

(a)                                 The Acceptance Form forms part of the Offer.

(b)                                 If your Acceptance Form (together with all documents required by the instructions on the Acceptance Form) is returned by post, for your acceptance to be valid you must ensure that it is posted and delivered in sufficient time for it to be received by Outback Shale Hunter at the address specified on the Acceptance Form before the end of the Offer Period.

(c)                                  When using the Acceptance Form to accept this Offer in respect of Ambassador Shares in a CHESS Holding, you must ensure that the Acceptance Form (together with all documents required by the instructions on the Acceptance Form) are received by Outback Shale Hunter in sufficient time for Outback Shale Hunter to instruct your Controlling Participant to initiate acceptance of this Offer on your behalf in accordance with rule 14.14 of the ASX Settlement Operating Rules before the end of the Offer Period.

(d)                                 The postage and transmission of the Acceptance Form and other documents is at your own risk.

(5)                                Effect of Acceptance

(a)                                 Once you have accepted the Offer, you will be unable to revoke your acceptance and the contract resulting from your acceptance will be binding on you and you will be unable to withdraw your Ambassador Shares from the Offer, or otherwise dispose of your Ambassador Shares.

(b)                                 By signing and returning the Acceptance Form or otherwise accepting the Offer pursuant to Section 15.4, you:

(i)                                    accept the Offer (and any variation of it) in respect of all of your Ambassador Shares;

(ii)                                 agree to transfer to Outback Shale Hunter all of your Ambassador Shares,

(iii)                              represent and warrant to Outback Shale Hunter that at the time of acceptance as a fundamental condition going to the root of the contract resulting from your acceptance, and the time the transfer of Ambassador Shares to Outback Shale Hunter is registered;

(A)                              all your Ambassador Shares are and will be fully paid up, and Outback Shale Hunter will acquire good title to them and full beneficial ownership of them free from all Third Party Rights;

(B)                              that you have full power and capacity to accept the Offer and to sell and transfer the legal and beneficial ownership in your Ambassador Shares to Outback Shale Hunter; and

(C)                              unless you have notified Outback Shale Hunter in accordance with Section 15.8, your Ambassador Shares do not consist of separate parcels;

(iv)                             irrevocably appoint Outback Shale Hunter and each Outback Shale Hunter Director, secretary and nominee of Outback Shale Hunter jointly and severally as your attorney with power to exercise all the powers and rights which you could lawfully exercise as the registered holder of your Ambassador Shares, including:

(A)                              attending any meeting of Ambassador and voting in respect of your Ambassador Shares, proposing or seconding any motion and demanding a poll for any vote at, any such meeting;

(B)                              requisitioning the convening of any general meeting of Ambassador and convening a general meeting pursuant to any such requisition;

(C)                              signing any form, notice, instrument or other document (including any proxy appointment) relating to your Ambassador Shares; and

(D)                              executing all such instruments as Outback Shale Hunter may require for the purpose of vesting good title in your Ambassador Shares and all Rights attaching to your Ambassador Shares in Outback Shale Hunter;

(v)                                irrevocably appoint Outback Shale Hunter (and each Outback Shale Hunter Director, secretary and nominee of Outback Shale Hunter) jointly and severally as your attorney with power to attend and vote in person or by proxy at all general meetings of Ambassador on your behalf in respect of your Ambassador Shares until the earlier of the end of the Offer Period or the registration of Outback Shale Hunter as the holder of your Ambassador Shares;

(vi)                             agree that in exercising the powers conferred by the power of attorney in Sections 15.4(5)(b)(iv) and 15.4(5)(b)(v), Outback Shale Hunter or the Outback Shale Hunter Directors, secretaries and nominees are entitled to act in the interests of Outback Shale Hunter;

(vii)                          agree not to attend or vote in person at any general meeting of Ambassador, or to exercise or purport to exercise any of the powers conferred on Outback Shale Hunter or its nominee in Sections 15.4(5)(b)(iv) and 15.4(5)(b)(v) during the relevant periods referred to in that Section;

(viii)                       indemnify Outback Shale Hunter against any claim or action against it for any loss, damage or liability incurred by it as a result of you not producing your Holder Identification Number (HIN) or Securityholder Reference Number (SRN) or in consequence of the transfer of your Ambassador Shares being registered by Ambassador without production of your HIN or SRN for your Ambassador Shares;

(ix)                             if your Ambassador Shares are in a CHESS Holding, irrevocably authorise Outback Shale Hunter (or any nominee or nominees of Outback Shale Hunter) to:

(A)                              instruct your Controlling Participant to initiate acceptance of the Offer in respect of your Ambassador Shares in accordance with the ASX Settlement Operating Rules;

(B)                              give any other instructions in relation to your Ambassador Shares to your Controlling Participant on your behalf under the sponsorship agreement between you and the Controlling Participant; and

(C)                              even though Outback Shale Hunter has not yet paid or provided the consideration due to you, transmit a message to ASX in accordance with rule 14.17 of the ASX Settlement Operating Rules so as to enter your Ambassador Shares which are in a CHESS Holding to the Takeover Transferee Holding;

(x)                                if your Ambassador Shares are in an Issuer Sponsored Holding, irrevocably authorise Outback Shale Hunter (or any nominee or nominees of Outback Shale Hunter) to transfer your Ambassador Shares into Outback Shale Hunter’s name even though Outback Shale Hunter has not yet paid or provided the consideration due to you;

(xi)                             irrevocably authorise Outback Shale Hunter (or any nominee or nominees of Outback Shale Hunter) to alter the Acceptance Form by inserting such details as are omitted in respect of your Ambassador Shares and by rectifying any errors in or omissions from it as may be necessary to make it an effective acceptance of the Offer or to enable registration of the transfer of your Ambassador Shares to Outback Shale Hunter;

(xii)                          irrevocably authorise and direct Ambassador to pay to Outback Shale Hunter, or to the account of Outback Shale Hunter for, all Rights in respect of your Ambassador Shares. If the Offer is withdrawn, rescinded or rendered void, Outback Shale Hunter will account to you for any such Rights received by Outback Shale Hunter;

(xiii)                       irrevocably authorise Outback Shale Hunter to notify Ambassador on your behalf that your place of address for the purpose of serving notices upon you in respect of your Ambassador Shares is Outback Shale Hunter’s registered office; and

(xiv)                      agree, to execute all such documents, transfers and assurances as may be necessary or desirable to convey your Ambassador Shares registered in your name and attaching Rights to Outback Shale Hunter.

(c)                                  Outback Shale Hunter may, at any time, in its sole discretion and without further communication to you, determine that any Acceptance Form it receives is a valid acceptance, even if one or more of the requirements for acceptance has not been complied with, but if Outback Shale Hunter does so, Outback Shale Hunter is not obliged to make the consideration available to you until all of the requirements for acceptance have been met.

(d)                                 Outback Shale Hunter may, at any time, in its sole discretion and without further communication to you, determine all questions as to the form of documents, eligibility to accept the Offer and the time of receipt of an acceptance of the Offer. Outback Shale Hunter is not required to communicate with you prior to making this determination. The determination of Outback Shale Hunter will be final and binding on the parties.

(e)                                  The representations, warranties and authorities referred to in Section 15.4(5)(b) will remain in force after you receive the consideration for your Ambassador Shares and after Outback Shale Hunter becomes registered as the holder of your Ambassador Shares.

15.5                       Allotment of Consideration Stock

(1)                                Subject to this Section 15.5 and the Corporations Act, if you have accepted the Offer , Outback Shale Hunter will procure that Magnum Hunter will issue you (of if you are an Ineligible Foreign Shareholder or elect to participate in the Sale Facility, to the Sale Facility Nominee) the Consideration Stock that you are or would be entitled to under the Offer on or before the earlier of:

(a)                                 the date that is one month after the date of your acceptance; and

(b)                                 21 days after the end of the Offer Period,

by causing your name and registered address to be entered in Magnum Hunter’s register of members as the holder of the relevant number of Consideration Stock.

(2)                                Where the Acceptance Form requires an additional document to be given with your acceptance to enable Outback Shale Hunter to become the holder of your Ambassador Shares (such as a power of attorney):

(a)                                 if the document is delivered with your acceptance, Outback Shale Hunter will procure the provision of the consideration in accordance with Section 15.5(1);

(b)                                 if that document is delivered after acceptance and before the end of the Offer Period, Outback Shale Hunter will procure that Magnum Hunter will issue the Consideration Stock due to you for your Ambassador Shares by the earlier of:

(i)                                    one month after that document is delivered; and

(ii)                                 21 days after the end of the Offer Period;

(c)                                  if that document is given after the end of the Offer Period, Outback Shale Hunter will procure that Magnum Hunter will provide the consideration within 21 days after that document is given; and

(d)                                 if you do not give the document to Outback Shale Hunter within one month after the end of the Offer Period, Outback Shale Hunter may, in its sole discretion, rescind the contract resulting from your acceptance of the Offer.

(3)                                If you accept the Offer, Outback Shale Hunter is entitled to all Rights in respect of your Ambassador Shares. Outback Shale Hunter may require you to provide all documents necessary to vest title to those Rights in Outback Shale Hunter, or otherwise to give it the benefit or value of those Rights. If you do not do so, or if you have received the benefit of those Rights, Outback Shale Hunter will be entitled to deduct from the consideration otherwise due to you the amount or value, reasonably assessed by Outback Shale Hunter of those Rights. If Outback Shale Hunter does not, or cannot, make such a deduction, you must pay that amount to Outback Shale Hunter.

(4)                                If at any time after you accept the Offer any of the following:

(a)                                Autonomous Sanctions Act 2011;

(b)                                Autonomous Sanctions Regulations 2011;

(c)                                  Banking (Foreign) Exchange Regulations 1959 (Cth);

(d)                                 Part 4 of the Charter of the United Nations Act 1945 (Cth);

(e)                                  any regulation made under the Charter of the United Nations Act 1945 (Cth) from time to time; or

(f)                                   any other law of Australia or the United States,

require that an authority, clearance or approval of the Department of Foreign Affairs and Trade, Reserve Bank of Australia, the Australian Taxation Office or any other government authority be obtained before you receive any consideration for your Ambassador Shares, or would make it unlawful for Outback Shale Hunter to provide consideration to you for your Ambassador Shares, you will not be entitled to receive consideration for your Ambassador Shares until all requisite authorities, clearances or approvals have been received by Outback Shale Hunter.

15.6                       Issue and quotation of Consideration Stock

Unless you are an Ineligible Foreign Shareholder or elect to participate in the Sale Facility, if you accept the Offer, settlement of the consideration to which you are entitled will be effected in the following manner:

(1)                                Election for Consideration Stock in uncertificated form

If you elect to receive your Consideration Stock in uncertificated form, American Stock Transfer & Trust Company, LLC, Magnum Hunter’s stock transfer agent (Transfer

Agent), will mail you a Direct Registration Statement showing the number of shares of Consideration Stock that have been credited to your account in book-entry form with the Transfer Agent. The Direct Registration Statement will contain instructions on how to transfer your Consideration Stock, should you wish to do so.

(2)                                Election for Consideration Stock in certificated form

You may request a physical certificate representing your Consideration Stock by contacting the Transfer Agent at any time, although it is generally easier and more efficient to maintain your holdings in non-certificated form.

15.7                       The Offerees

(1)                                The Offer is being made to each person registered as the holder of Ambassador Shares in the register of Ambassador Shareholders on the Record Date. This Offer also extends to:

(a)                                 all Ambassador Shares that are issued during the period from the Record Date to the end of the Offer Period due to the exercise of the Ambassador Options or the vesting of Performance Rights that are on issue as at the Record Date; and

(b)                                 any person who becomes registered as the holder of Ambassador Shares during the period from the Record Date to the end of the Offer Period.

(2)                                Outback Shale Hunter may apply to ASIC for modifications or waivers of the Corporations Act to allow the Offer to extend to certain other Ambassador Shares issued after the Record Date.

(3)                                If, at the time the Offer is made to you, or at any time during the period from the Record Date to the end of the Offer Period, another person is registered as the holder of your Ambassador Shares, a corresponding offer on the same terms as this Offer, will be deemed to have been made to:

(a)                                 that other person in respect of those Ambassador Shares; and

(b)                                 you in respect of any other Ambassador Shares you hold to which the Offer relates,

and this Offer will be deemed to have been withdrawn immediately at that time.

(4)                                If Ambassador Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee, you should contact that nominee for assistance in accepting the Offer.

15.8                       Offer to Ineligible Foreign Shareholders

(1)                                 If you are a person whose address as shown in the register of members of Ambassador is in a jurisdiction other than Australia, its external territories or the United States and the law of that jurisdiction makes it, in the reasonable opinion of Outback Shale Hunter, unlawful or too onerous for Outback Shale Hunter to make the Offer to you and to procure that Magnum Hunter issue you with Consideration Stock then you will be taken to be an “Ineligible Foreign Shareholder”. As an Ineligible Foreign Shareholder, you will not be entitled to receive Consideration Stock as consideration for your Ambassador Shares.

(2)                                Outback Shale Hunter will, unless satisfied that the laws of an Ambassador Shareholder’s country of residence (as shown in the Register) permit the issue of Consideration Stock by Magnum Hunter to the Ambassador Shareholder (either unconditionally or after compliance with conditions which Outback Shale Hunter regards in its sole discretion as acceptable and not unduly onerous and not unduly impracticable), procure the issue of the Consideration Stock to which an Ineligible Foreign Shareholder would otherwise become entitled, to a nominee appointed by Outback Shale Hunter and approved by ASIC (Sale Facility Nominee) who will sell that Consideration Stock and pay to that Ineligible Foreign Shareholder the net proceeds received, after deducting any applicable brokerage, taxes and charges in accordance with the Offer (calculated on an averaged basis so that all Ineligible Foreign Shareholders receive the same price per Consideration Share, subject to rounding).

15.9                       Sale Facility

(1)                                 If you are an Ineligible Foreign Shareholder or an Ambassador Shareholder who wishes to receive the cash proceeds from the sale of its Consideration Stock rather than Magnum Hunter Stock as consideration, you may elect to participate in the Sale Facility.

(2)                                 If Section 15.9(1) applies:

(a)                                Magnum Hunter will arrange for the Sale Facility Agent to be issued the Consideration Stock to which you (and other Ambassador Shareholders to whom Section 15.9(1) applies) would have become entitled to receive under the Offer but for Section 15.9(1);

(b)                                the Sale Facility Agent will use its best endeavours to sell or cause the sale, outside the United States to non-US persons, of all Consideration Stock issued to the Sale Facility Agent under Section 15.9(2)(a) as soon as reasonably practicable after the Closing Date;

(c)                                 after the sale of Consideration Stock pursuant to Section 15.9(2)(b), cause the Sale Facility Agent to procure the payment of the amount which is received by the Sale Facility Agent upon the sale of all Consideration Stock to which Section 15.9(1) applies less, stamp duty and other sale expenses (Net Proceeds of Sale) to Link;

(d)                                Link (as paying agent for Outback Shale Hunter) will pay, or procure the payment of the proportion of the Proceeds of Sale to which you are entitled to receive (Your Entitlement), ascertained in accordance with the following formula:

Your Entitlement = Net Proceeds of Sale x (A/B)

Where:

A                                      is the number of Consideration Stock which Magnum Hunter would otherwise be required to issue to you as a result of the acceptance of the Offer; and

B                                      is the total number of Consideration Stock issued to the Sale Facility Agent under Section 15.9; and

(e)                                 under no circumstances, will interest be paid on Your Entitlement of the Proceeds of Sale regardless of any delay in remitting those proceeds to you.

(3)                                 Payment will be made by cheque in Australian dollars posted to you at your risk by ordinary mail. All sums received for Consideration Stock which are in a currency other than Australian dollars will be converted to Australian dollars using an exchange rate selected at the discretion of the Sale Facility Agent.

(4)                                 Notwithstanding anything else in the Bidder’s Statement, Outback Shale Hunter is under no obligation to spend any money, or undertake any action, in order to satisfy itself that a person is not an Ineligible Foreign Shareholder and is therefore able to receive Consideration Stock under the Offer or their share of the net proceeds of sale as set out in this Section 15.9.

(a)                                 If your whereabouts are unknown, Your Entitlement will be paid into a separate bank account and held until claimed or applied under laws dealing with unclaimed moneys.

(5)                                 You appoint Ambassador as your agent to receive on your behalf any financial services guide or other notices (including any updates of those documents) that the Sale Facility Agent is required to provide to you under the Corporations Act.

(6)                                 The Sale Facility Agent will offer and sell the Magnum Hunter Stock subject to the Sale Facility only outside the United States to non-US persons in reliance on Regulation S under the US Securities Act.  The Magnum Hunter Stock sold pursuant to the Sale Facility will be subject to restrictions on transfer, including a restriction on any sales in the United States or to or for the benefit of US persons for a period of six months following the completion of the distribution of the Magnum Hunter Stock subject to the Sale Facility.  Additionally, the Magnum Hunter Stock sold pursuant to the Sale Facility will constitute “restricted securities” under US securities laws and therefore may not be resold in the United States after such six-month period unless registered under the US Securities Act or an exemption from registration is available, such as the exemption from registration provided by Rule 144 under the US Securities Act. These transfer restrictions could have a material impact on the price at which the Sale Facility Agent can sell your Consideration Stock, or its ability to sell your Consideration Stock at all. There can be no guarantee that the Sale Facility Agent will be able to sell your Consideration Stock at the same price as the trading price of Magnum Hunter Stock at the closing date of the Offer or at any other relevant time, or at all.  In addition, if the Sale Facility Agent is able to sell the Consideration Stock, there can be no guarantee as to the time when that will occur, and therefore no guarantee as to when you will receive the proceeds of the sale of the Consideration Stock. If you elect to participate in the Sale Facility, you do so at your own risk.

15.10                Trustees and nominees

(1)                                If at any time during the Offer Period you are registered as the holder of one or more parcels of Ambassador Shares as trustee or nominee for, or otherwise on account of, another person, section 653B of the Corporations Act will apply so that Outback Shale Hunter is taken to have made a separate and distinct offer to you for each distinct parcel of Ambassador Shares including any distinct parcel held in your own right. Acceptance by you of the Offer for any distinct parcel of Ambassador Shares is ineffective unless:

(a)                                 you give Outback Shale Hunter notice in accordance with Section 15.7(2) stating that Ambassador Shares consist of distinct parcels; and

(b)                                 your acceptance specifies the number of Ambassador Shares in each distinct parcel to which the acceptance relates.

(2)                                The notice required under Section 15.10(1):

(a)                                 if it relates to Ambassador Shares not in a CHESS Holding, must be in writing; or

(b)                                 if it relates to Ambassador Shares in a CHESS Holding, must be in an electronic form approved by Outback Shale Hunter.

15.11                Withdrawal of Offer

(1)                                The Offer may be withdrawn with the consent in writing of ASIC, which consent may be subject to conditions.

(2)                                If the Offer is withdrawn, all contracts arising from its acceptance become void.

15.12                Variation of Offer

Outback Shale Hunter reserves the right to vary the Offer in accordance with the Corporations Act.

15.13                No stamp duty or brokerage

(1)                                There will be no stamp duty payable by you on the transfer of Ambassador Shares to Outback Shale Hunter.

(2)                                As long as Ambassador Shares are registered in an Issuer Sponsored Holding in your name and you deliver them directly to Outback Shale Hunter, you will not incur brokerage in connection with your acceptance of the Offer.

(3)                                If Ambassador Shares are registered in a CHESS Holding, or if you are a beneficial owner whose Ambassador Shares are registered in the name of a broker, bank, custodian or other nominee, you should ask your Controlling Participant (usually your broker) or that nominee whether it will charge any transactional fees or service charges in connection with acceptance of the Offer.

15.14                Power of attorney

If the Acceptance Form is signed under power of attorney, the attorney declares that the attorney has no notice of revocation of the power and is empowered to delegate powers under the power of attorney under Sections 15.4(5)(b)(iv).

15.15                Governing Law

This Offer and any contract that results from your acceptance of the Offer are governed by the laws in force in New South Wales, Australia.

16                                 Other material information

16.1                       Introduction

There is no other information that is material to the making of the decision by a holder of Ambassador Shares whether to accept the Offer, which is known to Outback Shale Hunter, other than the following information.

16.2                      Due Diligence

Magnum Hunter was not given access to due diligence on Ambassador and therefore does not have any information which a reasonable person would expect to have a material effect on the price or value of Ambassador Shares or otherwise be material to a decision by an Ambassador Shareholder whether or not to accept the Offer.

16.3                       Material Litigation

Securities Cases

On 23 April 2013, Anthony Rosian, individually and on behalf of all other persons similarly situated, filed a class action complaint in the United States District Court, Southern District of New York, against the Company and certain of its officers, two of whom, at that time, also served as directors, and one of whom continues to serve as a director. On 24 April 2013, Horace Carvalho, individually and on behalf of all other persons similarly situated, filed a similar class action complaint in the United States District Court, Southern District of Texas, against the Company and certain of its officers. Several substantially similar putative class actions have been filed in the Southern District of New York and in the Southern District of Texas. All such cases are collectively referred to as the Securities Cases. The cases filed in the Southern District of Texas have since been dismissed, but the cases in the Southern District of New York have been consolidated and remain ongoing. The plaintiffs in the Securities Cases have filed a consolidated amended complaint alleging that the Company made certain false or misleading statements in its filings with the SEC, including statements related to the Company’s internal and financial controls, the calculation of non-cash share-based compensation expense, the late filing of the Company’s 2012 Form 10-K, the dismissal of Magnum Hunter’s previous independent registered accounting firm, the Company’s characterization of the auditors’ position with respect to the dismissal, and other matters identified in the Company’s 16 April 2013 Form 8-K, as amended. The consolidated amended complaint asserts claims under Sections 10(b) and 20 of the Exchange Act based on alleged false statements made regarding these issues throughout the alleged class period, as well as claims under Sections 11, 12, and 15 of the Securities Act based on alleged false statements and omissions regarding the Company’s internal controls made in connection with a public offering that Magnum Hunter completed on 14 May 2012. The consolidated amended complaint demands that the defendants pay unspecified damages to the class action plaintiffs, including damages allegedly caused by the decline in the Company’s stock price between 22 February 2013 and 22 April 2013. In January 2014, the Company and the individual defendants filed a motion to dismiss the Securities Cases, which is pending for decision. The Company and the individual defendants intend to vigorously defend the Securities Cases. It is possible that additional investor lawsuits could be filed over these events.

On 10 May 2013, Steven Handshu filed a stockholder derivative suit in the 151st Judicial District Court of Harris County, Texas on behalf of the Company against the Company’s directors and senior officers. On 6 June 2013, Zachariah Hanft filed another stockholder derivative suit in the Southern District of New York on behalf of the Company against the Company’s directors and senior officers. On 18 June 2013, Mark Respler filed another stockholder derivative suit in the District of Delaware on behalf of the Company against the Company’s directors and senior officers. On 27 June 2013, Timothy Bassett filed another stockholder derivative suit in the Southern District of Texas on behalf of the Company against the Company’s directors and senior officers. On 16 September 2013, the Southern District of

Texas allowed Joseph Vitellone to substitute for Mr. Bassett as plaintiff in that action. On 19 March 2014 Richard Harveth filed another stockholder derivative suit in the 125th District Court of Harris County, Texas.  These suits are collectively referred to as the Derivative Cases. The Derivative Cases assert that the individual defendants unjustly enriched themselves and breached their fiduciary duties to the Company by publishing allegedly false and misleading statements to the Company’s investors regarding the Company’s business and financial position and results, and allegedly failing to maintain adequate internal controls. The complaints demand that the defendants pay unspecified damages to the Company, including damages allegedly sustained by the Company as a result of the alleged breaches of fiduciary duties by the defendants, as well as disgorgement of profits and benefits obtained by the defendants, and reasonable attorneys’, accountants’ and experts’ fees and costs to the plaintiff. On 20 December 2013, the United States District Court for the Southern District of Texas granted the Company’s motion to dismiss the stockholder derivative case maintained by Joseph Vitellone and entered a final judgment of dismissal. The court held that Mr. Vitellone failed to plead particularized facts demonstrating that pre-suit demand on the Company’s board was excused. In addition, on 13 December 2013, the 151st Judicial District Court of Harris County, Texas dismissed the lawsuit filed by Steven Handshu for want of prosecution after the plaintiff failed to serve any defendant in that matter. On 21January 2014, the Hanft complaint was dismissed with prejudice after the plaintiff in that action filed a voluntary motion for dismissal. On 18 February 2014, the United States District Judge for the District of Delaware granted the Company’s supplemental motion to dismiss the Derivative Case filed by Mark Respler. All of the Derivative Cases have now been dismissed except the Derivative Case filed by Richard Harveth, although it is possible that additional stockholder derivative suits could be filed over these events.

In addition, the Company has received several demand letters from stockholders seeking books and records relating to the allegations in the Securities Cases and the Derivative Cases under Section 220 of the Delaware General Corporation Law. On 17 September 2013, Anthony Scavo, who is one of the stockholders that made a demand, filed a books and records action in the Delaware Court of Chancery pursuant to Section 220 of the Delaware General Corporation Law (the “Scavo Action”). The Scavo Action seeks various books and records relating to the claims in the Securities Cases and the Derivative Cases, as well as costs and attorneys’ fees. The Company has filed an answer in the Scavo Action. It is possible that additional similar actions may be filed and that similar stockholder demands could be made.

The Company also received an 26 April 2013 letter from the SEC stating that the SEC’s Division of Enforcement was conducting an investigation regarding the Company’s internal controls, change in outside auditors and public statements to investors and asking the Company to preserve documents relating to these matters. The Company is complying with this request. On 30 December 2013, the Company received a document subpoena relating to the issues identified in the 26 April 2013 letter, and the SEC has also issued subpoenas for testimony and has taken testimony from certain individuals. The Company intends to cooperate with the subpoenas.

Any potential liability from these claims cannot currently be estimated.

Twin Hickory Litigation

On 11 April 2013, a flash fire occurred at Eureka Hunter Pipeline’s Twin Hickory site located in Tyler County, West Virginia. The incident occurred during a pigging operation at a natural gas receiving station. Two employees of third-party contractors received fatal injuries. Another employee of a third-party contractor was injured.

In mid-February 2014, the estate of one of the deceased third-party contractor employees sued Eureka Hunter Pipeline and certain other parties in Karen S. Phipps v. Eureka Hunter Pipeline, LLC et al., Civil Action No. 14-C-41, in the Circuit Court of Ohio County, West Virginia. In April 2014, the estate of the other descendant third-party contractor employee sued the Company, Eureka Hunter Pipeline and certain other parties in Antoinette M. Miller v.

Magnum Hunter Resources Corporation et al, Civil Action No. 14-C-111, in the Circuit Court of Ohio County, West Virginia. The plaintiffs allege that Eureka Hunter Pipeline and the other defendants engaged in certain negligent and reckless conduct which resulted in the wrongful death of the third-party contractor employees. The plaintiffs have demanded judgment for an unspecified amount of compensatory, general and punitive damages. Various cross-claims have been asserted. A pre-suit settlement demand has also been received from the injured individual. Investigation regarding the incident is ongoing. It is not possible to predict at this juncture the extent to which, if at all, Eureka Hunter Pipeline or any related entities will incur liability or damages because of this incident. However, the Company believes that its insurance coverage will be sufficient to cover any losses or liabilities it may incur as a result of this incident.

PRC Williston Matter

On 16 December 2013, Drawbridge Special Opportunities Fund LP and Fortress Value Recovery Fund I LLC f/k/a D.B. Zwirn Special Opportunities Fund, L.P. (together, the “Plaintiffs”) filed suit against PRC Williston in the Court of Chancery of the State of Delaware. PRC Williston and the Plaintiffs entered into Participation Agreements in February 2007 in connection with the Plaintiffs extending credit to PRC Williston pursuant to a credit agreement entitling the Plaintiffs to a 12.5% collective interest in any distributions in respect of the equity interests of the members of PRC Williston. Plaintiffs claim that they are entitled to compensation for 12.5% of alleged past distributions on equity from PRC Williston to Magnum Hunter and 12.5% of any transfers of funds to Magnum Hunter from the proceeds of the 30 December 2013 sale of PRC Williston’s assets. On 23 December 2013, the Chancery Court entered a temporary restraining order prohibiting PRC Williston from transferring, assigning, removing, distributing or otherwise displacing to Magnum Hunter, Magnum Hunter’s creditors, or any other person or entity, US $5.0 million of the proceeds received by PRC Williston in connection with the sale of its assets. The Court also granted Plaintiffs’ motion for expedited proceedings, ordering expedited discovery and a hearing within 90 days on Plaintiffs’ motion for a preliminary injunction. On 18 March 2014, the Court granted Plaintiffs’ motion for a preliminary injunction, extending the relief granted by the temporary restraining order until after a full trial on the merits. The Court has not set a trial date or any pre-trial deadlines. PRC Williston believes the claim is without merit and intends to vigorously defend the lawsuit.

General

The Company is also a defendant in several other lawsuits that have arisen in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect any of these to have a material adverse effect on Magnum Hunter’s consolidated financial condition or results of operations.

16.4                       Material Contracts

The following contracts, in addition to those otherwise disclosed in this Bidder’s Statement, have been entered into by a member of the Magnum Hunter Group during the two years preceding the date of this Bidder’s Statement.  These contracts are or may be material, or contain a provision under which a member of the Magnum Hunter Group has an obligation or entitlement which is, or may be, material to the Magnum Hunter Group.

The contracts described below are not inclusive of all of the contracts material to the Magnum Hunter Group. Magnum Hunter makes available all of its material contracts to the public through its filings with the SEC at www.sec.gov.

Magnum Hunter’s Credit Facility

Magnum Hunter is a party to a Third Amended and Restated Credit Agreement with the Bank of Montreal as administrative agent, as amended from time to time. The Credit Agreement amended and restated that certain Second Amended and Restated Credit Agreement, dated as of 13 April 2011.

The Credit Agreement provides for an asset-based, senior secured revolving credit facility maturing 13 April 2016 with an initial borrowing base of US $265 million. The revolving facility is governed by a semi-annual borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves, and based on such redeterminations, the borrowing base may be decreased or increased up to a maximum commitment level of US $750 million. The borrowing base is subject to such periodic redeterminations commencing 1 May 2014.

The terms of the Credit Agreement provide that the revolving facility may be used for loans and subject to a US $10,000,000 sublimit, letters of credit. The Credit Agreement provides for a commitment fee of 0.5% based on the unused portion of the borrowing base under the Revolving Facility.

Borrowings under the revolving facility will, at Magnum Hunter’s election, bear interest at either (i) an alternate base rate (“ABR”) equal to the higher of (A) the Prime Rate (as defined in the Credit Agreement) in effect on such day, (B) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day, plus 0.5% per annum, and (C) the LIBO Rate (as defined in the Credit Agreement) for a one month interest period on such day, plus 1.00% or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement) for one, two, three, six or twelve months (as the Company may elect), plus, in each of the cases described in clauses (i) and (ii), an applicable margin ranging from 1.00% to 2.25% for ABR loans and from 2.00% to 3.25% for Adjusted LIBO Rate loans. Overdue amounts shall bear interest at a rate equal to 2.00% per annum plus the rate applicable to ABR loans.

The Credit Agreement contains negative covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to, with certain exceptions, (i) incur indebtedness, (ii) grant liens, (iii) make certain payments, (iv) change the nature of its business, (v) dispose of all or substantially all of its assets or enter into mergers, consolidations or similar transactions, (vi) make investments, loans or advances, (vii) pay cash dividends, unless certain conditions are met, and with respect to the payment of dividends on preferred stock, subject to (A) no Event of Default (as defined in the Credit Agreement) existing, (B) after giving effect to any such preferred stock dividend payment, the Company maintaining availability under the borrowing base in an amount greater than the greater of (x) 2.50% percent of the borrowing base then in effect or (y) US $5,000,000 and (C) a “basket” of US $45,000,000 per year, and (viii) enter into transactions with affiliates.

In addition, the Credit Agreement requires Magnum Hunter to satisfy certain financial covenants, including maintaining:

(1)                                 a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

(2)                                 a ratio of EBITDAX (as defined in the Credit Agreement) to Interest Expense (as defined in the Credit Agreement) of not more than (A) 2.00 to 1.00 for the fiscal quarter ending 31 December 2013, (B) 2.25 to 1.00 for the fiscal quarter ending 31 March 2014 and (C) 2.50 to 1.00 for the fiscal quarter ending 30 June 2014 and for each fiscal quarter ending thereafter; provided that solely for calculating such ratio for the fiscal quarter ending 31 December 2013, EBITDAX shall be calculated on an actual basis without giving effect to any pro forma adjustments;

(3)                                 beginning with the fiscal quarter ending 30 June 2014, a ratio of total debt to EBITDAX of not more than (A) 4.50 to 1.0 for the fiscal quarters ending 30 June 2014 and 30 September 2014 and (B) 4.25 to 1.0 for the fiscal quarter ending 31 December 2014 and for each fiscal quarter ending thereafter; and

(4)                                 a ratio of total debt (less the outstanding principal amount of the Company’s 9.750% Senior Notes due 2020) to EBITDAX of not more than 2.00 to 1.00.

Magnum Hunter’s obligations under the Credit Agreement may be accelerated upon the occurrence of an Event of Default. Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations and warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a Change of Control (as defined in the Credit Agreement), subject to certain cure periods.

Subject to certain permitted liens, the revolving facility is secured by the grant of a first priority lien on all or substantially all of the assets of the Company and its restricted subsidiaries, including, without limitation, on no less than 80% of the value of the proved oil and gas properties of the Company and its restricted subsidiaries. In connection with the Credit Agreement, the Company and its restricted subsidiaries also entered into customary ancillary agreements and arrangements, which among other things, provide that the revolving facility is unconditionally guaranteed by such restricted subsidiaries.

As of 31 March 2014, the borrowing base under this facility was US $232.5 million, and US $226.0 million of borrowings were outstanding (US $218.0 million outstanding as of 31 December 2013). On 6 May 2014, the Company entered into an amendment to the Credit Agreement and the borrowing base was increased to US $325.0 million. The borrowing base is subject to certain automatic reductions upon the issuance of additional Senior Notes and in certain other circumstances.

At 31 March 2014, the Company was in compliance with all of its covenants, as amended, contained in the Senior Revolving Credit Facility.

Eureka Hunter Credit Facility

On 28 March 2014, Eureka Hunter, a wholly-owned subsidiary of Eureka Hunter Holdings, LLC, entered into a credit agreement by and among Eureka Hunter, as borrower, ABN AMRO Capital USA, LLC, as a lender and as administrative agent, and the other lenders party thereto.

The credit agreement, which has a maturity date of 28 March 2018, provides for a revolving credit facility in an aggregate principal amount of up to US $117.0 million (with the potential to increase the aggregate commitment under the credit agreement to an aggregate principal amount of up to US $150.0 million, subject to the consent of the lender parties and the satisfaction of certain conditions), secured by a first lien on substantially all of the assets of Eureka Hunter and its subsidiaries, which include TransTex Hunter, LLC, as well as by Eureka Hunter’s pledge of the equity in its subsidiaries. The subsidiaries of Eureka Hunter also guarantee Eureka Hunter’s obligations under the credit agreement. The credit agreement is non-recourse to Magnum Hunter.

The terms of the credit agreement provide that the borrowings thereunder may be used, among other specified purposes, (1) to refinance existing indebtedness of Eureka Hunter outstanding on the credit agreement closing date, including the term loan of US $50.0 million in principal amount owed under the Second Lien Term Loan Agreement, dated 16 August 2011, by and among Eureka Hunter and Pennant Park Investment Corporation, as a lender, the other lenders party thereto and U.S. Bank National Association, as collateral agent, (2) to finance future expansion activities related to Eureka Hunter’s gathering system in West Virginia and Ohio, (3) to finance acquisitions by Eureka Hunter and its subsidiaries permitted under the terms of the credit agreement, (4) to refinance from time to time certain letters of credit of Eureka Hunter and its subsidiaries, (5) to provide working capital for their operations, and (6) for their other general business purposes.

The Credit Agreement provides for a commitment fee based on the unused portion of the commitment under the credit agreement of 0.50% per annum when the consolidated leverage ratio is greater than or equal to 3.0 to 1.0 and a commitment fee of 0.375% when the consolidated leverage ratio is less than 3.0 to 1.0.

In general terms, borrowings under the credit agreement will, at Eureka Hunter’s election, bear interest:

•                  on base rate loans, at the per annum rate equal to the sum of (A) the base rate (defined as the highest of (i) the per annum rate of interest established by JPMorgan Chase Bank, N.A. as its prime rate for U.S. dollar loans, (ii) the Adjusted Eurodollar Rate (as defined in the Credit Agreement) for an interest period of one-month, plus 1.0%, or (iii) the federal funds rate, plus 0.50% per annum), and (B) a margin of 1.0% to 2.50% per annum; or

•                  on Eurodollar Loans, at the per annum rate equal to the sum of (A) the Eurodollar Rate (as defined in the Credit Agreement) adjusted for certain statutory reserve requirements for Eurocurrency liabilities, and (B) a margin of 2.0% to 3.50% per annum.

If an event of default occurs under the credit agreement, generally, the applicable lenders may increase the interest rate then in effect by an additional 2.0% per annum for the period that the default exists.

The credit agreement contains customary affirmative covenants and negative covenants that, among other things, restrict the ability of each of Eureka Hunter and its subsidiaries to, with certain exceptions: (1) incur indebtedness; (2) grant liens; (3) enter into hedging transactions; (4) enter into a merger or consolidation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets or the stock of any of its subsidiaries; (5) issue equity; (6) dispose of any material assets or properties; (7) pay or declare dividends or make certain distributions; (8) invest in, extend credit to or make advances or loans to any person or entity; (9) engage in material transactions with any affiliate; (10) enter into any agreement that restricts or imposes any condition upon the ability of (a) any of Eureka Hunter or its subsidiaries to create, incur or permit any lien upon any of its assets or properties, or (b) any such subsidiary to pay dividends or other distributions, to make or repay loans or advances, to guarantee indebtedness or to transfer any of its property or assets to Eureka Hunter or its subsidiaries; (11) change the nature of its business; (12) amend its organizational documents or material agreements; (13) change its fiscal year; (14) enter into sale and leaseback transactions; (15) make acquisitions; (16) make certain capital expenditures; or (17) take any action that could result in regulation as a utility.

The credit agreement requires Eureka Hunter to satisfy certain financial covenants, including maintaining:

•                  a maximum leverage ratio (defined as the ratio of (i) consolidated funded debt to (ii) annualized consolidated EBITDA), as of the end of each fiscal quarter, not greater than (A) 4.75 to 1.00 for the fiscal quarters ending 31 March 2014 through 30 September 2014, and (B) 4.50 to 1.00 for the fiscal quarter ending 31 December 2014 and each fiscal quarter ending thereafter; and

•                  a minimum interest coverage ratio (defined as the ratio of (i) annualized consolidated EBITDA to (ii) annualized consolidated interest charges for such period), as of the end of each fiscal quarter, not less than (A) 2.75to 1.00 for the fiscal quarters ending 31 March 2014 through 30 September 2014, and (B) 2.50 to 1.00 for the fiscal quarter ending 31 December 2014 and each fiscal quarter ending thereafter.

The obligations of Eureka Hunter under the credit agreement may be accelerated upon the occurrence of an event of default. Events of default include customary events for these types of financings, including, among other things, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, material defaults under or termination of certain material contracts, defaults relating to judgments, certain bankruptcy proceedings, a change in control and any material adverse change.

As of 31 March 2014 the maximum amount available under the credit agreement was US $58.7 million, and the Company had US $55.0 million in borrowings outstanding. The borrowing capacity is subject to certain upward or downward reductions during the term of the credit agreement.

As of 31 March 2014 the Company was in compliance with all of its covenants contained in the Credit Agreement.

Indenture Governing Magnum Hunter’s Senior Notes

On 16 May 2012, Magnum Hunter issued US $450 million in aggregate principal amount of its 9.750% Senior Notes due 2020, referred to as the Senior Notes. The Senior Notes were issued pursuant to an indenture entered into on May 16, 2012 as supplemented, among the Company, the subsidiary guarantors party thereto, Wilmington Trust, National Association, as the trustee, and Citibank, N.A., as the paying agent, registrar, and authenticating agent. On 18 December 2012, Magnum Hunter issued an additional US $150 million in aggregate principal amount of Senior Notes pursuant to a supplement to the indenture. The Senior Notes issued in May 2012 and the Senior Notes issued in December 2012 had identical terms and were treated as a single class of securities under the indenture. Magnum Hunter did not register the issuances of the Senior Notes under the Securities Act in reliance on certain exemptions from the registration requirements, but on 8 November 2013 Magnum Hunter completed an exchange offer pursuant to which the Company exchanged US $600 million of Senior Notes registered under the Securities Act for all of the unregistered Senior Notes. The exchange Senior Notes have substantially identical terms to Magnum Hunter’s former Senior Notes except the exchange Senior Notes are generally freely transferable under the Securities Act. As of 31 December 2013, Magnum Hunter had US $600 million aggregate principal amount of Senior Notes outstanding.

The Senior Notes mature on 15 May 2020. Interest on the Senior Notes accrues at an annual rate of 9.750% and is payable semi-annually in arrears on 15 May and 15 November. Magnum Hunter’s revolving credit facility prohibits the prepayment of the Senior Notes.

The Senior Notes are Magnum Hunter’s general unsecured senior obligations. Accordingly, they rank:

•                  equal in right of payment to all of Magnum Hunter’s existing and future senior unsecured indebtedness;

•                  effectively subordinated to all Magnum Hunter’s existing and future senior secured indebtedness incurred from time to time, such as its revolving credit facility, to the extent of the value of its assets securing such indebtedness;

•                  structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (such as Eureka Hunter Holdings, Eureka Hunter Pipeline, TransTex Hunter and Magnum Hunter’s foreign subsidiaries), other than indebtedness and other liabilities owed to Magnum Hunter; and

•                  senior in right of payment to all of Magnum Hunter’s future subordinated indebtedness.

The Senior Notes are jointly and severally guaranteed by all of Magnum Hunter’s existing and future direct or indirect domestic subsidiaries that guarantee obligations under its revolving credit facility. In the future, the guarantees may be released or terminated under certain circumstances. Each guarantee ranks:

•                  equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor;

•                  effectively subordinated to all of the guarantors’ existing and future senior secured indebtedness incurred from time to time (including guarantees of Magnum Hunter’s revolving credit facility), to the extent of the value of the assets securing such indebtedness;

•                  structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of Magnum Hunter’s non-guarantor subsidiaries (such as Eureka Hunter Holdings, Eureka Hunter Pipeline, TransTex Hunter and Magnum Hunter’s foreign subsidiaries), other than indebtedness and other liabilities owed to Magnum Hunter; and

•                  senior in right of payment to any future subordinated indebtedness of the guarantor.

At any time prior to 15 May 2015, Magnum Hunter may, from time to time, redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at the redemption prices specified in the indenture if at least 65% of the aggregate principal amount of the Senior Notes issued under the indenture (excluding notes held by Magnum Hunter) remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. At any time prior to 15 May 2016, Magnum Hunter may redeem the notes, in whole or in part, at a “make-whole” redemption price specified in the indenture. On and after 15 May 2016 Magnum Hunter may redeem the notes, in whole or in part, at the redemption prices specified in the indenture.

If Magnum Hunter experiences certain change of control events, each holder of Senior Notes may require Magnum Hunter to repurchase all or a portion of the Senior Notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

The indenture governing the Senior Notes contains covenants that, among other things, limit Magnum Hunter’s and its restricted subsidiaries’ ability to:

•                  incur or guarantee additional indebtedness or issue certain preferred stock;

•                  pay dividends on capital stock or redeem, repurchase or retire Magnum Hunter’s capital stock or subordinated indebtedness or make certain other restricted payments;

•                  transfer or sell assets;

•                  make loans and other investments;

•                  create or permit to exist certain liens;

•                  enter into agreements that restrict dividends or other payments or distributions from Magnum Hunter’s restricted subsidiaries to Magnum Hunter;

•                  consolidate, merge or transfer all or substantially all of Magnum Hunter’s assets;

•                  engage in transactions with affiliates; and

•                  create unrestricted subsidiaries.

These covenants are subject to certain exceptions and qualifications as described in the indenture. At 31 December 2013, the Company was in compliance with all of its requirements under the indenture related to the Senior Notes.

The indebtedness of the Company under the indenture may (or, in certain cases, will automatically) be accelerated upon the occurrence of an Event of Default (as such term is defined in the indenture). Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, bankruptcy or related events, certain cross-defaults relating to other indebtedness for borrowed money and defaults relating to judgments.

Magnum Hunter entered into registration rights agreements pursuant to which it had agreed to file an exchange offer registration statement under the Securities Act to allow the holders of the Senior Notes to exchange the Senior Notes issued in the May and December 2012 offerings for the same principal amount of a new issue of exchange Senior Notes. As a result of the delay in the filing of certain of Magnum Hunter’s SEC reports, Magnum Hunter failed to complete the registered exchange offer within the time period specified in its registration rights agreement. Accordingly, as required by the terms of the registration rights agreement, Magnum Hunter was required to pay penalty interest on the Senior Notes from 6 May 2013 through 8 November 2013 when it completed the exchange of the exchange Senior Notes for the former Senior Notes. The Company paid such penalty interest totalling US $1.1 million during 2013.

Limited Liability Company Agreement of Eureka Hunter Holdings, LLC

Eureka Hunter Holdings, LLC is a wholly owned subsidiary of Magnum Hunter and the parent of Eureka Hunter. Eureka Hunter Holdings, LLC, is governed by the EHH Operating Agreement among Eureka Hunter Holdings, LLC, Magnum Hunter, Ridgeline Midstream Holdings, LLC and TransTex Gas Services LP, as amended, effective 21 March 2012. As of 31 March 2014, Magnum Hunter owns a 55.79% membership interest and Ridgeline owns a 42.4%  membership interest in Eureka Hunter Holdings, LLC.

The EHH Operating Agreement provides that the board of directors of Eureka Hunter Holdings, LLC, is to be composed of five directors, three of whom are appointed by Magnum Hunter with Ridgeline appointing the remaining two directors. The number of directors appointed by Ridgeline may increase if certain conditions occur or certain performance goals are not met.  In order to constitute a quorum, at least one director appointed by Magnum Hunter and one director appointed by Ridgeline must be present at a meeting of the board.

Ridgeline holds convertible preferred units of Eureka Hunter Holdings, LLC that are entitled to receive an annual distribution of 8%, payable quarterly.  The preferred units have preference over the common units and any other equity securities with respect to rights upon liquidation, redemption, and repurchase. If Eureka Hunter Holdings, LLC desires to issue or sell any equity securities with rights and privileges equivalent or junior to the preferred units, then Ridgeline will have an option to purchase such equity securities. At any time, Ridgeline may convert its preferred units into common units. Additionally, Eureka Hunter Holdings, LLC may require the conversion of preferred units into common units upon the consummation of an initial public offering meeting specific minimum requirements, provided that Eureka Hunter Holdings, LLC converts no less than 50% of the preferred units into common units at such time.

Eureka Hunter Holdings, LLC has the right to redeem all, but not less than all, of the preferred units after 21 March 2017 for the greater of (i) an amount that, when taken together with all distributions the holders of preferred units have actually received with respect to their preferred units, is equal to an agreed-upon specified internal rate of return on Ridgeline’s contributions as of such date and (ii) the amount the holders of preferred units would receive in a liquidation in the event that all of their outstanding preferred units were converted into Common Units immediately prior to such liquidation; provided, however, that at such time, Ridgeline may instead convert its preferred units into common units. After March 21, 2020, or upon the occurrence of a material default, as defined in the EHH Operating Agreement and related agreements, Ridgeline may require Eureka Hunter Holdings, LLC to redeem all, but not less than all, of the preferred units for an aggregate amount equal to the greater of (i) the amount holders of preferred units would receive in a liquidation event and (ii) an amount in cash that, when taken together with distributions the holders of preferred units have actually received with respect to their preferred units, is equal to an agreed-upon specified internal rate of return on Ridgeline’s contributions as of such date. The EHH Operating Agreement contains certain covenants that, among other things, restrict the ability of Eureka Hunter Holdings, LLC and its subsidiaries to incur funded indebtedness, issue additional equity interests, pay distributions, repurchase or redeem any of its equity securities, make material acquisitions, dispositions or divestitures or enter into a sale, merger, consolidation or other change of control transactions.

If a change of control of Magnum Hunter occurs at any time prior to a qualified public offering (as defined in the EHH Operating Agreement) of Eureka Hunter Holdings, LLC, Ridgeline will have the right to purchase sufficient additional preferred units in Eureka Hunter Holdings, LLC so that it holds up to 51.0% of the equity ownership.

These restrictive covenants, mandatory distribution requirements and other provisions may restrict Magnum Hunter’s ability to pursue its business strategies with respect to its midstream operations.

16.5                      Date for determining holders of Ambassador Shares

For the purposes of section 633(2) of the Corporations Act, the date for determining the people to whom information is to be sent under items 6 and 12 of section 633(1) of the Corporations Act is 7.00pm (Sydney time) on 18 June 2014.

16.6                       Disclosure of fees and benefits received by certain persons

Except as set out in this Bidder’s Statement, no person named in this Bidder’s Statement as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Bidder’s Statement holds, or held at any time during the last two years, any interest in:

(1)                                 the formation or promotion of Outback Shale Hunter;

(2)                                 property acquired or proposed to be acquired by Outback Shale Hunter in connection with its formation or promotion of the Offer; or

(3)                                 the Offer of Magnum Hunter Stock.

The total costs of the Offer to be borne by the Magnum Hunter Group are estimated at approximately A$2.1 million. This includes accounting, solicitors, share registrar, printing, postage, ASIC, ASX, NYSE and other professional fees.

Norton Rose Fulbright acted as Australian legal adviser to Magnum Hunter and Outback Shale Hunter in relation to the Offer.  In respect of this work, Norton Rose Fulbright will be paid approximately A$150,000 (excluding disbursements and GST, if applicable) for work performed until the date of this Bidder’s Statement.

Bracewell & Giuliani LLP acted as US legal adviser to Magnum Hunter and Outback Shale Hunter in relation to the Offer. In respect of this work, Bracewell & Giuliani LLP will be paid approximately US$95,000 (excluding disbursements and GST, if applicable) for work performed until the date of this Bidder’s Statement.

Link acted as Offer Registry to the Offer.  In respect of this work, MHR Registrar will be paid approximately A$40,000 (excluding disbursements and GST, if applicable).

The parties above have given and have not, before the date of this Bidder’s Statement, withdrawn their consent to be named in this Bidder’s Statement in the form and context in which they are named above.

As permitted by ASIC Class Order 01/1543 this Bidder’s Statement contains statements which are made, or based on statements made, in documents lodged by Ambassador with ASIC or given to the ASX, or announced on the Company Announcements Platform of the ASX, by

Ambassador. Pursuant to the Class Order, the consent of Ambassador is not required for the inclusion of such statements in this Bidder’s Statement. Any Ambassador shareholder who would like to receive a copy of any of those documents may obtain a copy (free of charge) during the Offer Period by contacting the Magnum Hunter Offer Information line on 1300 553 490.

As permitted by ASIC Class Order 03/635, this Bidder’s Statement may include or be accompanied by certain statements:

•                                          fairly representing a statement by an official person; or

•                                          from a public official document or a published book, journal or comparable publication.

In addition, as permitted by ASIC Class Order 07/429, this Bidder’s Statement contains share price trading data.

16.7                       Consents

This Bidder’s Statement includes statements made by or based on statements made by both Magnum Hunter and Outback Shale Hunter.  Magnum Hunter and Outback Shale Hunter have consented to the inclusion of the statements it has made in the form and context in which they are included and as at the date of this Bidder’s Statement, have not withdrawn their consent.

Each of CG&A, Citigroup Global Markets Australia Pty Ltd, American Stock Transfer & Trust Company, LLC and AST Investor Services, LLC has given and has not, before the date of this Bidder’s Statement, withdrawn their consent to be named in this Bidder’s Statement in the form and context in which they are named.

17                                 Definitions and Interpretation

17.1                       Definitions

In this Bidder’s Statement:

“Acceptance Form” means the acceptance form that accompanies the Offer;

“Ambassador Director” means a director of Ambassador;

“Ambassador Group” means Ambassador and each of its Related Bodies Corporate;

“Ambassador Shareholders” means the shareholders of Ambassador;

“Ambassador Shares” means fully paid ordinary shares in Ambassador;

“Ambassador” means Ambassador Oil and Gas Limited ACN 152 595 429;

“Articles” means the Certificate of Incorporation of Magnum Hunter;

“ASIC” means the Australian Securities & Investments Commission;

“Associate” has the meaning given in Division 2 of Part 1.2 of the Corporations Act as if section 12(1) of the Corporations Act included a reference to this Bidder’s Statement;

“ASX Listing Rules” means the official listing rules of ASX;

“ASX Settlement Operating Rules” means the operating rules of the settlement facility provided by ASX Settlement as amended or varied from time to time;

“ASX” means ASX Limited (ABN 98 008 624 691) or the Australian Securities Exchange operated by ASX Limited, as the context requires;

“Bidder’s Statement” means this document and each schedule and annexure to it;

“CG&A” means Cawley Gillespie & Associates, Inc.;

“CHESS” means the clearing house electronic subregister system;

“CHESS Holding” means a number of Ambassador Shares which are registered on Ambassador’s shares register, being a register administered by ASX Clear and which records uncertificated holdings of Ambassador Shares;

“Closing Date” means 7:00 pm Sydney time on 23 July 2014, unless the Offer is extended;

“Consideration Stock” means the Magnum Hunter Stock to be issued to the Ambassador Shareholders under the Offer;

“Controlling Participant” in relation to a CHESS Holding has the same meaning as in the ASX Settlement Operating Rules;

“Corporations Act” means the Corporations Act 2001;

“Drillsearch” means Drillsearch Energy Limited;

“Drillearch Offer” means the offer by Drillsearch to acquire all of the Ambassador Shares;

“End Date” means the date on which the Offer Period ends;

“Eureka Hunter” means Eureka Hunter Pipeline, LLC;

“HIN” stands for Holder Identification Number and has the same meaning as in the ASX Settlement Operating Rules;

“Link” means Link Market Services Limited;

“Magnum Hunter” means Magnum Hunter Resources Corporation;

“Magnum Hunter Director” means a director of Magnum Hunter;

“Magnum Hunter Group” means Magnum Hunter and its Subsidiaries and Related Bodies Corporate;

“Magnum Hunter common stock holder” means a holder of Magnum Hunter Stock;

“Magnum Hunter Stock” means fully paid shares of common stock of Magnum Hunter;

“MNW” means MNW Energy, LLC;

“New Standard” means New Standard Energy Limited;

“NYSE” means New York Stock Exchange;

“Offer” means the Outback Shale Hunter’s offer to acquire all of the Ambassador Shares set out in Section 11 of this Bidder’s Statement;

“Offer Period” means the period commencing on the date of this Bidder’s Statement and ending on the Closing Date;

“Offer Registry” means Link Market Services Limited;

“Offer Information Line” means the information line available on 1300 553 490;

“Outback Shale Hunter” means Outback Shale Hunter Pty Ltd ACN 169 963 820;

“Outback Shale Hunter Directors” means the directors of Outback Shale Hunter;

“Participant” means an entity admitted to participate in CHESS under rules 4.3.1 and 4.4.1 of the ASX Settlement Operating Rules;

“Prescribed Occurrence” has the meaning in Section 15.2(2);

“Record Date” means 18 June 2014;

“Related Body Corporate” has the meaning it has in the Corporations Act;

“Relevant Interest” has the meaning it has in the Corporations Act;

“Ridgeline” means Ridgeline Midstream Holdings, LLC, an affiliate of ArcLight Capital Partners, LLC “ArcLight”;

“Rights” means all accreditations, rights or benefits of whatever kind attaching or arising from Ambassador Shares directly or indirectly on or after the 10 December 2013 (including, but not limited to, all dividends and all rights to receive them or rights to receive or subscribe for shares, notes, bonds, options, or other securities declared, paid or issued by Ambassador or any of its Subsidiaries;

“Sale Facility Agent” means Citigroup Global Markets Australia Pty Ltd;

“SEC” means the U.S. Securities and Exchange Commission;

“Section” means a section of this Bidder’s Statement;

“SPE-PRMS” means the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers, and the Guidelines for Application of the Petroleum Resources Management System (November 2011 edition);

“Subsidiary” has the meaning it has in the Corporations Act;

“Takeover Transferee Holding” has the meaning in the ASX Settlement Operating Rules;

“Target’s Statement” means the target’s statement to be issued by Ambassador in response to this Bidder’s Statement in accordance with section 633(1) of the Corporations Act;

“Third Party Rights” means all Encumbrances or adverse interests of any nature and restrictions on transfer of any nature (legal or otherwise);

“Triad” means Triad Hunter, LLC;

“USD” means United States Dollars;

“US Securities Act” means the United States Securities Act of 1933, as amended;

“Voting Power” has the meaning given in section 610 of the Corporations Act; and

“WHCI” means Williston Hunter Canada, Inc.

17.2                       Glossary of Oil and Natural Gas Terms

In this Bidder’s Statement:

(1)                                 “Bbl” means Stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to crude oil or other liquid hydrocarbons;

(2)                                 “Bcf” means Billion cubic feet of natural gas;

(3)                                 “Boe” means Barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids;

(4)                                 “Condensate” means Hydrocarbons which are in the gaseous state under reservoir conditions and which become liquid when temperature or pressure is reduced. A mixture of pentanes and higher hydrocarbons;

(5)                                 “EHH Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC;

(6)                                 “Field”  means an area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition;

(7)                                 “Frac” or “fracing” means Hydraulic fracturing, a common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations.

The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into a formation to fracture the surrounding rock and stimulate production;

(8)                                 “IP-24 hour” or “IP-24” means a measurement of the gross amount of production by a newly-opened well during the first 24 hours of production;

(9)                                 “IP-30 day” or “IP-30” means a measurement of the average daily gross amount of production by a newly-opened well during the first 30 days of production;

(10)                          “LOE” means Lease operating expense;

(11)                         “MBoe” means Thousand barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids:

(12)                         “Mcf” means Thousand cubic feet of natural gas;

(13)                          “Mcfe” means Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids;

(14)                          “MMBbl” means Million barrels of crude oil or other liquid hydrocarbons;

(15)                          “MMBoe” means Million barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids;

(16)                          “MMBtu” means Million British Thermal Units;

(17)                          “MMcf” means Million cubic feet of natural gas;

(18)                          “NYMEX” means New York Mercantile Exchange;

(19)                          “NGL” means Natural gas liquids, or liquid hydrocarbons found in association with natural gas;

(20)                          “proved oil and gas reserves” means those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes:

(a)                                the area identified by drilling and limited by fluid contacts, if any, and

(b)                                adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty.

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(a)                                Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(b)                                The project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. For 2009 and subsequent years, the price shall be the average price during the 12-month period prior to the ending date of the period covered by the reserve report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(21)                          “working interest” means the operating interest that gives the owner thereof the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations; and

(22)                          “/d” means “per day” when used with volumetric volumes.

17.3                       Interpretation

(1)                                 Reference to:

(a)                                words and phrases given a particular meaning in Chapter 6 of the Corporations Act have the same meaning in this Bidder’s Statement, unless the context otherwise requires;

(b)                                one gender includes the others;

(c)                                 the singular includes the plural and the plural includes the singular;

(d)                                a person includes a body corporate;

(e)                                 a party includes the party’s executors, administrators, successors and permitted assigns;

(f)                                  a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:

(i)                                    that Statutory Provision as amended or re-enacted;

(ii)                                 a statute, regulation or provision enacted in replacement of that Statutory Provision; and

(iii)                              another regulation or other statutory instrument made or issued under that Statutory Provision; and

(g)                                 money is to Australian dollars, unless otherwise stated.

(2)                                 Including and similar expressions are not words of limitation.

(3)                                 Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)                                 Headings and any table of contents or index are for convenience only and do not affect the interpretation of this Bidder’s Statement.

18                                 Approval of Bidder’s Statement

This Bidder’s Statement has been approved by a unanimous resolution passed by all the Outback Shale Hunter Directors.

Dated:  20 June 2014

Gary C. Evans
Director
for and on behalf Outback Shale Hunter

Annexure A — Trading Your Consideration Stock

1                                        Introduction

This Annexure A provides a brief overview about how you may trade your Consideration Stock if you accept the Offer.  You should obtain your own independent professional advice about dealing with Magnum Hunter Stock.

2                                        Trading Your Magnum Hunter Stock on NYSE

(1)                                 General

Magnum Hunter Stock is traded on the NYSE. Holders of Magnum Hunter Stock are able to trade, through their broker, Magnum Hunter Stock in normal course of business. Holders wishing to trade Magnum Hunter Stock should contact their broker to place a trade.

(2)                                 Restrictions on transfer

Magnum Hunter is relying on an exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder in connection with the offer and issuance of the Magnum Hunter Stock pursuant to the Offer. Rule 802 provides an exemption from registration in exchange offers where the target is a “foreign private issuer” under US securities laws and where, among other conditions, no more than 10% of the shares subject to the exchange offer are held by US holders.

The Magnum Hunter Stock you receive in the Offer will be freely tradeable without restriction unless (1) the shares of Magnum Hunter Stock you receive constitute “restricted securities” for purposes of the US Securities Act or (2) you are an “affiliate” of Magnum Hunter, each as described more fully below.  Shares of Magnum Hunter Stock that are restricted securities or that are held by an affiliate of Magnum Hunter will be subject to resale restrictions.

Restricted Securities

Securities acquired in a transaction exempt from the registration pursuant to Rule 802 under the US Securities Act are “restricted securities” to the same extent and proportion that securities tendered or exchanged by the holder were restricted securities. Accordingly, if your Ambassador Shares are restricted securities, then the shares of Magnum Hunter Stock you receive also will be restricted securities.

In general, “restricted securities” are securities that were acquired from the issuer or an affiliate of the issuer in a transaction not involving a public offering or were acquired pursuant to certain specified exemptions from the US Securities Act registration requirements.  Magnum Hunter expects that most, if not all, of the Ambassador Shares would not be restricted securities, and therefore that most, if not all, of the shares of Magnum Hunter Stock issued pursuant to the Offer would not be restricted securities.  If you acquired your Ambassador Shares from Ambassador or an affiliate of Ambassador in a transaction that was not subject to the US Securities Act registration requirements because it occurred outside the United States in accordance with Regulation S under the US Securities Act, your Ambassador Shares would not be restricted securities.  Similarly, if you acquired your Ambassador Shares in a transaction on ASX, they generally would not be restricted securities. However, if any Ambassador Shares are represented by a certificate that bears, or are otherwise subject to, a restrictive legend under the US Securities Act, Magnum Hunter will treat shares of Magnum Hunter Stock issued in exchange for those Ambassador Shares as restricted securities.

You should consult your legal advisors if you have questions about whether your shares of Magnum Hunter Stock will be restricted securities.

Affiliates of Magnum Hunter

An “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified person.  “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a company, whether through the ownership of voting securities, by contract, or otherwise.  Executive officers, directors and 10% stockholders of a company typically are considered to be affiliates of the company.  Magnum Hunter does not believe that any Ambassador Shareholders will be affiliates of Magnum Hunter.

Restrictions on Resale

Shares of Magnum Hunter Stock that are restricted securities may be not be resold unless they are registered under the US Securities Act or an exemption from such registration is available, such as Rule 144 under the US Securities Act.  Resales under Rule 144 would be subject to a six-month holding period running from the date restricted shares of Magnum Hunter Stock are acquired and certain other conditions.  Subject to certain limitations, holders of restricted shares of Magnum Hunter Stock may immediately resell those shares outside the United States without registration pursuant to and in compliance with Regulation S under the US Securities Act.

Any shares of Magnum Hunter Stock held by affiliates of Magnum Hunter also may be not be resold unless they are registered under the US Securities Act or an exemption from such registration is available, including pursuant to Rule 144.  Shares held by affiliates that are not restricted securities may be sold pursuant to Rule 144 without regard to the holding period but subject to certain other conditions.

If you acquire shares of Magnum Hunter Stock that are restricted securities or are an affiliate of Magnum Hunter, you should consult your legal advisors for advice on applicable resale restrictions.

3                                        Questions and answers

(1)                                 What do I need to do to trade my Consideration Stock on NYSE?

Magnum Hunter Stock is regularly traded on the NYSE. Provided that you are entitled to receive unrestricted shares of Magnum Hunter Stock upon acceptance of this Offer and are not an affiliate of Magnum Hunter, you will be eligible to trade your new Magnum Hunter Stock freely. Any holder who wishes to trade their shares of Magnum Hunter Stock will need to do so through a broker. A holder can place a trade through their broker and will receive the proceeds from the broker minus any commissions or other costs associated with the trade. Holders wishing to trade Magnum Hunter Stock should contact their broker.

Annexure B — Comparison of relevant companies and securities laws and listing rules applying to Magnum Hunter in the United States and Australia

As Magnum Hunter is a company incorporated under the laws of Delaware and whose shares are listed on NYSE, Magnum Hunter must comply with the laws of Delaware, as well as the listing rules of the NYSE.

The information below is only a summary of some of the companies and securities laws and listing rules that apply to Magnum Hunter in the United States and which may be of interest to Ambassador Shareholders in their consideration of the Offer. For comparison purposes only, a general outline of Australian laws and regulations (under the Corporations Act and ASX Listing Rules) is also set out in the 2nd column. Ambassador Shareholders should note that this is set out for comparison purposes only and Australian laws and regulations will not apply to Magnum Hunter or to Magnum Hunter Stock that is issued under the Offer. In addition, Ambassador Shareholders should note that, as Magnum Hunter is not listed on the ASX, the sections below in the “Australian Position” which refer to the ASX Listing Rules do not apply to Magnum Hunter Stock.

The information below is general in nature and is not intended to be an authoritative or complete statement of the companies or securities laws or listing rules or other regulations that are or may be applicable to Magnum Hunter or to companies incorporated in Delaware or whose shares are listed on the NYSE. The information below does not constitute legal advice and Ambassador Shareholders should consider obtaining their own professional advice on these and other companies and securities laws and listing rules and other regulations that do or may apply to Magnum Hunter and how they do or may differ to Australian companies and securities laws, regulations and listing rules.

	USA	Australian Position

Takeovers

Magnum Hunter is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of Magnum Hunter’s outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                      the transaction is approved by the board before the date the interested stockholder acquired the stock;

•                      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•                      on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested

Under Chapter 6 of the Corporations Act, a person must not acquire a Relevant Interest in voting shares of a public company of 20% or more, subject to a number of exemptions (including approval by shareholders and 3% creep every 6 months).

	USA	Australian Position

stockholder.

Section 203 defines “business combination” to include the following:

•                      any merger or consolidation involving the corporation and the interested stockholder;

•                      any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                      subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                      any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                      the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, Magnum Hunter has not opted out, and does not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire Magnum Hunter.

Compulsory Acquisition	Not applicable.

Under Chapter 6A of the Corporations Act, a person who holds a Relevant Interest in 90% or more of a class of securities in a public company may be entitled to compulsorily acquire all of the remaining securities in that class and move to 100% ownership. There are different rules that apply to a compulsory acquisition which follows a takeover bid and a compulsory acquisition which follows a person acquiring a 90% interest in securities in a class by other means.

Issue of new securities	Under Magnum Hunter’s certificate of incorporation, Magnum Hunter’s authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and	Under ASX Listing Rule 7.1, an entity listed on the ASX cannot issue securities without shareholder approval unless the shares to be issued constitute less than

USA	Australian Position

10,000,000 shares of preferred stock, par value $0.01 per share. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or NYSE listing rules.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issue of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if:

(i) the common stock has, or will have upon issue, voting power equal to or in excess of 20% of the voting power outstanding before the issue of such stock or of securities convertible into or exercisable for common stock; or

(ii) the number of shares of common stock to be issued is, or will be upon issue, equal to or in excess of 20% of the number of shares of common stock outstanding before the issue of the common stock or of securities convertible into or exercisable for common stock. This is subject to certain exceptions.

Under Section 312.03(b) of the NYSE Listed Company Manual, shareholder approval is required prior to the issue of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to certain related parties of the Company if the issue exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. This is subject to certain exceptions.

Under Section 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to an issue that will result in a change of control of the issuer.

15% of the total issued share capital of the company, or it has obtained shareholder approval to issue an additional 10% (ie 25%) of its issued capital. This 15% / 25% threshold is calculated by reference to shares on issue over a rolling 12 month period and including shares that have been issued without shareholder approval under an exemption in Listing Rule 7.2.

	USA	Australian Position

Disclosure requirements for issues of new securities

The Securities Act regulates offers and sales of securities. Section 5 of the Securities Act requires an issuer to register all offers and sales of its securities unless a valid exemption from registration is available. The registration process requires an issuer to file a registration statement covering the securities to be sold before any offers are made. The registration statement must also be declared effective by the SEC before the securities can be sold. The information required to be disclosed in the registration statement is specified in the applicable registration form.

Section 4(a)(2) of the Securities Act exempts transactions by an issuer not involving any public offering. To qualify for this exemption, which is sometimes referred to as the “private placement” exemption, the purchasers of the securities must:

•                      either have enough knowledge and experience in finance and business matters to be “sophisticated investors” (able to evaluate the risks and merits of the investment), or be able to bear the investment’s economic risk;

•                      have access to the type of information normally provided in a prospectus for a registered securities offering; and

•                      agree not to resell or distribute the securities to the public.

In general, public advertising of the offering, and general solicitation of investors, is incompatible with the non-public offering exemption.

Regulation D establishes certain safe harbors for exemption from Securities Act registration, each with its own offeree qualifications and limitations.

Rule 701 under the Securities Act exempts certain sales of securities made to compensate employees.

A public company cannot issue new securities without a disclosure document which complies with the requirements of Chapter 6D of the Corporations Act. However, there are a number of exemptions from these requirements under section 708, including:

(a)             small personal offers where the total amount raised does not exceed $2 million in a 12 month period and from no more than 20 investors;

(b)             issues to “professional investors” (as defined in section 9 of the Corporations Act);

(c)              issues to sophisticated investors, being investors who have an income of more than $250,000 per annum or assets in excess of $2,500,000, in each case, as certified by an accountant;

(d)             offers to senior managers or associates of an entity; and

(e)              offers by way of rights issues by listed entities - subject to section 708AA of the Corporations Act (including that an entity has not been suspended from trading for 5 or more days over the preceding 12 months and the entity has complied with its financial reporting requirements)

Related party transactions

Under SEC rules, public companies, such as Magnum Hunter, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant; the amount involved exceeds US $120,000; and a director, executive officer or holder of more than 5% of Magnum Hunter’s common stock has a direct or indirect material interest.

Section 314.00 of the NYSE Listed Company Manual requires that each related party transaction be reviewed and evaluated by an appropriate group within the listed company involved. While the NYSE does not specify who should review related party transactions, the NYSE believes that the Audit Committee or another comparable body might be considered as an appropriate forum for this task. Following

Under Chapter 2E of the Corporations Act and Chapter 10 of the Listing Rules, a public company cannot provide a financial benefit to a related party without shareholder approval, subject to certain exemptions, including arm’s length transactions. There are also restrictions that apply to remuneration of directors of public companies (and listed entities) particularly any termination payments under section 200 of the Corporations Act and Chapter 10 of the ASX Listing Rules

	USA	Australian Position

the review, the company should determine whether or not a particular relationship serves the best interest of the company and its shareholders and whether the relationship should be continued or eliminated.

Capital reductions	Not applicable.

Under Chapter 2J.1 of the Corporations Act, a company can reduce its capital if the reduction:

(a)             is fair and reasonable to the company’s shareholders as a whole;

(b)             does not materially prejudice creditors; and

(c)              is approved by shareholders.

In addition, there are specific forms of capital reduction, share buy-backs and financial assistance that have specific rules and restrictions under the Corporations Act and Chapter 7 of the ASX Listing Rules.

Appointment or removal of directors

Magnum Hunter’s directors are elected annually by a plurality vote of stockholders voting as a single class.

Vacancies may be filled by the remaining directors.  Each director so chosen to fill a vacancy shall hold office until a successor is elected and qualified or until resignation or removal.

Any or all of Magnum Hunter’s directors may be removed with or without cause by an affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.

Directors may be appointed to fill casual vacancies on the board by the directors of the company. However, the appointment of any director appointed by the board must be ratified by shareholders at the next annual general meeting of the company. In addition, most listed entities have provisions in their constitution requiring directors to retire at least every 3 years but that they are eligible for re-election.

Directors of a public company may only be removed by ordinary resolution of the members - the board cannot remove directors. Any such resolution of the company is subject to requirements set out in the Corporations Act (including a 60 day notice period).

Director Independence

Section 303A.01 of the NYSE Listed Company Manual requires a majority of “independent”  directors (as that term is defined by NYSE rules). Sections 303A.04-07 of the NYSE Listed Company Manual require that each of the nominating/corporate governance committee, the compensation committee and the audit committee members must be comprised of independent directors

Recommendation 2.1 of the ASX Corporate Governance Principles and Recommendations specifies that a majority of the board should be independent directors and the chair should be an independent director. Recommendation 4.2 specifies that the audit committee be composed entirely of non-executive directors and that a majority of those be independent directors.

Disclosure requirements that apply to oil and gas companies

Regulation S-K is a set of SEC rules that sets out the disclosure requirements applicable to the content of the non-financial statement portions of registration statements and other filings made by companies under the Securities Act and the Exchange Act.

If oil and gas producing activities are material to a company’s or its subsidiaries’ business operations or financial position the company must include certain disclosures required by

Listed entities are subject to continuous disclosure requirements set out in section 674 of the Corporations Act and Listing Rule 3.1 of the Listing Rules.

In addition,  Australian listed entities that are “oil and gas entities” (as defined in the Listing Rules) are subject to separate disclosure requirements under Chapter 5 of the Listing Rules, which apply to

	USA	Australian Position

	Item 1200 of Regulation S-K. The requirements for financial accounting and reporting for oil and gas producing activities are set forth in Rule 4-10 of Regulation S-X.	Ambassador.

Franking credits	Not applicable	This is a tax issue and Ambassador Shareholders should obtain independent tax advice on the Australian position regarding franking credits.

Annexure C— Announcements in relation to the Offer

10 June 2014

Intention to Make a Takeover Offer for Ambassador Oil and Gas Limited by Magnum Hunter Resources Corporation

•                                         Magnum Hunter Resources Corporation, a US corporation whose common stock is traded on the New York Stock Exchange (Magnum Hunter), announces its intention to make a conditional off-market takeover offer for Ambassador Oil and Gas Limited (Ambassador).

•                                         The Offer consideration will be one (1) share of Magnum Hunter common stock for every 27.8 Ambassador shares.

•                                         The Offer implies a value of A$0.34(6) per Ambassador share based on the closing sales price of Magnum Hunter common stock on the NYSE of US$8.84 on Monday 9 June 2014, the last trading day prior to this announcement.

•                                         The Magnum Hunter Offer represents a 20% premium to the current implied value of the offer announced by Drillsearch Energy Limited on 28 May 2014 (Drillsearch Offer) and a 74% premium to the closing price of Ambassador shares of $0.195 on Friday 23 May 2014, the trading day prior to Ambassador entering into a trading halt before the announcement of the Drillsearch Offer.

Magnum Hunter (NYSE:MHR) today announces its intention to make an off-market takeover offer, via a wholly-owned subsidiary, for all of the ordinary shares in Ambassador (Magnum Hunter Offer).

Magnum Hunter is an independent oil and natural gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. Magnum Hunter is also engaged in midstream and oil field services operations, primarily in West Virginia and Ohio.  Magnum Hunter’s common stock is listed for trading on the New York Stock Exchange and as at the close of trading on 9 June 2014 had a market capitalization of approximately US$1.75 billion.

Significant premium to Ambassador’s historical trading prices and Drillsearch Offer

The Magnum Hunter Offer represents strong value for Ambassador shareholders, and is priced at a significant premium to the Drillsearch Offer and Ambassador’s historical trading prices.

(6)  Calculated based on an exchange rate of 1.069 Australian Dollars per 1.00 US Dollar, as published by Bloomberg at approximately 5:30pm Eastern United States time on 9 June 2014.

(2) VWAPs calculated to 23 May 2014, the trading day prior to Ambassador entering a trading halt before the announcement of the Drillsearch Offer.

Ambassador shareholders will be offered one (1) share of Magnum Hunter common stock for every 27.8 Ambassador shares. The Offer implies a value of A$0.34(1) per Ambassador share based on the closing price of Magnum Hunter common stock of US$8.84 on Monday 9 June 2014, the trading day prior to this announcement.

The implied Magnum Hunter Offer price represents a substantial premium of:

•              74% to the closing price of Ambassador shares of $0.195 on Friday 23 May 2014, the trading day prior to Ambassador entering into a trading halt pending announcement of the Drillsearch Offer;

•              76% to the 3 month historical volume weighted average price (VWAP) of Ambassador shares of $0.193;

•              81% to the 6 month VWAP of Ambassador shares of $0.188;

•              86% to the 9 month VWAP of Ambassador shares of $0.183; and

•              20% to the implied value of the Drillsearch Offer as of 6 June 2014.

Magnum Hunter will seek to engage with the Board of Ambassador to obtain its support for and recommendation of the Magnum Hunter Offer given the compelling value offered to Ambassador shareholders.

Magnum Hunter in the US and the Cooper Basin

Magnum Hunter is currently active in three unconventional shale resource plays in the United States: (a) the Marcellus Shale in West Virginia and Ohio; (b) the Utica Shale in southeastern Ohio and western West Virginia; and (c) the Williston Basin/Bakken Shale in North Dakota.  Magnum Hunter is also engaged in midstream and oil field services operations, primarily in West Virginia and Ohio, related exclusively to its shale development activities in this region.

Magnum Hunter is a major shareholder of New Standard Energy Limited (New Standard), the joint venture partner of Ambassador in PEL 570 in the Cooper Basin in South Australia. Magnum Hunter acquired its equity position in News Standard in connection with a sale by Magnum Hunter of certain of its oil and gas properties in the Eagle Ford Shale in South Texas to a wholly-owned subsidiary of New Standard, in January 2014.

In determining to take an equity position in New Standard in connection with the sale transaction, Magnum Hunter was attracted to the development potential of the Cooper Basin, and PEL 570 in particular from a geological perspective. The existing midstream infrastructure within the Cooper Basin and the substantial underutilized existing and under construction LNG facilities in Australia provide a unique investment opportunity for future gas discoveries.  Magnum Hunter and New Standard have formed a strategic and technical alliance with a core focus on growing and developing New Standard’s Australian business, which alliance will be strengthened by Magnum Hunter’s acquisition of Ambassador.

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter commented:

“The Board of Directors and management team of Magnum Hunter recently made a decision to increase our exposure to a very specific region in Australia where we have already established a presence.  Our decision was made based upon a combination of factors, which include the following:  (i) geological interpretation; (ii) substantial land position (shale scale); (iii) existing infrastructure; (iv) gas price and immediate exposure to international takeaway markets; (v) and most importantly, significant upside potential for our shareholders.  We are not budgeting any cash expenditures on behalf of Magnum Hunter surrounding this investment in Australia for calendar year 2014.  We believe that the knowledge we have gained over the past five years in successfully exploring the Eagle Ford, Bakken, Marcellus and Utica Shale Plays is transferrable to the Cooper Basin of Australia.  As we have learned from our exposure to shale plays in the United States, early movers have the greatest opportunity for eventual success.”

By accepting Magnum Hunter shares in exchange for Ambassador shares, Ambassador shareholders retain exposure to the upside potential of Ambassador’s assets and also gain exposure to:

•                                         A US public oil and natural gas company focused on growing reserves, production volumes and cash flow, primarily in the Marcellus Shale and Utica Shale plays in the Appalachian Basin in West Virginia and Ohio and the Bakken Shale play in the Williston Basin in North Dakota.

•                                        Magnum Hunter’s senior management team, which has extensive energy sector experience and significant expertise in the principal operational disciplines in Magnum Hunter’s core unconventional resource plays.

•                                         Three of the top-tier shale plays in the US — the Marcellus, Utica and Bakken Shales — in which Magnum Hunter holds total net acreage of approximately 300,000 acres.

•                                         Onshore US production, with an expected 2014 exit production rate of 32,500 boe/d.

•                                         Magnum Hunter’s majority-owned midstream operations in West Virginia and Ohio, consisting primarily of a gas gathering system supporting the development of existing and anticipated future Marcellus Shale and Utica Shale acreage positions.

Impact of Transaction on Magnum Hunter’s Common Stock

Ambassador currently has approximately 142.1 million shares outstanding. At the offer ratio, Magnum Hunter plans to issue approximately 5.1 million shares of common stock in order to acquire 100% of Ambassador, equivalent to approximately 2.6% of Magnum Hunter’s outstanding shares of common stock as of 9 June 2014. Ambassador shareholders will own approximately 2.5% of the outstanding shares of common stock of Magnum Hunter as of 9 June 2014 (and pro forma for the issuance of shares pursuant to the Magnum Hunter Offer) if Magnum Hunter acquires 100% of Ambassador.

Bid Conditions

The Magnum Hunter Offer will be subject to certain terms and conditions which are summarised in Schedule 1. The full conditions to the Magnum Hunter Offer will be set out in the Bidder’s Statement which Magnum Hunter expects to dispatch to Ambassador shareholders as soon as possible. Ambassador will be required to issue a Target’s Statement to Ambassador shareholders following dispatch of Magnum Hunter’s Bidder’s Statement.

Indicative timetable

The Bidder’s Statement is expected to be lodged with ASIC, Ambassador and released to the ASX as soon as practicable and dispatched to Ambassador shareholders as soon as possible thereafter.

A Target’s Statement will also need to be dispatched by Ambassador to Ambassador shareholders in accordance with the required timetable set out in the Corporations Act 2001.

Advisors

Magnum Hunter’s legal advisers are Norton Rose Fulbright (Australia) and Bracewell & Giuliani LLP (US).

—Ends—

For further information please contact:

Magnum Hunter Resources Corporation

ir@magnumhunterresources.com

Chris Benton

Vice President, Finance and Capital Markets

+1 (0) 832-203-4539

Cham King

Assistant Vice President, Investor Relations

+1 (0) 832-203-4560

About Magnum Hunter

Magnum Hunter is an independent oil and natural gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. Magnum Hunter is currently active in three unconventional shale resource plays in the United States: (a) the Marcellus Shale in West Virginia and Ohio; (b) the Utica Shale in southeastern Ohio and western West Virginia; and (c) the Williston Basin/Bakken Shale in North Dakota. Magnum Hunter is also engaged in midstream and oil field services operations, primarily in West Virginia and Ohio. Magnum Hunter’s common stock is listed for trading on the New York Stock Exchange and as at the close of trading on 9 June 2014 had a market capitalization of approximately US$1.75 billion.  Magnum Hunter is a major shareholder of New Standard, the joint venture partner of Ambassador in PEL 570.

About Ambassador:

Ambassador Oil & Gas Limited is a diversified unconventional oil and gas exploration company with assets in Australia and the US.

PEL 570, in the Cooper Basin in South Australia, has independently identified potential gas in place of up to 20 trillion cubic feet contained in unconventional rock and coal seams. The permit is situated in the northern end of the gas prone Patchawarra trough which is characterised by low-C02 levels and higher liquids content, particularly in the northern regions of the basin. It covers 2400 km(2), is close to infrastructure and remains a key target for unconventional gas exploitation. The Cooper Basin is linked to the east coast gas market by an existing gas pipeline network providing Cooper Basin gas with direct access to Queensland Liquefied Natural Gas projects near Gladstone currently under construction and the wider Australian East coast market.

In the US, Ambassador has acquired highly prospective oil and gas exploration leases in emerging, oil prone, resource plays in Colorado. Ambassador holds a parcel of leases in Colorado totalling 3,327 net acres and has recently exercised an option to acquire a further net 9,350 acres in Colorado.

The foregoing information regarding Ambassador is derived from information in Ambassador’s public reports.

Schedule 1  -  Offer Terms and Conditions

19           Definitions:

(1)           Ambassador means Ambassador Oil and Gas Limited (ASX:AQO).

(2)           Ambassador Board means the board of directors of Ambassador.

(3)           Ambassador Group means Ambassador and each of its subsidiaries (as defined under the Corporations Act).

(4)           Ambassador Shares means a fully paid ordinary share in Ambassador.

(5)           Announcement Date means 10 June 2014, being the date of announcement of the Magnum Hunter Offer.

(6)           ASX means ASX Limited or the securities exchange operated by it (as applicable).

(7)           Corporations Act means the Corporations Act 2001 (Cth).

(8)           Encumbrance means:

(a)           a security interest;

(b)           an easement, restrictive covenant, caveat or similar restriction over property;

(c)           any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property (including a right to set off or withhold payment of a deposit or other money);

(d)           a right of any person to purchase, occupy or use an asset (including under an option, agreement to purchase, licence, lease or hire purchase);

(e)           any other thing that prevents, restricts or delays the exercise of a right over property, the use of property or the registration of an interest in or dealing with property; or

(f)           an agreement to create anything referred to above or to allow any of them to exist.

(9)           Farm-out Agreement means the farm-out agreement between Ambassador and New Standard in relation to PEL 570, announced on the ASX by Ambassador on 10 December 2013.

(10)         Magnum Hunter means Magnum Hunter Resources Corporation (NYSE:MHR).

(11)         Magnum Hunter Group means Magnum Hunter and each of its subsidiaries (as defined under the Corporations Act).

(12)         New Standard means New Standard Energy Limited. (ASX:NSE).

(13)         Offers means the Magnum Hunter Offer and each of the other offers made by a wholly-owned subsidiary of Magnum Hunter in the same terms for Ambassador Shares and includes a reference to those offers as varied in accordance with the Corporations Act.

(14)         Offer Period means the period commencing on 23 June 2014 and ending at 7:00pm (Sydney time) on 23 July 2014.

(15)         Public Authority means any government or any governmental, semi-governmental, administrative, statutory or judicial entity, authority or agency, whether in Australia or elsewhere, including the ACCC (but excluding the Takeovers Panel, ASIC and any court that hears or determines proceedings under section 657G or proceedings commenced by a person specified in section 659B(1) of the Corporations Act in relation to the Takeover Bid). It also includes any self-regulatory organisation established under statute or any stock exchange.

(16)         Takeover Bid means the takeover bid constituted by the Offers.

20           Conditions:

(a)           Minimum acceptance condition

Before the end of the Offer Period, Magnum Hunter (or its wholly owned subsidiary) has a relevant interest in more than 50.1% (by number) of the Ambassador Shares on issue at that time.

(b)           No prescribed occurrences

None of the following events happens during the period beginning on the Announcement Date and ending at the end of the Offer Period:

(i)            Ambassador converts all or any of its shares into a larger or smaller number of shares;

(ii)           Ambassador or a subsidiary of Ambassador resolves to reduce its share capital in any way;

(iii)          Ambassador or a subsidiary of Ambassador:

(A)          enters into a buy-back agreement; or

(B)          resolves to approve the terms of a buy-back agreement under section 257C(1) or 257D(1) of the Corporations Act;

(iv)          Ambassador or a subsidiary of Ambassador issues shares or grants an option over its shares, or agrees to make such an issue or grant such an option;

(v)           Ambassador or a subsidiary of Ambassador issues, or agrees to issue, convertible notes;

(vi)          Ambassador or a subsidiary of Ambassador disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(vii)         Ambassador or a subsidiary of Ambassador grants, or agrees to grant, a security interest in the whole, or a substantial part, of its business or property;

(viii)        Ambassador or a subsidiary of Ambassador resolves to be wound up;

(ix)          a liquidator or provisional liquidator of Ambassador or of a subsidiary of Ambassador is appointed;

(x)           a court makes an order for the winding up of Ambassador or of a subsidiary of Ambassador;

(xi)          an administrator of Ambassador, or of a subsidiary of Ambassador, is appointed under section 436A, 436B or 436C of the Corporations Act;

(xii)         Ambassador or a subsidiary of Ambassador executes a deed of company arrangement; or

(xiii)        a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Ambassador or of a subsidiary of Ambassador.

(c)           No material adverse change to Ambassador

During the period beginning on the Announcement Date and ending at the end of the Offer Period, no event or series of related events occurs which has or is likely to have a material adverse effect on the assets and liabilities, financial position and performance, profitability or prospects of the Ambassador Group taken as a whole, including:

(i)            any event or series of related events which has or is likely to have the effect of diminishing the consolidated net assets of the Ambassador Group as set out in the consolidated balance sheet of Ambassador at 31 December 2013 by at least $500,000; or

(ii)           termination or frustration of the Farm-out Agreement,

but does not include:

(iii)          any matter, event, circumstance or change directly resulting from any actions taken (or omitted to be taken) following and in accordance with a written request from Magnum Hunter or with Magnum Hunter’s written consent; or

(iv)          any matter, event or circumstance arising from changes in economic or business conditions which impact on Ambassador and its competitors in a similar manner.

(d)           No regulatory action

During the period beginning on the Announcement Date and ending at the end of the Offer Period:

(i)            there is not in effect any preliminary or final decision, order or decree issued by a Public Authority;

(ii)           no action or investigation is instituted, or threatened, by any Public Authority with respect to Ambassador or any subsidiary of Ambassador; and

(iii)          no application is made to any Public Authority (other than an application by any company within the Magnum Hunter Group, an application under section 657G of the Corporations Act or an application commenced by a person specified in section 659B(1) of the Corporations Act in relation to the Takeover Bid), in consequence of, or in conjunction with, the Takeover Bid, which restrains, prohibits or impedes or threatens to restrain, prohibit or impede, or may otherwise materially adversely impact upon, the making of the

Takeover Bid or the completion of any transaction contemplated by this Announcement or the Bidder’s Statement or seeks to require the divestiture by Magnum Hunter of any Ambassador Shares, or the divestiture of any assets by a company within the Ambassador Group.

(e)           Conduct of business

None of the following events happens (each, a Prohibited Transaction) during the period beginning on the Announcement Date and ending at the end of the Offer Period:

(i)            a company within the Ambassador Group:

(A)          acquires or disposes of;

(B)          agrees to acquire or dispose of; or

(C)          offers, proposes, announces a bid or tenders for, any business, asset, interest in a joint venture, entity or undertaking, the value of which exceeds $500,000;

(ii)           a company within the Ambassador Group creates any Encumbrance over the whole or a substantial part of its business or property (other than a lien which arises by operation of law or legislation securing an obligation not yet due and consistent with past practice);

(iii)          any person is appointed to the Ambassador Board, other than those nominated by Magnum Hunter;

(iv)          a company within the Ambassador Group:

(A)          increases the remuneration of, or otherwise varies the employment arrangements with, any of its directors or employees; or

(B)          accelerates the rights of any of its directors or employees to compensation or benefits of any kind,

other than as a result of contracted arrangements that are consistent with past practice and in effect as at 1 May 2014;

(v)           a company within the Ambassador Group pays any of its directors or employees a termination or retention payment;

(vi)          a company within the Ambassador Group:

(A)          enters into any contract or commitment involving revenue or expenditure by the Ambassador Group of more than $500,000 over the term of the contract or commitment;

(B)          terminates or amends in a material manner any contract material to the conduct of the Ambassador Group’s business or which involves revenue or expenditure of more than $500,000 over the term of the contract;

(C)          waives any material third party default; or

(D)          accepts as a settlement or compromise of a material matter (relating to an amount in excess of $500,000) less than the full compensation due to the Ambassador Group;

(vii)         a company within the Ambassador Group undertakes or agrees to undertake capital expenditure in excess of $500,000 in aggregate;

(viii)        a company within the Ambassador Group enters into or resolves to enter into a transaction with any related party of Ambassador as defined in section 228 of the Corporations Act; or

(ix)          a company within the Ambassador Group borrows or agrees to borrow any money, but a Prohibited Transaction does not include any matter, the undertaking of which Magnum Hunter has approved in writing.

(f)           No other party has acquired control

During the period beginning on the Announcement Date and ending at the end of the Offer Period, no party other than a member of the Magnum Hunter Group has acquired a relevant interest in more than 45% (by number) of the issued shares of Ambassador.

Magnum Hunter Increases Ambassador Offer Consideration and Declares Offer Unconditional

•                  Magnum Hunter announces increased offer consideration of 1 share of Magnum Hunter common stock for every 23.6 Ambassador Shares held, which represents A$0.38(7) per Ambassador Share, and declares offer unconditional

•                  Share Sale Facility to be made available to Ambassador Shareholders to elect to receive cash instead of Magnum Hunter stock

•                  Magnum Hunter’s Bidder’s Statement to be released this week

•                  Ambassador Shareholders advised to take NO ACTION in relation to Drillsearch Offer until release of Magnum Hunter Bidder’s Statement and recommendation regarding Magnum Hunter Offer by the Ambassador Board

•                  Magnum Hunter intends to make application to Takeovers Panel

Magnum Hunter Resources Corporation (Magnum Hunter) today announces an increased offer for all of the ordinary shares in Ambassador Oil and Gas Limited (Ambassador). The increased offer consideration is 1 Magnum Hunter share of common stock for every 23.6 Ambassador Shares held, which represents a price of A$0.38(1) per Ambassador Share based on the closing price of Magnum Hunter common stock on 16 June 2014 on the New York Stock Exchange. Magnum Hunter has also declared its offer unconditional.

In addition, Magnum Hunter announces that Ambassador Shareholders who prefer to receive cash rather than Magnum Hunter stock will be able to elect to participate in a sale facility (Sale Facility). Under the Sale Facility, the Magnum Hunter stock that would otherwise be issued to the Ambassador Shareholders will be issued to a nominee who will arrange for the sale of the Magnum Hunter stock and remit the cash proceeds to the Ambassador Shareholders who so elect net of any customary costs and expenses.

The implied revised Magnum Hunter Offer price represents a substantial premium of:

•                  15% to the implied value of the Revised Offer of Drillsearch Energy Limited (Revised Drillsearch Offer) (8) as of 16 June 2014;

•                  95% to the closing price of Ambassador shares of A$0.195 on Friday 23 May 2014, the trading day prior to Ambassador entering into a trading halt pending announcement of the Initial Drillsearch Offer;

•                  97% to the 3 month historical volume weighted average price (VWAP) of Ambassador shares of A$0.193 to 23 May 2014;

•                  102% to the 6 month VWAP of Ambassador shares of A$0.188 to 23 May 2014; and

•                  108% to the 9 month VWAP of Ambassador shares of A$0.183 to 23 May 2014.

(7)  Based on a Magnum Hunter share price of US$8.43 per share as at close of trade on Monday 16 June 2014 and an AUD USD exchange rate of 0.9401 as at 5pm Eastern Daylight Time on Monday 16 June 2014.

(8)  Based on Drillsearch’s closing share price of A$1.51 per share on Monday 16 June 2014.

Magnum Hunter notes the announcement made by Drillsearch Energy Limited (Drillsearch) yesterday and believes that the revised Magnum Hunter Offer is superior to the Revised Drillsearch Offer. Magnum Hunter believes its common stock represents a more attractive investment than Drillsearch ordinary shares. In particular (and based on publicly available information regarding Drillsearch):

•                  Magnum Hunter’s average daily production rate for the quarter ended 31 March 2014 was 86% higher than that of Drillsearch;

•                  Current market capitalization of Magnum Hunter is more than two-and-a-half times greater than that of Drillsearch;

•                  Current enterprise value of Magnum Hunter is over four times greater than that of Drillsearch;

•                  Current liquidity position at Magnum Hunter of US$208 million, or 1.4 times greater than that of Drillsearch;

•                  Diversified asset base at Magnum Hunter in three of the most prolific basins in the United States compared to Drillsearch’s geographically concentrated single-basin asset portfolio; and

•                  2014 year-to-date average daily trading volume of Magnum Hunter common stock is approximately twice that of Drillsearch in terms of volume, and eleven times larger in terms of dollar value.

Application to Takeovers Panel

Magnum Hunter notes the announcement by Ambassador at 12.59pm yesterday that shareholders who collectively hold approximately 26.43% of Ambassador’s Shares,and both David Shaw (Non-Executive Chairman of Ambassador) and Guistino Guglielmo (Managing Director of Ambassador) (representing approximately 6.34% of Ambassador’s Shares), have accepted the revised Drillsearch offer.

Magnum Hunter is concerned that such actions have denied Ambassador Shareholders the opportunity to participate in the improved Magnum Hunter offer, and have delivered control of Ambassador to Drillsearch to the detriment of Ambassador Shareholders. Magnum Hunter is concerned that such acceptances have not taken place in an efficient, competitive and informed market and are inconsistent with the actions that would normally be associated with achieving the best possible outcome for Ambassador Shareholders. Consequently, Magnum Hunter intends to make an application to the Takeovers Panel in relation to these circumstances.

Advisors

Magnum Hunter’s legal advisers are Norton Rose Fulbright (Australia) and Bracewell & Giuliani LLP (US).

Ends

For further information please contact:

Chris Benton

Vice President, Finance and Capital Markets

+1 (0) 832-203-4539

Cham King

Assistant Vice President, Investor Relations

+1 (0) 832-203-4560

ir@magnumhunterresources.com

Annexure D — Ambassador Announcements since 23 May 2014

Date	Headline
20/06/2014	TOV: AQO Panel Makes Interim Orders
19/06/2014	TOV: AQO Panel Receives Application
19/06/2014	Notice to Ambassador Shareholders
17/06/2014	Takeover - Record Date Notice
17/06/2014	Appendix 3Y - Change in Director Interest
17/06/2014	Appendix 3Y - Change in Director Interest
17/06/2014	Notice to Ambassador Shareholders
17/06/2014	Change in substantial holding from DLS
17/06/2014	Magnum Hunter Increases Ambassador Offer Consideration
17/06/2014	Magnum Hunter Increases Ambassador Offer Consideration
16/06/2014	DLS: Notice of despatch of Bidder’s Statement
16/06/2014	Increased Offer from DLS
16/06/2014	Trading Halt
16/06/2014	DLS: Drillsearch announces increased offer for Ambassador Oil
12/06/2014	Notice of change of interests of substantial holder from DLS
12/06/2014	DLS: Completion of Purchase of Shares in AQO
12/06/2014	DLS: Bidder’s Statement
10/06/2014	Notice to Ambassador Shareholders
10/06/2014	Intention to make a takeover bid by Magnum Hunter
04/06/2014	Response to ASX Aware Query
30/05/2014	Form 603 Notice of Initial Substantial Holder from DLS
30/05/2014	DLS: Proposed Ambassador Acquisition Presentation
29/05/2014	Appendix 3Y - Change in Director Interests
28/05/2014	Directors Intention Statement
28/05/2014	DLS: Agrees to Acquire Ambassador Oil and Gas
28/05/2014	Recommended Takeover of Ambassador by Drillsearch
26/05/2014	Trading Halt Request
26/05/2014	Trading Halt